Commission File Number: 30-246



                       SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549-1004



                                    FORM U5S

                                  ANNUAL REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 2002



       Filed pursuant to the Public Utility Holding Company Act of 1935 by


                               NORTHEAST UTILITIES


        174 Brush Hill Avenue, West Springfield, Massachusetts 01090-0010

                               (Corporate Address)

                  Selden Street, Berlin, Connecticut 06037-1616

                            (Principal Headquarters)

                               NORTHEAST UTILITIES

                             FORM U5S ANNUAL REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 2002


                                TABLE OF CONTENTS
                                -----------------



ITEM                                                                       PAGE
----                                                                       ----

1.   System Companies and Investments Therein.............................    2

2.   Acquisitions or Sales of Utility Assets..............................    8

3.   Issue, Sale, Pledge, Guarantee, or Assumption of
     System Securities....................................................    9

4.   Acquisition, Redemption or Retirement of System
     Securities...........................................................    9

5.   Investments in Securities of Nonsystem
     Companies............................................................   11

6.   Officers and Directors...............................................   13

7.   Contributions and Public Relations...................................   47

8.   Service, Sales and Construction Contracts............................   47

9.   Wholesale Generators and Foreign Utility
     Companies............................................................   48

10.  Financial Statements and Exhibits....................................   51

     Independent Auditors' Consent........................................  F-1

     Signature............................................................  F-5

ITEM 1.    SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002


                                                                                                Number of                % of
Tier       Name of Company (Company Abbreviation)                                             Shares Owned           Voting Power
----       --------------------------------------                                             ------------           ------------

           Northeast Utilities (NU) (a)
   1         The Connecticut Light and Power Company (CL&P) (b) (h)                              6,035,205               100%
   2           CL&P Receivables Corporation (CRC)                                                      100               100%
   2           CL&P Funding LLC                                                                          -               100%
   1         Public Service Company of New Hampshire (PSNH) (b)                                        301               100%
   2           Properties, Inc.                                                                        200               100%
   2           PSNH Funding LLC                                                                          -               100%
   2           PSNH Funding LLC 2                                                                        -               100%
   1         Western Massachusetts Electric Company (WMECO) (b)                                    434,653               100%
                  Unsecured Debt (Note B)                                                                -                -
   2           WMECO Funding LLC                                                                         -               100%
   1         North Atlantic Energy Corporation (NAEC)                                                    6               100%
   1         North Atlantic Energy Service Corporation (NAESCO)*                                     1,000               100%
   1         Holyoke Water Power Company (HWP)                                                     480,000               100%
                  Unsecured Debt (Note B)                                                                -                -
   2           Holyoke Power and Electric Company (HP&E)                                             4,850               100%
   1         Yankee Energy System, Inc. (YES)                                                        1,000               100%
   2           Yankee Gas Services Company (Yankee Gas)                                              1,000               100%
                   Unsecured Debt (Note B)                                                               -                -
   2           Norconn Properties, Inc. (Norconn)                                                      200               100%
                   Unsecured Debt (Note B)                                                               -                -
   2           Yankee Energy Services Company (YESCO)                                                  200               100%
   2           Yankee Energy Financial Services Company (YEFSCO)                                       200               100%
                   Unsecured Debt (Note B)                                                               -                -
   2           Housatonic Corporation*                                                                 100               100%
   2           R.M. Services, Inc. (RMS) (d)                                                         1,000               10%
   1         Northeast Utilities Service Company (NUSCO)                                                 -               100%
   1         NU Enterprises, Inc. (NUEI)                                                                89               100%
   2           Northeast Generation Company (NGC)                                                        6               100%
   2           Northeast Generation Services Company (NGS)                                             100               100%
                   Unsecured Debt (Note B)                                                               -                -
   3             E.S. Boulos Company (Boulos)                                                          100               100%
   3             NGS Mechanical, Inc.                                                                  100               100%
   3             Woods Electrical Co., Inc.                                                            100               100%
                   Unsecured Debt (Note B)                                                               -                -
   2           Select Energy Portland Pipeline, Inc. (g)                                                 -                -
   2           Mode 1 Communications, Inc.                                                             100               100%
   2           Woods Network Services, Inc.                                                            100               100%
                   Unsecured Debt (Note B)                                                               -                -
   2           Select Energy, Inc. (Select Energy)                                                     100               100%
                   Unsecured Debt (Note B)                                                               -                -
   3             Select Energy New York, Inc. (SENY)                                                10,000               100%
                   Unsecured Debt (Note B)                                                               -                -
   2           Select Energy Services, Inc. (SESI)                                                     100               100%
                   Unsecured Debt (Note B)                                                               -                -
   3             Select Energy Contracting, Inc.                                                       100               100%
   3             Reeds Ferry Supply Co., Inc.                                                          100               100%
   3             HEC/Tobyhanna Energy Project, Inc.                                                    100               100%
   3             HEC/CJTS Energy Center LLC                                                              -               100%
   1         The Quinnehtuk Company                                                                  3,500               100%
                   Unsecured Debt (Note B)                                                               -                -
   1         The Rocky River Realty Company (RRR)                                                      100               100%
                   Unsecured Debt (Note B)                                                               -                -
   1         Northeast Nuclear Energy Company (NNECO)*                                               1,500               100%
*Inactive.

ITEM 1.    SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002

  Issuer              Owner's
Book Value          Book Value
 (000's)              (000's)                    Type of Business
 -------              -------                    ----------------

                                        Registered Holding Company
  $695,842            $695,842          Electric Utility
   258,423             258,423          Special Purpose Entity (SPE)
     7,193               7,193          SPE
   321,830             321,830          Electric Utility
     6,009               6,009          Real Estate (c)
     3,126               3,126          SPE
       251                 251          SPE
   157,960             157,960          Electric Utility
    85,900              85,900
       776                 776          SPE
    21,338              21,338          Electric Utility
        14                  14          Service Company
     6,224               6,224          Electric Utility
     9,600               9,600
       117                 117          Electric Utility
   527,066             527,066          Intermediate Holding Company
   502,963             502,963          Gas Utility
    66,000              66,000
       390                 390          Real Estate (c)
       300                 300
     4,959               4,959          Rule 58 Energy-Related Company
     1,477               1,477          Financial Services
     3,200               3,200
      (192)               (192)         *
    12,486              12,486          Receivables Services (d)
         1                   1          Service Company
   546,215             546,215          Intermediate Holding Company
   438,681             438,681          Exempt Wholesale Generator
    15,545              15,545          Rule 58 Energy-Related Company
    18,500              18,500
    13,660              13,660          Rule 58 Energy-Related Company
         8                   8          Rule 58 Energy-Related Company
     4,892               4,892          Rule 58 Energy-Related Company  (e)
     4,450               4,450
         -                   -          (g)
    12,003              12,003          Exempt Telecommunications Company
     2,873               2,873          Exempt Telecommunications Company (f)
     4,150               4,150
    35,929              35,929          Rule 58 Energy-Related Company
   168,200             168,200
    34,199              34,199          Rule 58 Energy-Related Company
    20,699              20,699
    31,031              31,031          Energy Services Company
     6,450               6,450
    16,780              16,780          Rule 58 Energy-Related Company
       (42)                (42)         Rule 58 Energy-Related Company
       707                 707          SPE, Rule 58 Energy-Related Company
         1                   1          SPE, Rule 58 Energy-Related Company
    (2,598)             (2,598)         Real Estate (c)
     4,000               4,000
       878                 878          Real Estate (c)
    32,650              32,650
    16,216              16,216          Service Company

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (CONTINUED)


                                                                                                Number of                % of
Tier       Name of Company (Company Abbreviation)                                             Shares Owned           Voting Power
----       --------------------------------------                                             ------------           ------------

   1         Charter Oak Energy, Inc. (COE)*                                                        100                  100%
   2            Charter Oak Argentina II Corporation (g)                                              -                   -
   2            Charter Oak Ave Fenix Corporation (g)                                                 -                   -
   2            Charter Oak Development Corporation (g)                                               -                   -


*Inactive.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (CONTINUED)

  Issuer              Owner's
Book Value          Book Value
 (000's)              (000's)                    Type of Business
 -------              -------                    ----------------

    269                  269                            *
      -                    -                           (g)
      -                    -                           (g)
      -                    -                           (g)

(a) For information regarding NU's investment in the hydro-transmission companies see Note A to Item 1.

(b) For information regarding CL&P's, PSNH's and WMECO's investments in regional nuclear generating companies see Note A to Item 1.

(c) Constructs, acquires or leases some of the property and facilities used by one or more of NU's subsidiaries.

(d) On June 30, 2001, RMS was sold to a management group and YES exchanged its 100 percent common stock ownership for preferred securities having a 10 percent common stock equivalent voting interest.

(e) On July 31, 2002, NGS completed the acquisition of the assets of Woods Electrical Co., Inc. (Woods Electrical), a company engaged in electrical contracting services, located in Farmington, Connecticut.

         The assets of Woods Electrical were acquired through a new Connecticut corporation called NGS Acquisition, Inc. Following the release of the rights to the name of the company, on August 9, 2002, an amendment to the Certificate of Incorporation for NGS Acquisition, Inc. was filed with the Connecticut Secretary of State to change the name of this company to Woods Electrical Co., Inc. Woods Electrical is a wholly-owned subsidiary of NGS. 100 shares of common stock, no par value, were issued to NGS for $100 per share on July 30, 2002. This company will also be registered to do business in Maine, Massachusetts and New Hampshire.

(f) On July 31, 2002, NUEI completed the acquisition of the assets of Woods Network Services, Inc. (Woods Network Services), a company engaged in the design, integration and implementation of voice, data, video, audio and other low-voltage control systems, located in Farmington, Connecticut.

         The assets of Woods Network Services were acquired through a new Connecticut corporation called NGS Telecommunications, Inc. Following the release of the rights to the name of the company, on August 9, 2002, an amendment to the Certificate of Incorporation for NGS Telecommunications, Inc., was filed with the Connecticut Secretary of State to change the name of this company to Woods Network Services, Inc. Woods Network Services is a wholly-owned subsidiary of NUEI. One hundred shares of common stock, no par value, were issued to NUEI for $100 per share on July 30, 2002. This company will also be registered to do business in Maine, Massachusetts and New Hampshire.

(g)      Dissolved on October 28, 2002.

(h) CL&P has three inactive subsidiaries not listed in this table, The Connecticut Steam Company, The Nutmeg Power Company and Electric Power Incorporated.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (CONTINUED)

Note A: The following are CL&P's, PSNH's and WMECO's total investments in regional nuclear generating companies and NU's investments in New England Hydro-Transmission Electric Company, Inc. and New England Hydro-Transmission Corporation:

                                                                          No. of            %          Carrying
                                                                          Common           of           Value
                                                                          Shares          Voting          to
Name of Owner                Name of Issuer                               Owned           Power         Owners
-------------                --------------                               -----           -----         ------
                                                                                                        (000's)
The Connecticut Light and Power Company:

  Connecticut Yankee Atomic Power Co. (a)(b)                              120,750          34.5%        $20,121
  Maine Yankee Atomic Power Co. (a)(b)                                     44,196          12.0           6,917
  Vermont Yankee Nuclear Power Corp. (a)(c)(d)                             37,242          10.1           5,171
  Yankee Atomic Electric Co. (a)(b)                                         1,879          24.5               -

Public Service Company of New Hampshire:

  Connecticut Yankee Atomic Power Co. (a)(b)                               17,500           5.0           3,118
  Maine Yankee Atomic Power Co. (a)(b)                                     18,415           5.0           2,823
  Vermont Yankee Nuclear Power Corp. (a)(c)(d)                             15,681           4.3           2,104
  Yankee Atomic Electric Co. (a)(b)                                           537           7.0               -

Western Massachusetts Electric Company:

  Connecticut Yankee Atomic Power Co. (a)(b)                               33,250           9.5           5,531
  Maine Yankee Atomic Power Co. (a)(b)                                     11,049           3.0           1,737
  Vermont Yankee Nuclear Power Corp. (a)(c)(d)                              9,800           2.6           1,367
  Yankee Atomic Electric Co. (a)(b)                                           537           7.0               -

Total System Investment:

  Connecticut Yankee Atomic Power Co. (a)(b)                              171,500          49.0          28,770
  Maine Yankee Atomic Power Co. (a)(b)                                     73,660          20.0          11,477
  Vermont Yankee Nuclear Power Corp. (a)(c)(d)                             62,723          17.0           8,642
  Yankee Atomic Electric Co. (a)(b)                                         2,953          38.5               -

Northeast Utilities:

  New England Hydro-Transmission
    Electric Company, Inc. (a)                                            594,776          22.66          8,196
  New England Hydro-Transmission Corp. (a)                                  2,397          22.66          3,805

(a) These investments are variable interest entities under FASB Interpretation No. 46.

(b) Yankee Atomic Electric Co.'s, Connecticut Yankee Atomic Power Co.'s and Maine Yankee Atomic Power Co.'s nuclear power plants were shut down permanently on February 26, 1992, December 4, 1996, and August 6, 1997, respectively.

(c) On July 31, 2002, Vermont Yankee Nuclear Power Corporation (VYNPC) consummated the sale of its nuclear generating plant to a subsidiary of Entergy Corporation (Entergy) for approximately $180 million. As part of the sale, Entergy assumed responsibility for decommissioning VYNPC's nuclear generating unit. Under the terms of the sale, CL&P, PSNH and WMECO will continue to buy approximately 16 percent of the plant's output through March 2012 at a range of fixed prices.

(d) The ownership interests of CL&P, PSNH and WMECO in VYNPC increased slightly in early 2002 when VYNPC redeemed the stock owned by certain Vermont municipal electric systems which had previously owned about five percent of VYNPC's stock.

Note B: This table represents all system money pool borrowings and NU Parent advances at December 31, 2002.

                                        System Money Pool                          Principal           Issuer          Owner's
Name of Company                      and NU Parent Advances                       Amount Owed        Book Value       Book Value
---------------                      ----------------------                       -----------        ----------       ----------
                                                                                               (Thousands of Dollars)
WMECO                                1.2% System Money Pool                          $ 85,900         $ 85,900         $ 85,900

HWP                                  Variable Rate, Payable Upon Demand (a)             9,600            9,600            9,600

Yankee Gas                           1.2% System Money Pool                            66,000           66,000           66,000

Norconn                              1.2% System Money Pool                               300              300              300

YEFSCO                               1.2% System Money Pool                             3,200            3,200            3,200

NGS                                  1.2% System Money Pool                            13,500           13,500           13,500
                                     7.25% Payable Upon Demand                          5,000            5,000            5,000
                                                                                    ----------       ----------       ----------
                                                                                       18,500           18,500           18,500
                                                                                    ----------       ----------       ----------

Woods Electrical Company             7.25% Payable Upon Demand                          4,450            4,450            4,450

Woods Network Services               7.25% Payable Upon Demand                          4,150            4,150            4,150

Select Energy                        1.2% System Money Pool                           168,200          168,200          168,200

SENY                                 Variable Rate, Payable Upon Demand (a)            20,699           20,699           20,699

SESI                                 1.2% System Money Pool                             6,450            6,450            6,450

The Quinnehtuk Company               1.2% System Money Pool                             4,000            4,000            4,000

RRR                                  1.2% System Money Pool                            27,650           27,650           27,650
                                     7.25% Payable Upon Demand                          5,000            5,000            5,000
                                                                                    ----------       ----------       ----------
                                                                                       32,650           32,650           32,650
                                                                                    ----------       ----------       ----------

(a) Interest rate is based on the 3-month Eurodollar plus applicable margin. The interest rate at December 31, 2002 was 2.23 percent.

ITEM 2.    ACQUISITIONS OR SALES OF UTILITY ASSETS

On November 1, 2002, CL&P and NAEC consummated the sale of their 40.04 percent combined ownership interest in Seabrook Station (Seabrook) to a subsidiary of FPL Group, Inc. NU received approximately $367 million of total cash proceeds from the sale of Seabrook. The sale was exempt from SEC approval under Section 3(C)(B) of the Public Utility Holding Company Act of 1935.

In November 2002, Yankee Gas sold its Bethel Service Building for total consideration of $3.4 million.

ITEM 3.    ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

Descriptions of transactions involving the issue, sale, pledge, guarantee, or assumption of system securities, including short-term borrowings, have been filed pursuant to Rule 24, with the exception of certain NU guarantees incident to the procurement of surety bonds and the issue of certain securities, as described below.

In the ordinary course of their businesses, the NU subsidiary companies are required to provide surety or performance bonds. From time to time, NU guarantees the payment of such a bond by its subsidiary through the indemnification of the surety company or agency which has agreed to provide the bond. NU's guarantee of these surety bonds is exempt from the provisions of
Section 12(b) of the Public Utility Holding Company Act of 1935, pursuant to Rule 45(b)(6) thereunder. As of December 31, 2002, NU had $9.9 million of such guarantees outstanding, which was the highest amount outstanding during 2002.

In addition, information relating to the following issuances has been filed on Form U-6B-2 in accordance with Rule 52:

1. On September 9, 2002, The Connecticut Light and Power Company, the Bank of New York and certain participating banks therein named amended the Standby Bond Purchase Agreement dated October 24, 2000, to extend its expiration date to October 21, 2003. Form U-6B-2 for this transaction was filed on September 11, 2002.

ITEM 4.    ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (1)


                                                              Amounts Acquired
                                                  ----------------------------------------
                                                     No. of
                                                    Shares or
Name of Issuer and Title of Issue                 Principal Amount           Consideration
---------------------------------                 ----------------           -------------

Select Energy Services, Inc.

Other Notes/Agreements -
 8.23%  ABB Energy Capital                         $  6,752,769               $  6,752,769
 9.24%  ABB Energy Capital                              876,204                    876,204
 6.25%  BFL Series 2002A                             12,631,000                 12,631,000
 7.69%  Hannie Mae, LLC                              24,297,192                 24,297,192
 7.37%  Hannie Mae, LLC                               3,090,846                  3,090,846
                                                   -------------              -------------
                                                   $ 47,648,011               $ 47,648,011
                                                  ==============             ==============

NU Parent

Other Notes/Agreements -
 7.25%  Amortizing Note                            $263,000,000               $263,000,000
                                                  ==============             ==============

ITEM 4.    ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (1)
           (CONTINUED)

                                                        Amounts Retired/Debt Repayment
                                                        ------------------------------
                                                     No. of
                                                    Shares or
Name of Issuer and Title of Issue                 Principal Amount           Consideration
---------------------------------                 ----------------           -------------

Northeast Generation Company

Other Notes/Agreements -
 4.998% Series A                                   $ 24,000,000               $ 24,000,000
                                                  ==============             ==============

NU Parent

Other Notes/Agreements -
 8.58%    Series A Note                            $ 17,000,000               $ 17,000,000
 8.38%    Series B Note                               6,000,000                  6,000,000
 Variable Rate Note                                 263,000,000                263,000,000
                                                  --------------             --------------
                                                   $286,000,000               $286,000,000
                                                  ==============             ==============

The Rocky River Realty Company

Other Notes/Agreements -
 7.875% Installment Note (2)                       $  1,468,000               $  1,468,000
 6.620% Mortgage Note                                    90,249                     90,249
 8.810% Series A Note (3)                             1,177,246                  1,177,246
                                                  --------------             --------------
                                                   $  2,735,495               $  2,735,495
                                                  ==============             ==============

HEC/Tobyhanna Energy Project, Inc.

Other Notes/Agreements -
 7.625% First Union Bank/John Hancock              $    988,000               $    988,000
                                                  ==============             ==============

Yankee Energy System, Inc.

First Mortgage Bonds -
 10.07% Series A-E                                  $   950,000               $    950,000
                                                  ==============             ==============

Other Notes/Agreements
 6.24% NorConn Properties,
  Inc. - Series A-B                                 $   100,000               $    100,000
                                                  ==============             ==============

(1) For acquisitions, redemptions or retirements of system securities, other than preferred stock, all transactions exempt pursuant to Rule 42(b)(2) or (4).
(2) Unsecured.
(3) Secured.

ITEM 5.    INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

Name of Owner(1)               Name of Issuer                 Security Owned
----------------               --------------                 --------------

Western Massachusetts          Massachusetts Mutual           Note
Electric Company               Life Insurance
                               (Insurance)

Public Service Company         Amoskeag Industries, Inc.      Stock
of New Hampshire               (Manufacturer)

Northeast Utilities            Connecticut Seed               Limited
(Parent)                       Ventures, Ltc.                 Partnership
                               (Venture Capital)              Interest

11 Subsidiaries (2)            Various                        Stock,
                                                              Debentures
                                                              and Notes

Mode 1 Communications,         NEON Communications, Inc.      Stock
Inc.                           (Telecommunications)

NU Enterprises, Inc.           Acumentrics Corporation        Stock
                               (Energy Related)

Yankee Energy                  BMC Energy LLC                 Note
System, Inc.                   (Energy Related)

ITEM 5.    INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES
           (CONTINUED)

                                                        % of         Carrying
                                  Number of             Voting       Value to
Name of Owner                 Shares/Book Value         Power         Owners
-------------                 -----------------         ------       --------
                                                                      (000's)

Western Massachusetts                 -                    -          $   190
Electric Company                                                     =========


Public Service Company            1,000 shares             -          $   100
of New Hampshire                                                     =========


Northeast Utilities                   -                    -          $    14
(Parent)                                                             =========


11 Subsidiaries (2)                   -                    -          $11,986
                                                                     =========

Mode 1 Communications,          1,551,000 shares          7%          $ 5,000
Inc.                                                                 =========


NU Enterprises, Inc.             500,000 shares           5%          $ 7,500
                                                                      =======

Yankee Energy                    $4.7 million              -          $ 4,700
Systems, Inc.                        note                             =======


(1) Recorded at cost on owners' books. Partnership interests are accounted for under the equity method of accounting.

(2) CL&P, WMECO, HWP, The Quinnehtuk Company, NUSCO, NU Parent, PSNH, Yankee Energy System, NUEI, SESI and RRR.

ITEM 6.    OFFICERS AND DIRECTORS

Part I.    As of December 31, 2002

1. The following is a list of the names and principal business addresses of the individuals who are Trustees of Northeast Utilities (NU), but who are not officers or directors of any other NU system company. The names of the officers and directors of system companies appear in Section 2 below.


       Mr. Richard H. Booth                         Elizabeth T. Kennan
       Hartford Steam Boiler Inspection             c/o Northeast Utilities
         & Insurance Company                        P.O. Box 270
       One State Street                             Hartford, CT  06141-0270
       Hartford, CT 06102

       Cotton Mather Cleveland                      Robert E. Patricelli
       Mather Associates                            Womens Health USA, Inc.
       75 Newport Road, Suite 208                   and Evolution Benefits, Inc.
       New London, NH   03257                       22 Waterville Road
                                                    Avon, CT   06001

       Sanford Cloud, Jr.                           John F. Swope
       The National Conference for                  c/o Northeast Utilities
       Community and Justice                        P. O. box 270
       475 Park Avenue South, 19th Floor            Hartford, CT  06141-0270
       New York, NY 10016

       Mr. James F. Cordes
       c/o Northeast Utilities
       P. O. Box 270
       Hartford, CT 06141-0270

       E. Gail de Planque, Ph.D
       c/o Northeast Utilities
       P.O. Box 270
       Hartford, CT 06141-0271



2. Following are the names of and positions held by the officers and directors of all system companies (excluding the Trustees of Northeast Utilities who are listed in Section 1 above).

 NAMES OF SYSTEM COMPANIES WITH WHICH CONNECTED AS OF DECEMBER 31, 2002

                                      NU                     NUSCO              CL&P

 Michael G. Morris                    CHB, P, CEO, T         CH, P, CEO, D
 Bruce D. Kenyon (1)                  PG                     PG
 John H. Forsgren                     VC, EVP, CFO, T        EVP, CFO, D
 Cheryl W. Grise                      PU                     PU, D              CEO, D
 Charles W. Shivery                   PC                     PC, D
 Kerry J. Kuhlman (2)
 Gary A. Long (3)
 Leon J. Olivier                                                                P, COO, D
 Dennis E. Welch
 Christopher L. Beschler
 David H. Boguslawski                                        VP                 VP, D
 Gregory B. Butler                    VP, S, GC              VP, S, GC
 Mary Jo Keating                                             VP
 Jeffrey R. Kotkin                                           VP
 Jean M. LaVecchia                                           VP
 Dana L. Louth                                                                  VP
 John M. MacDonald (3)
 David R. McHale                      VP, TRS                VP, TRS
 Margaret L. Morton                                          VP
 James A. Muntz                                                                 VP
 William J. Nadeau (3)
 Raymond P. Necci                                            VP
 Rodney O. Powell                                                               VP
 Paul E. Ramsey (3)
 John P. Stack                        VP, C                  VP, C              VP, C
 Lisa J. Thibdaue                                            VP
 Roger C. Zaklukiewicz                                                          VP
 Robert A. Bersak (3)
 O. Kay Comendul                                                                S
 Randy A. Shoop                                                                 TRS
 Patricia A. Wood (2)
 John C. Collins (1)(5)
 Gerald Letendre (1)(6)
 Jane E. Newman (1)(7)
 James E. Byrne (1)(8)
 Paul J. McDonald (1)(9)
 Melinda M. Phelps (1)(10)
 E. Edward Booker (11)
 Eileen S. Kraus (1)(12)
 John J. Rando (1)(13)
 Patricia M. Worthy (1)(14)
 Christopher T. Burt (15)
 Michelle Moezzi (15)
 Murry K. Staples (16)
 Gregory C. Picklesimer (16)

                                      HP&E                   HWP                PSNH

 Michael G. Morris                    P, D                   P, D               C, D
 Bruce D. Kenyon
 John H. Forsgren                                                               D
 Cheryl W. Grise                      D                      D                  CEO, D
 Charles W. Shivery
 Kerry J. Kuhlman                     D                      D
 Gary A. Long                                                                   P, COO, D
 Leon J. Olivier
 Dennis E. Welch
 Christopher L. Beschler
 David H. Boguslawski                                                           VP, D
 Gregory B. Butler
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald                                                              VP
 David R. McHale                      VP, TRS                VP, TRS            VP, TRS
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau                    VP                     VP
 Raymond P. Necci
 Rodney O. Powell
 Paul E. Ramsey                                                                 VP
 John P. Stack                        VP, C                  VP, C              VP, C
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz                VP                     VP                 VP
 Robert A. Bersak
 O. Kay Comendul                      S, CL                  S, CL              S
 Randy A. Shoop
 Patricia A. Wood
 John C. Collins                                                                D
 Gerald Letendre                                                                D
 Jane E. Newman                                                                 D
 James E. Byrne
 Paul J. McDonald
 Melinda M. Phelps
 E. Edward Booker
 Eileen S. Kraus
 John J. Rando
 Patricia M. Worthy
 Christopher T. Burt
 Michelle Moezzi
 Murry K. Staples
 Gregory C. Picklesimer

                                      WMECO                  Mode 1             PI

 Michael G. Morris                    C, D                   P, CEO, D
 Bruce D. Kenyon
 John H. Forsgren                     D                      D
 Cheryl W. Grise                      CEO, D
 Charles W. Shivery                                          D
 Kerry J. Kuhlman                     P, COO, D
 Gary A. Long                                                                   P, D
 Leon J. Olivier
 Dennis E. Welch
 Christopher L. Beschler
 David H. Boguslawski                 VP, D
 Gregory B. Butler
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale                      VP, TRS                VP, TRS            VP, TRS
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell
 Paul E. Ramsey                                                                 VP, D
 John P. Stack                        VP, C                  VP, C              VP, C
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz                VP
 Robert A. Bersak                                                               S, D
 O. Kay Comendul                                             S
 Randy A. Shoop
 Patricia A. Wood                     CL
 John C. Collins
 Gerald Letendre
 Jane E. Newman
 James E. Byrne                       D
 Paul J. McDonald                     D
 Melinda M. Phelps                    D
 E. Edward Booker
 Eileen S. Kraus
 John J. Rando
 Patricia M. Worthy
 Christopher T. Burt
 Michelle Moezzi
 Murry K. Staples
 Gregory C. Picklesimer

                                      Quinn.                 RRR                CRC

 Michael G. Morris
 Bruce D. Kenyon
 John H. Forsgren
 Cheryl W. Grise                      D                      D                  D
 Charles W. Shivery
 Kerry J. Kuhlman                     P, D
 Gary A. Long
 Leon J. Olivier                                             P, D               P, D
 Dennis E. Welch
 Christopher L. Beschler
 David H. Boguslawski                 D                      D                  D
 Gregory B. Butler
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale                      VP, TRS                VP, TRS
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell                                                               D
 Paul E. Ramsey
 John P. Stack                        VP, C                  VP, C              VP, C
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz                VP                     VP
 Robert A. Bersak
 O. Kay Comendul                                             S                  S
 Randy A. Shoop                                                                 TRS
 Patricia A. Wood                     CL
 John C. Collins
 Gerald Letendre
 Jane E. Newman
 James E. Byrne
 Paul J. McDonald
 Melinda M. Phelps
 H. Edward Booker                                                               D
 Eileen S. Kraus
 John J. Rando
 Patricia M. Worthy
 Christopher T. Burt
 Michelle Moezzi
 Murry K. Staples
 Gregory C. Picklesimer

                                      Conn Steam             Nutmeg Power       EPI

 Michael G. Morris
 Bruce D. Kenyon
 John H. Forsgren
 Cheryl W. Grise                      D                      D                  D
 Charles W. Shivery
 Kerry J. Kuhlman
 Gary A. Long
 Leon J. Olivier
 Dennis E. Welch
 Christopher L. Beschler
 David H. Boguslawski                 P                      P                  P
 Gregory B. Butler
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell
 Paul E. Ramsey
 John P. Stack                        VP, C                  VP, C              VP, C
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz
 Robert A. Bersak
 O. Kay Comendul                      S, D                   S, D               S, D
 Randy A. Shoop                       TRS                    TRS                TRS
 Patricia A. Wood
 John C. Collins
 Gerald Letendre
 Jane E. Newman
 James E. Byrne
 Paul J. McDonald
 Melinda M. Phelps
 Eileen S. Kraus
 John J. Rando
 Patricia M. Worthy
 H. Edward Booker
 Christopher T. Burt
 Michelle Moezzi
 Murry K. Staples
 Gregory C. Picklesimer

                                      CL&P Cap. (17)         YES                YEFSCO

 Michael G. Morris                                           C, D               C, D
 Bruce D. Kenyon
 John H. Forsgren                                            EVP, CFO, D        EVP, CFO, D
 Cheryl W. Grise                                             CEO, D             CEO, D
 Charles W. Shivery
 Kerry J. Kuhlman
 Gary A. Long
 Leon J. Olivier
 Dennis E. Welch                                             P, COO, D          P, COO, D
 Christopher L. Beschler
 David H. Boguslawski
 Gregory B. Butler                                           VP, S, GC          VP, S, GC
 Mary Jo Keating
 Jeffery R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale                                             VP, TRS            VP, TRS
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell
 Paul E. Ramsey
 John P. Stack                                               VP, C              VP, C
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz
 Robert A. Bersak
 O. Kay Comendul
 Randy A. Shoop
 Patricia A. Wood
 John C. Collins
 Gerald Letendre
 Jane E. Newman
 James E. Byrne
 Paul J. McDonald
 Melinda M. Phelps
 E. Edward Booker
 Eileen S. Kraus                                             D
 John J. Rando                                               D
 Patricia M. Worthy                                          D
 Christopher T. Burt
 Michelle Moezzi
 Murry K. Staples
 Gregory C. Picklesimer

                                      YGSCO                  YESCO               NORCONN

 Michael G. Morris                    C, D                   C, D                C, D
 Bruce D. Kenyon
 John H. Forsgren                     EVP, CFO, D            EVP, CFO, D         EVP, CFO, D
 Cheryl W. Grise                      CEO, D                 CEO, D              CEO, D
 Charles W. Shivery
 Kerry J. Kuhlman
 Gary A. Long
 Leon J. Olivier
 Dennis E. Welch                      P, COO, D              P, COO, D           P, COO, D
 Christopher L. Beschler              VP
 David H. Boguslawski
 Gregory B. Butler                    VP, S, GC              VP, S, GC           VP, S, GC
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale                      VP, TRS                VP, TRS             VP, TRS
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell
 Paul E. Ramsey
 John P. Stack                        VP, C                  VP, C               VP, C
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz
 Robert A. Bersak
 O. Kay Comendul
 Randy A. Shoop
 Patricia A. Wood
 John C. Collins
 Gerald Letendre
 Jane E. Newman
 James E. Byrne
 Paul J. McDonald
 Melinda M. Phelps
 E. Edward Booker
 Eileen S. Kraus
 John J. Rando
 Patricia M. Worthy
 Christopher T. Burt
 Michelle Moezzi
 Murry K. Staples
 Gregory C. Picklesimer

                                      HOUSATONIC             RMS                FUNDING (18)

 Michael G. Morris                    C, D
 Bruce D. Kenyon
 John H. Forsgren                     EVP, CFO, D
 Cheryl W. Grise                      CEO, D
 Charles W. Shivery
 Kerry J. Kuhlman
 Gary A. Long
 Leon J. Olivier
 Dennis E. Welch                      P, COO, D
 Christopher L. Beschler
 David H. Boguslawski                                                           D, MC
 Gregory B. Butler                    VP, S, GC
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale                      VP, TRS
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell                                                               D, MC
 Paul E. Ramsey
 John P. Stack                        VP, C                                     VP, TRS
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz
 Robert A. Bersak
 O. Kay Comendul                                                                S
 Randy A. Shoop                                                                 P, D, MC
 Patricia A. Wood
 John C. Collins
 Gerald Letendre
 Jane E. Newman
 James E. Byrne
 Paul J. McDonald
 Melinda M. Phelps
 E. Edward Booker
 Eileen S. Kraus
 John J. Rando
 Patricia M. Worthy
 Christopher T. Burt                                                            D, MC
 Michelle Moezzi                                                                D, MC
 Murry K. Staples                                            P, CEO, D
 Gregory C. Picklesimer                                      S, TRS

                                      PSNH FUNDING (19)   PSNH FUNDING 2(19)   WMECO FUNDING (20)

 Michael G. Morris
 Bruce D. Kenyon
 John H. Forsgren
 Cheryl W. Grise
 Charles W. Shivery
 Kerry J. Kuhlman                                                              D, MC
 Gary A. Long                         D, MC               D, MC
 Leon J. Olivier
 Dennis E. Welch
 Christopher L. Beschler
 David H. Boguslawski                                                          D, MC
 Gregory B. Butler
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell
 Paul E. Ramsey                       D, MC               D, MC
 John P. Stack                        VP, TRS             VP, TRS              VP, TRS
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz
 Robert A. Bersak
 O. Kay Comendul                      S                   S                    S
 Randy A. Shoop                       P, D, MC            P, D, MC             P, D, MC
 John P. Stack                        VP, TRS             VP, TRS              VP, TRS
 Patricia A. Wood
 John C. Collins
 Gerald Letendre
 Jane E. Newman
 James E. Byrne
 Paul J. McDonald
 Melinda M. Phelps
 E. Edward Booker
 Eileen S. Kraus
 John J. Rando
 Patricia M. Worthy
 Christopher T. Burt                  D, MC               D, MC                D, MC
 Michelle Moezzi                      D, MC               D, MC                D, MC
 Murry K. Staples
 Gregory C. Picklesimer

                                      NAEC                   NAESCO

 Michael G. Morris                    D                      D
 Bruce D. Kenyon                      P, CEO, D              P, CEO, D
 John H. Forsgren                     D
 Cheryl W. Grise
 Charles W. Shivery
 Kerry J. Kuhlman
 Gary A. Long
 Leon J. Olivier
 Dennis E. Welch
 Christopher L. Beschler
 David H. Boguslawski
 Gregory B. Butler
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell
 Paul E. Ramsey
 John P. Stack
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz
 Robert A. Bersak
 O. Kay Comendul                      S                      S
 Randy A. Shoop
 Patricia A. Wood
 John C. Collins
 Gerald Letendre
 Jane E. Newman
 James E. Byrne
 Paul J. McDonald
 Melinda M. Phelps
 E. Edward Booker
 Eileen S. Kraus
 John J. Rando
 Patricia M. Worthy
 Christopher T. Burt
 Michelle Moezzi
 Murry K. Staples
 Gregory C. Picklesimer

                                      COE                    SESI               HEC/CJTS

 Charles W. Shivery                                          D
 Bruce D. Kenyon
 Dennis G. Morrissette (21)
 William W. Schivley                                         CHB, D             P, D
 James B. Redden (22)                                        P, D
 Armando J. Barone (23)
 Joseph F. Bellefeuille (21)
 Paul J. Bohonowicz (23)
 Richard J. Cohen
 Annette M. Durnack
 Stephen J. Fabiani
 Linda A. Jensen (22)                                        VP, TRS, CL        TRS, S, D
 William J. Nadeau                    D
 John J. Roman
 Frank P. Sabatino                    VP, D
 Jeffrey M. Warren (21)
 Carol L. Carver (22)
 Christopher Fogarty (21)
 Frederic Lee Klein                   S
 Dennis R. Brown (4)
 Thomas M. Driscoll (24)
 Michael A. Paolella (4)
 Christopher T. Burt                                                            D
 Alan J. Giantomaso (25)                                                        D
 Michelle Moezzi                                                                D
 Neil Petchers (26)
 Barbara Casey (22)
 Britta MacIntosh (22)
 Scott Silver (26)
 Richard M. Kacich

                                      ERI/HEC (27)           HTEP               RFS

 Charles W. Shivery                                          CH, CEO, D         CH, CEO, D
 Bruce D. Kenyon
 Dennis G. Morrissette                                                          P, D
 William W. Schivley
 James B. Redden                                             P, D               D
 Armando J. Barone
 Joseph F. Bellefeuille                                                         SVP
 Paul J. Bohonowicz
 Richard J. Cohen
 John J. Roman
 Annette M. Durnack
 Stephen J. Fabiani                                                             D
 Linda A. Jensen                      TRS                    VP, TRS, CL, D     TRS
 William J. Nadeau
 Frank P. Sabatino
 Jeffrey M. Warren                                                              VP
 Carol L. Carver                                                                S
 Christopher Fogarty
 Frederic Lee Klein
 Dennis R. Brown
 Thomas M. Driscoll
 Michael A. Paolella
 Christopher T. Burt
 Alan J. Giantomaso                   MC
 Michelle Moezzi
 Neil Petchers                        VC, MC
 Barbara Casey                        S
 Britta MacIntosh                     C, MC
 Scott Silver                         MC
 Richard M. Kacich

                                      NEI                    NGC                NGS

 Charles W. Shivery                   P, CEO, D              CH, D              CH, D
 Bruce D. Kenyon
 Dennis G. Morrissette
 William W. Schivley                  VP, D                  D
 James B. Redden
 Armando J. Barone
 Joseph F. Bellefeuille
 Paul J. Bohonowicz
 Richard J. Cohen
 Annette M. Durnack
 Stephen J. Fabiani
 Linda A. Jensen
 William J. Nadeau                                           VP                 VP, COO, D
 John J. Roman
 Frank P. Sabatino                    VP                     VP
 Jeffrey M. Warren
 Carol L. Carver
 Christopher Fogarty
 Frederic Lee Klein                   S                      S                  S
 Dennis R. Brown                                                                D
 Thomas M. Driscoll
 Michael A. Paolella
 Christopher T. Burt
 Alan J. Giantomaso
 Michelle Moezzi
 Neil Petchers
 Barbara Casey
 Britta MacIntosh
 Scott Silver
 Richard M. Kacich

                                      WEC                    WNS                NNECO

 Charles W. Shivery                   CH, D                  CH, D
 Bruce D. Kenyon                                                                P, CEO, D
 Dennis G. Morrissette
 William W. Schivley
 James B. Redden
 Armando J. Barone
 Joseph F. Bellefeuille
 Paul J. Bohonowicz
 Richard J. Cohen
 Annette M. Durnack
 Stephen J. Fabiani
 Linda A. Jensen
 William J. Nadeau                    VP, COO, D             VP, COO, D
 John J. Roman
 Frank P. Sabatino
 Jeffrey M. Warren
 Carol L. Carver
 Christopher Fogarty
 Frederic Lee Klein                   S                      S                  S
 Dennis R. Brown
 Thomas M. Driscoll                   D                      D
 Michael A. Paolella
 Christopher T. Burt
 Alan J. Giantomaso
 Michelle Moezzi
 Neil Petchers
 Barbara Casey
 Britta MacIntosh
 Scott Silver
 Richard M. Kacich                                                              D

                                      Select                 SENY               SECI

 Charles W. Shivery                   CH, D                  CH, D              CHB, CEO, D
 Bruce D. Kenyon
 Dennis G. Morrissette                                                          PNH, D
 William W. Schivley                  P, D                   P, D
 James B. Redden                                                                P, D
 Armando J. Barone                                                              VP
 Joseph F. Bellefeuille                                                         SVP
 Paul J. Bohonowicz                                                             VP
 Richard J. Cohen                                            VP
 Annette M. Durnack                                          VP
 Stephen J. Fabiani                   VP, D                  D                  D
 Linda A. Jensen                                                                TRS
 William J. Nadeau
 John J. Roman                        VP                     TR
 Frank P. Sabatino                    SVP, D                 D
 Jeffrey M. Warren                                                              VP
 Carol L. Carver                                                                CL
 Christopher Fogarty                                                            C
 Frederic Lee Klein                   S                      S
 Dennis R. Brown
 Thomas M. Driscoll
 Michael A. Paolella
 Christopher T. Burt
 Alan J. Giantomaso
 Michelle Moezzi
 Neil Petchers
 Barbara Casey
 Britta MacIntosh
 Scott Silver
 Richard M. Kacich

                                      ESB                    NGSM

 Charles W. Shivery                   CH, D                  CH, D
 Bruce D. Kenyon
 Dennis G. Morrissette
 William W. Schivley
 James B. Redden
 Armando J. Barone
 Joseph F. Bellefeuille
 Paul J. Bohonowicz
 Richard J. Cohen
 Annette M. Durnack
 Stephen J. Fabiani
 Linda A. Jensen
 William J. Nadeau                    VP, COO, D             VP, COO, D
 John J. Roman
 Frank P. Sabatino
 Jeffrey M. Warren
 Carol L. Carver
 Christopher Fogarty
 Frederic Lee Klein                   S                      S
 Dennis R. Brown
 Thomas M. Driscoll                   D
 Michael A. Paolella                                         D
 Christopher T. Burt
 Alan J. Giantomaso
 Michelle Moezzi
 Neil Petchers
 Barbara Casey
 Britta MacIntosh
 Scott Silver
 Richard M. Kacich

The principal business address of the individuals listed above is 107 Selden Street, Berlin, Connecticut 06037, except as otherwise noted.

(1)      Resigned as of the close of business on December 31, 2002.

(2) Principal business address is: Western Massachusetts Electric Company, 174 Brush Hill Avenue, West Springfield, Massachusetts 01089.

(3) Principal business address is: Public Service Company of New Hampshire, 780 N. Commercial Street, Manchester, New Hampshire 03101.

(4) Principal business address is: Northeast Generation Services Company, 301 Hammer Mill Road, Rocky Hill, Connecticut 06043.

(5) Mr. Collins' principal business address is: The Hitchcock Clinic, One Medical Center Drive, Lebanon, New Hampshire 03756.

(6) Mr. Letendre's principal business address is: Diamond Casting & Machine Co., Inc., P.O. Box 420, Route 130, Hollis, New Hampshire 03049.

(7) Ms. Newman's principal business address is: John F. Kennedy School of Government, Harvard University, 79 JFK Street, Cambridge, Massachusetts 02138.

(8) Mr. Byrne's principal business address is: Finneran, Byrne & Dreschler, L.L.P, Eastern Harbor Office Park, 50 Redfield Street, Boston, Massachusetts 02122.

(9) Mr. McDonald's principal business address is: 2205 Boston Road, N-128, Wilbraham, Massachusetts 01095.

(10) Ms. Phelps' principal business address is: Bulkley, Richardson and Gelinas, LLP, 1500 Main Street, Suite 2700, P. O. Box 15507, Springfield, Massachusetts 01115.

(11) Mr. Booker's principal business address is: AMACAR Group, 6525 Morrison Boulevard, Suite 318, Charlotte, North Carolina 28211

(12) Ms. Kraus' principal business address is: 209 Tunxis Road, West Hartford, Connecticut 06107.

(13)     Mr. Rando's principal business address is: 165 Little Harbor Road,
         P. O. Box 2011, New Castle, New Hampshire 03854.

(14) Ms. Worthy's principal business address is: Howard University School of Law, 2900 Van Ness Street, N. W., Washington, D. C. 20008.

(15) Mr. Burt and Ms. Moezzi's principal business address is: Global Securitization Services, LLC, 114 West 47th Street, Suite 1715, New York, New York 10036.

(16) Principal business address is: R. M. Services, Inc., 222 Pitkin Street, East Hartford, Connecticut 06108.

(17)     CL&P Capital is a partnership in which CL&P serves as general partner.

(18) CLP Funding LLC is a Delaware limited liability company formed to issue rate reduction bonds. CL&P is the sole member.

(19) PSNH Funding LLC and PSNH Funding LLC2 are Delaware limited liability companies formed to issue rate reduction bonds. PSNH is the sole member of each.

(20) WMECO Funding LLC is a Delaware limited liability company formed to issue rate reduction bonds. WMECO is the sole member.

(21) Principal business address is: Select Energy Contracting, Inc., 605 Front Street, Manchester, New Hampshire 03102.

(22) Principal business address is: Select Energy Services, Inc., 24 Prime Parkway, Natick, Massachusetts 01760.

(23) Principal business address is: Select Energy Contracting, Inc., 148 Norton Street, P. O. Box 526, Milldale, CT 06467.

(24) Principal business address is: E. S. Boulos Company, Five Star Industrial Park, Westbrook, ME 04092.

(25) Principal business address is: Select Energy Services, Inc., 811 Jericho Turnpike, Suite 101 W, Smithtown, NY 11787.

(26) Principal business address is: ERI Services, Inc., 350 Fairfield Avenue, Bridgeport, Connecticut 06604.

(27) ERI/HEC EFA-Med, LLC is a Delaware limited liability company formed to perform energy services work for the United States Navy. Select Energy Services, Inc. owns 50% membership interest and ERI Services, Inc., owns 50% membership ownership interest.


KEY:
AT         -      Associate Trustee
AVP        -      Assistant Vice President
C          -      Controller
CAO        -      Chief Administrative Officer
CEO        -      Chief Executive Officer
CFO        -      Chief Financial Officer
CIO        -      Chief Information Officer
CH         -      Chairman
CHB        -      Chairman of the Board
CH(E)      -      Chairman of the Executive Committee
CL         -      Clerk
COMP       -      Comptroller
CNO        -      Chief Nuclear Officer
D          -      Director
DS         -      Director of Services
EVP        -      Executive Vice President
ED         -      Executive Director
GC         -      General Counsel
MC         -      Member of Management Committee
P          -      President
P          -      President - Competitive Group
PG         -      President - Generation Group
PN         -      President - Nuclear Group
PU         -      President - Utility Group
PCT        -      President - Connecticut Division
PNH        -      President - New Hampshire Division
S          -      Secretary
SVP        -      Senior Vice President
T          -      Trustee
TRS        -      Treasurer
VC         -      Vice Chairman
VP         -      Vice President

NU                               -     Northeast Utilities
ESB                              -     E. S. Boulos Company
CL&P                             -     The Connecticut Light and Power Company
CL&P Cap.                        -     CL&P Capital, L.L.C.
CL&P Funding                     -     CL&P Funding LLC
COE                              -     Charter Oak Energy, Inc.
Conn Steam                       -     The Connecticut Steam Company
CRC                              -     CL&P Receivables Corporation
EPI                              -     Electric Power, Incorporated
ERI/HEC                          -     ERI/HEC EFA-Med, LLC
HEC/CJTS                         -     HEC/CJTS Energy Center LLC
HOUSATONIC                       -     Housatonic Corporation
HWP                              -     Holyoke Water Power Company
Mode 1                           -     Mode 1 Communications, Inc.
NAEC                             -     North Atlantic Energy Corporation
NAESCO                           -     North Atlantic Energy Service Corporation

NGC                              -     Northeast Generation Company
NGS                              -     Northeast Generation Services Company
NGSM                             -     NGS Mechanical, Inc.
NNECO                            -     Northeast Nuclear Energy Company
NORCONN                          -     NorConn Properties, Inc.
NUEI                             -     NU Enterprises, Inc.
NUSCO                            -     Northeast Utilities Service Company
Nutmeg Power                     -     The Nutmeg Power Company
PI                               -     Properties, Inc.
PSNH                             -     Public Service Company of New Hampshire
PSNH Funding                     -     PSNH Funding LLC
PSNH Funding 2                   -     PSNH Funding LLC 2
Quinn.                           -     The Quinnehtuk Company
RFS                              -     Reeds Ferry Supply Co., Inc.
RMS                              -     R. M. Services, Inc.
RRR                              -     The Rocky River Realty Company
SECI                             -     Select Energy Contracting, Inc.
Select                           -     Select Energy, Inc.
SENY                             -     Select Energy New York, Inc.
SESI                             -     Select Energy Services, Inc.
WES                              -     Woods Electrical Co., Inc.
WMECO                            -     Western Massachusetts Electric Company
WMECO Funding                    -     WMECO Funding LLC
WNS                              -     Woods Network Services, Inc.
YES                              -     Yankee Energy System, Inc.
YEFSCO                           -     Yankee Energy Financial Services Company
YESCO                            -     Yankee Energy Services Company
YGSCO                            -     Yankee Gas Services Company



Part II. The following is a list of the officers, Directors and Trustees who have financial connections within the provisions of Section 17(c) of the Act.

                           Name and          Position
Name of                    Location of       Held in          Applicable
Officer or                 Financial         Financial        Exemption
Director                   Institution       Institution      Rule*
   (1)                        (2)               (3)            (4)


Cotton M. Cleveland  Ledyard National Bank   Director         A
                     Ledyard, New Hampshire

James F. Cordes      Comerica Bank           Director         A
                     Texas


Michael G. Morris    Webster Financial       Director         A, E, F
                     Corporation
                     Waterbury, CT



"A" designates Rule 70(b)(1), (2), (3) and (4);
"B" designates Rule 70(c)(1) and (2);
"C" designates Rule 70(d)(1), (2), (3) and (4);
"D" designates Rule 70(e)(1) and (2); and
"E" designates Rule 70(f)(1) and (2); and (2).

Part III. The information provided herein is applicable to all system companies, except as indicated otherwise.

      a. The compensation of Trustees, Directors, and Executive Officers of system companies:

           i.   Compensation of NU Trustees

        Each NU Trustee who was not an employee of NU or its subsidiaries was compensated in 2002 and will be compensated in 2003 at an annual rate of $20,000, and receives $1,000 for each meeting attended of the Board or its Committees. A non-employee Trustee who participates in a meeting of the Board or any of its Committees by conference telephone receives $1,000 ($675 in 2002) per meeting. Also, a non-employee Trustee who is asked by either the Board of Trustees or the Chairman of the Board to perform extra Board-related services in the interest of the Northeast Utilities system may receive additional compensation of $1,000 per day plus necessary expenses. The Chairs of the Audit, Compensation, Corporate Affairs, Corporate Governance, and Finance Committees of the NU Board of Trustees were compensated at an additional annual rate of $3,500 in 2002; this rate was raised to $10,000 and $5,000, respectively, for the Chairs of the Audit Committee and Compensation Committee, effective in 2003, while the rate for other Committee Chairs remains the same. In addition to the above compensation, Dr. Kennan is paid at the annual rate of $30,000 for the extra services performed as Lead Trustee. Prior to the dissolution of the Nuclear Committee in December 2002, its Chair received an additional retainer at the rate of $25,000 per year.

        Trustees also received 1,000 common shares of Northeast Utilities in 2002, and 2,000 shares in 2003, subject to any deferral election in effect. Under the terms of the Northeast Utilities Incentive Plan, each non-employee Trustee is also eligible for stock-based grants. During 2002 each such Trustee was granted non-qualified options under the Incentive Plan to purchase 2,500 common shares of Northeast Utilities. Receipt of shares acquired on exercise of these options may be deferred pursuant to the terms of the Northeast Utilities Deferred Compensation Plan for Executives. In March 2003, subject to any deferral election in effect, each non-employee Trustee was granted 1,000 restricted common shares which vest in March 2004.

      Prior to the beginning of each calendar year, each non-employee Trustee may irrevocably elect to have all or any portion of their retainers and fees paid in the form of common shares of Northeast Utilities. Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of some or all cash and/or share compensation.

           ii.  Compensation of Subsidiary Directors

         During 2002 each non-employee Director of PSNH and WMECO was compensated at an annual rate of $10,000 cash, and received $500 for each meeting attended of the Board of Directors or, in the case of PSNH, its committees. A non-employee Director who participated in a meeting of the Board of Directors or any of its committees by conference telephone received $300 per meeting. Also, committee chairs were compensated at an additional annual rate of $1,500.

           iii. Compensation of Executive Officers

                           SUMMARY COMPENSATION TABLE

         The following tables present the cash and non-cash compensation received by the Chief Executive Officer and the next four highest paid executive officers of NU, CL&P, PSNH, and WMECO in accordance with rules of the SEC:

                      Annual Compensation                                                     Long-Term Compensation
           ----------------------------------------                           -----------------------------------------------------
                                                                                         Awards                    Payouts
                                                                              ---------------------------  ------------------------

                                                                              Restricted    Securities      Long-Term        All
                                                                                Stock       Underlying      Incentive       Other
                                                             Other Annual      Awards(s)   Options/Stock     Program       Compen-
     Name and                    Salary                      Compensation        ($)       Appreciation      Payouts      sation ($)
Principal Position     Year        ($)        Bonus ($)       ($) Note 1)      (Note 2)     Rights (#)         ($)         (Note 3)
------------------     ----        ---        ---------       -----------      --------     ----------         ---         --------

Michael G. Morris      2002     915,385         558,000         209,883              -        630,600           -            27,462
Chairman of the
Board, President       2001     900,000         869,805         238,924              -        220,000           -            27,000
and Chief Executive
Officer of NU and      2000     830,770       1,200,000         200,869              -        140,000           -            27,326
Chairman of
PSNH and WMECO

John H. Forsgren       2002     556,154         165,000               -              -         54,400           -           179,674
Executive Vice
President and          2001     524,423         200,000               -              -         98,000           -             5,100
Chief Financial
Officer and Vice       2000     444,615         450,000               -              -         36,000           -             5,100
Chairman of NU

Bruce D. Kenyon        2002     515,000               -               -              -         23,800           -            15,450
Former President -
Generation Group       2001     515,000         200,000               -              -         34,000           -            15,450
of NU
(NU table only)        2000     504,616         450,000               -              -         20,000           -            16,274


Cheryl W. Grise        2002     409,231         280,000               -              -         39,600           -           180,523
President -
Utility Group of NU    2001     338,654         180,000               -              -         76,000           -            10,119
and Chief Executive
Officer of CL&P,       2000     279,616         290,000               -              -         23,000           -             8,795
PSNH and WMECO

Charles W. Shivery     2002     306,731         200,000         244,594              -         29,204           -             7,615
President -
Competitive            2001           -               -               -              -              -           -                 -
Group of NU
(NU Table only)        2000           -               -               -              -              -           -                 -

Gregory B. Butler      2002     206,154          70,000           -                  -         13,200           -             6,000
Vice President,
Secretary and          2001     189,269          70,000           -                  -          7,600           -             5,100
General Counsel of
NU and NUSCO           2000     174,462         105,000           -                  -          9,000      72,995             5,100

Leon J. Olivier        2002     303,908         138,000           -                  -          9,900                         9,117
President and Chief
Operating Officer      2001     194,232         123,000           -            100,009         22,500                             -
of CL&P
(CL&P Table Only)      2000     274,462         165,000           -                  -         13,000                         9,261

Gary A. Long           2002     178,154          70,000           -                  -          8,100                         5,345
President and Chief
Operating Officer      2001     171,846          55,000           -                  -          6,750                         5,100
of PSNH
(PSNH Table Only)      2000     152,137          91,000           -                  -          6,500                         4,564

Kerry J. Kuhlman       2002     173,093          62,000           -                  -          7,900                         5,193
President and Chief
Operating Officer      2001     166,846          45,000           -                  -          6,200                         5,005
of WMECO
(WMECO Table Only)     2000     161,539          90,000           -                  -          7,500                         4,846

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           Individual Grants                                            Grant Date Value

                               Number of          % of Total
                               Securities         Options/SARs
                               Underlying          Granted to          Exercise or                          Grant Date
                               Options/SARs         Employees          Base Price       Expiration           Present
Name                           Granted (#)        in Fiscal Year         ($/sh)            Date              Value ($)

Michael G. Morris               130,600                 9.77               18.58         2/25/2012          797,966 (Note 4)
                                500,000                37.39               16.55         8/20/2012        1,985,000 (Note 5)

John H. Forsgren                 54,400                 4.07               18.58         2/25/2012          332,384 (Note 4)

Bruce D. Kenyon                  23,800                 1.78               18.58         2/25/2012          145,418 (Note 4)

Cheryl W. Grise                  39,600                 2.96               18.58         2/25/2012          241,956 (Note 4)

Charles W. Shivery               29,204                 2.17               18.90         6/11/2012          168,339 (Note 6)

Gregory B. Butler                13,200                 0.99               18.58         2/25/2012           80,652 (Note 4)

Leon J. Olivier                   9,900                 0.74               18.58         2/25/2012           60,489 (Note 4)

Gary A. Long                      8,100                 0.61               18.58         2/25/2012           49,491 (Note 4)

Kerry J. Kuhlman                  7,900                 0.59               18.58         2/25/2012           48,269 (Note 4)



                          AGGREGATED OPTIONS/SAR EXERCISES IN LAST
                          FISCAL YEAR AND FY-END OPTION/SAR VALUES

                     Shares With
                     Respect to                   Number of Securities         Value of Unexercised
                        Which                    Underlying Unexercised            In-the-Money
                    Options Were    Value             Options/SARs                 Options/SARs
                     Exercised     Realized      at Fiscal Year End (#)       at Fiscal Year End ($)
     Name               (#)           ($)      Exercisable  Unexercisable    Exercisable Unexercisable

Michael G. Morris            -           -      849,591        823,935        2,794,204       -

John H. Forsgren        60,116     258,198      102,584        131,735                -       -

Bruce D. Kenyon              -           -       66,705         53,135            4,837       -

Cheryl W. Grise              -           -       73,292         97,936            4,583       -

Charles W. Shivery           -           -            -         29,024                -       -

Gregory B. Butler            -           -       24,249         21,267            1,986       -

Leon J. Olivier              -           -        3,334         19,900                -       -

Gary A. Long                 -           -       13,282         14,768              891       -

Kerry J. Kuhlman             -           -       14,329         14,535              955       -


Notes to Summary Compensation and Option/SAR Tables:

1. Other annual compensation for Mr. Morris includes personal use of the Company's airplane, having a cost to the Company of $180,886 in 2002, $219,088 in 2001, and $173,357 in 2000. Other annual compensation for Mr. Shivery includes $144,000 of relocation expenses, per his employment agreement.

2. At December 31, 2002, the aggregate restricted stock holdings by the individuals named in the table were 36,978 shares with a value of $560,956. No restricted shares were awarded as incentive compensation to these individuals in 2002; payment of 50 percent of the 2001 annual bonus of each of Mr. Morris, Mr. Forsgren, and Mrs. Grise was made on February 25, 2002 in the form of restricted shares vesting one-third on February 25, 2003, February 25, 2004, and February 25, 2005. Dividends on restricted stock are paid out.

3. "All Other Compensation" for 2002 consists of employer matching contributions under the Northeast Utilities Service Company 401k Plan, generally available to all eligible employees (each of Messrs. Morris, Forsgren, Kenyon, and Butler and Mrs. Grise - $6,000, Mr. Long - $5,345 and Ms. Kuhlman - $5,193) and matching contributions under the Deferred Compensation Plan for Executives (Mr. Morris - $21,462, Mr. Kenyon - $9,450, Mrs. Grise - $6,277, Mr. Shivery - 7,615, and Mr. Olivier - $9,117). For Mr. Forsgren and Mrs. Grise, it also includes vested deferred compensation paid out on June 28, 2002 of $173,674 and $168,246 respectively (See Employment Contracts and Termination of Employment and Change in Control Arrangements, Below).

4. These options were granted on February 25, 2002 under the Northeast Utilities Incentive Plan (Incentive Plan). All options granted vest one-third on February 25, 2003, one-third on February 25, 2004 and one-third on February 25, 2005. Valued using the Black-Scholes option pricing model, discounted by 5.88% to reflect the risk of forfeiture, with the following assumptions: Volatility: 24.33 percent (36 months of monthly data); Risk-free rate: 5.18 percent; Dividend yield: 1.82 percent; Exercise date: February 25, 2012.

5. These options were granted on November 1, 2002 under the Incentive Plan. All options granted vest on August 20, 2007. Valued using the Black-Scholes option pricing model, discounted by 14.13% to reflect the risk of forfeiture, with the following assumptions: Volatility: 23.09 percent (36 months of monthly data); Risk-free rate: 4.47 percent; Dividend yield: 2.44 percent; Exercise date: August 20, 2012.

6. These options were granted on June 11, 2002 under the Incentive Plan. All options granted vest one-third on June 11, 2003, one-third on June 11, 2004 and one-third on June 11, 2005. Valued using the Black-Scholes option pricing model, discounted by 5.88% to reflect the risk of forfeiture, with the following assumptions: Volatility: 22.53 percent (36 months of monthly data); Risk-free rate: 5.30 percent; Dividend yield: 2.02 percent; Exercise date: June 11, 2012.

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

         Grants of performance units were made during 2002 under the Incentive Plan to the Company's officers. Payments will be made in cash following the close of the performance period. Threshold, target, and maximum payouts will be determined based on average annual rate of growth in net earnings over the performance period. Grants to the executive officers named in the Summary Compensation Table were as follows:

                                                                          Estimated Future Payouts
                                                                     Under Non-Stock Price-Based Plans
                                                                     ---------------------------------

(a)                           (b)                 (c)              (d)               (e)            (f)
                          Number of           Performance
                            Shares,            or Other
                           Units or          Period Until
                            Other              Maturation
                            Rights             Or Payout         Threshold          Target        Maximum
Name                         (#)                                    ($)              ($)            ($)
----                     -----------         ------------       ------------    ------------    ------------

Michael G. Morris            9,900       1/1/2002-12/31/2004       396,000         990,000        1,386,000
John H. Forsgren             4,125       1/1/2002-12/31/2004       165,000         412,500          577,500
Bruce D. Kenyon              1,803       1/1/2002-12/31/2004        72,120         180,300          252,420
Cheryl W. Grise              3,000       1/1/2002-12/31/2004       120,000         300,000          420,000
Charles W. Shivery           2,200       1/1/2002-12/31/2004        88,000         220,000          308,000
Gregory B. Butler            1,000       1/1/2002-12/31/2004        40,000         100,000          140,000
Leon J. Olivier                750       1/1/2002-12/31/2004        30,000          75,000          105,000
Gary A. Long                   616       1/1/2002-12/31/2004        24,640          61,600           86,240
Kerry J. Kuhlman               599       1/1/2002-12/31/2004        23,960          59,900           83,860

         b. Their interest in the securities of system companies including options or other rights to acquire securities:

         The following table provides information as of March 14, 2003 (except for Mr. Kenyon, whose ownership is shown as of December 31, 2002, the date his employment with the Company ended), as to the beneficial ownership of the equity securities of NU by each Trustee, each of the five highest paid executive officers of NU, CL&P, PSNH, and WMECO, Directors of CL&P, PSNH, and WMECO, all Trustees and executive officers of NU as a group, and all Directors and executive officers of each of CL&P, PSNH and WMECO as a group. Unless otherwise noted, each Trustee, Director and executive officer has sole voting and investment power with respect to the listed shares. No equity securities of other system companies are owned by Trustees, Directors or executive officers.

                                         Amount and
                                         Nature of
Title of                                 Beneficial      Percent of
Class          Name                      Ownership       Class (1)

NU Common    David H. Boguslawski         34,373 (1)        (2)
NU Common    Richard H. Booth              6,000 (3)        (2)
NU Common    Gregory B. Butler            49,018 (4)        (2)
NU Common    Cotton Mather Cleveland      20,232 (5)        (2)
NU Common    Sanford Cloud, Jr.           20,886 (6)        (2)
NU Common    James F. Cordes              11,500 (3)        (2)
NU Common    E. Gail de Planque           20,452 (5)        (2)
NU Common    John H. Forsgren            187,567 (7)        (2)
NU Common    John G. Graham                    0            (2)
NU Common    Cheryl W. Grise             128,135 (8)        (2)
NU Common    Elizabeth T. Kennan          19,755 (9)        (2)

NU Common    Bruce D. Kenyon             155,773 (10)       (2)
NU Common    Kerry J. Kuhlman             32,555 (11)       (2)
NU Common    Gary A. Long                 30,871 (12)       (2)
NU Common    Michael G. Morris         1,067,100 (13)       (2)
NU Common    Robert E. Patricelli         27,522 (5)        (2)
NU Common    Leon J. Olivier              16,683 (14)       (2)
NU Common    Charles W. Shivery           17,148 (15)       (2)
NU Common    John W. Swope                22,361 (9)        (2)

Amount beneficially owned by Trustees or Directors and Executive Officers as a group:

                                       Amount and Nature of       Percent of
Company      Number of Persons         Beneficial Ownership       Outstanding

NU                 15                     1,753,449 (16)             1.34%
CL&P                6                     1,482,876                   (2)
PSNH                6                     1,497,064                   (2)
WMECO               6                     1,498,748                   (2)

(1) Includes 23,704 shares that could be acquired by Mr. Boguslawski pursuant to currently exercisable options and 5,304 restricted shares, as to which Mr. Boguslawski has sole voting and no dispositive power.

(2) As of March 14, 2003, there were 130,383,840 common shares of NU outstanding. The percentage of such shares beneficially owned by any Trustee of NU, Director of CL&P, PSNH, or WMECO or Executive Officer of NU, CL&P, PSNH, or WMECO and by all of the Directors and Executive Officers of each of CL&P, PSNH and WMECO does not exceed one percent.

(3) Includes 5,000 shares that could be acquired by the beneficial owner pursuant to currently exercisable options.

(4) Includes 34,182 shares that could be acquired by Mr. Butler pursuant to currently exercisable options and 7,779 restricted shares as to which Mr. Butler has sole voting and no dispositive power.

(5) Includes 12,500 shares that could be acquired by the beneficial owner pursuant to currently exercisable options and 1,000 restricted shares as to which the beneficial owner has sole voting and no dispositive power.

(6) Includes 7,500 shares that could be acquired by Mr. Cloud pursuant to currently exercisable options and 1,000 restricted shares as to which Mr. Cloud has sole voting and no dispositive power.

(7) Includes 143,718 shares that could be acquired by Mr. Forsgren pursuant to currently exercisable options and 39,631 restricted shares as to which Mr. Forsgren has sole voting and no dispositive power.

(8) Includes 73,292 shares that could be acquired by Mrs. Grise pursuant to currently exercisable options, 36,072 restricted as to which Mrs. Grise has sole voting and no dispositive power, and 265 shares held by Mrs. Grise's husband as custodian for her children, with whom she shares voting and dispositive power.

(9) Includes 12,500 shares that could be acquired by the beneficial owner pursuant to currently exercisable options.

(10) Includes 88,656 shares that could be acquired by Mr. Kenyon pursuant to currently exercisable options.

(11) Includes 21,529 shares that could be acquired by Ms. Kuhlman pursuant to currently exercisable options and 4,420 restricted shares, as to which Ms. Kuhlman has sole voting and no dispositive power.

(12) Includes 20,399 shares that could be acquired by Mr. Long pursuant to currently exercisable options and 4,597 restricted shares, as to which Mr. Long has sole voting and no dispositive power.

(13) Includes 979,792 shares that could be acquired by Mr. Morris pursuant to currently exercisable options and 31,732 restricted shares as to which Mr. Morris has sole voting and no dispositive power.

(14) Includes 6,634 shares that could be acquired by Mr. Olivier pursuant to currently exercisable options and 5,552 restricted shares, as to which Mr. Olivier has sole voting and no dispositive power.

(15) Includes 89 shares held in an ESOP, as to which Mr. Shivery has sole voting but no dispositive power and 15,559 restricted shares as to which Mr. Shivery has sole voting and no dispositive power.

(16) Includes 34,182 shares that could be acquired by an executive officer other than those named in the table above pursuant to currently exercisable options and 7,779 restricted shares as to which such officer has sole voting and no dispositive power.

       SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         The following table sets forth the number of Common Shares of Northeast Utilities issuable under the equity compensation plans of the Northeast Utilities System, as well as their weighted exercise price, in accordance with the rules of the SEC:

----------------------------------------------------------------------------------------------------------------------
                                                                                          Number of securities
                                      Number of securities       Weighted-average        remaining available for
                                       to be issued upon        exercise price of     future issuance under equity
                                          exercise of              outstanding             compensation plans
                                      outstanding options,      options, warrants        (excluding securities
        Plan Category                 warrants and rights           and rights          reflected in column (a))
----------------------------------------------------------------------------------------------------------------------
                                             (a)                       (b)                        (c)
----------------------------------------------------------------------------------------------------------------------
  Equity compensation plans
approved by security holders              3,956,137                  $16.73                     See Note 1
----------------------------------------------------------------------------------------------------------------------
  Equity compensation plans
  not approved by security
           holders                         500,000                   $9.625                        None
----------------------------------------------------------------------------------------------------------------------
            Total                         4,456,137                  $15.93                     See Note 1
----------------------------------------------------------------------------------------------------------------------

Notes to table:

1. Under the Incentive Plan, 3,873,851 shares were available for issuance as of December 31, 2002. In addition, an amount equal to one percent of the outstanding shares as of the end of each year becomes available for issuance under the Incentive Plan the following year. Under the Northeast Utilities Employee Share Purchase Plan II, 7,438,295 additional shares are available for issuance. Each such plan expires in 2008.

         Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires Trustees and certain officers of NU and persons who beneficially own more than 10 percent of the outstanding common shares of NU to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Based on review of copies of such forms furnished to NU, or written representations that no Form 5 was required, NU believes that for the year ended December 31, 2002, all such reporting requirements were complied with in a timely manner.

         c. Their contracts and transactions with system companies:

           EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

      Northeast Utilities has entered into an employment agreement with Mr. Morris and NUSCO has entered into employment agreements with Messrs. Forsgren, Kenyon and Shivery and Mrs. Grise; each of the other named executive officers participates in the Special Severance Program for Officers of Northeast Utilities Companies. The agreements (except for Mr. Shivery's) and the Special Severance Program are also binding on Northeast Utilities and on each majority-owned subsidiary of Northeast Utilities.

      Each agreement obligates the officer to perform such duties as may be directed by the NUSCO Board of Directors or the Northeast Utilities Board of Trustees, protect the Company's confidential information, and refrain, while employed by the Company and for a period of time thereafter, from competing with the Company in a specified geographic area. Each agreement provides that the officer's base salary will not be reduced below certain levels without the consent of the officer, and that the officer will participate in specified benefits under the Supplemental Executive Retirement Plan or other supplemental retirement programs (see Pension Benefits, below) and/or in certain executive incentive programs at specified incentive opportunity levels.

      Each agreement provides for a specified employment term and for automatic one-year extensions of the employment term unless at least six months' notice of non-renewal is given by either party. The employment term may also be ended by the Company for "cause", as defined, at any time (in which case certain supplemental retirement benefits may be forfeited), or by the officer on thirty days' prior written notice for any reason. Absent "cause", the Company may remove the officer from his or her position on sixty days' prior written notice, but in the event the officer is so removed and signs a release of all claims against the Company, the officer will receive one or two years' base salary and annual incentive payments, specified employee welfare and pension benefits, and vesting of stock appreciation rights, options and restricted stock.

      Under the terms of the agreements and the Special Severance Program, upon any termination of employment following a change of control, as defined, between
(a) the earlier of the date shareholders approve a change of control transaction or a change of control transaction occurs and (b) the earlier of the date, if any, on which the Board of Trustees abandons the transaction or the date two years following the change of control, if the officer signs a release of all claims against the Company, the officer will be entitled to certain payments including a multiple (not to exceed three) of annual base salary, annual incentive payments, specified employee welfare and pension benefits, and vesting of specified long-term incentive compensation. Certain of the change of control provisions may be modified by the Board of Trustees prior to a change of control, on at least two years' notice to the affected officer(s).

      Besides the terms described above, the agreements of Messrs. Morris, Forsgren, Kenyon and Shivery provide for a specified salary, cash, restricted stock and/or stock options upon employment, special incentive programs and/or special retirement benefits. See Pension Benefits, below, for further description of these provisions. The agreements of Mr. Forsgren and Mrs. Grise were supplemented during 2001 to provide for special deferred compensation of $520,000 and $500,000, respectively, vesting in even installments (adjusted to reflect investment performance) on June 28, 2002, 2003 and 2004, so long as such officer remains in the employ of Northeast Utilities Service Company, and vesting sooner in the event of a change of control of the Company or involuntary termination without cause.

      Letter agreements reflecting the terms of employment of Messrs. Butler, Boguslawski, and Olivier provide for specified salary, cash, restricted stock, stock options or other benefits upon employment.

      The descriptions of the various agreements set forth above are for purpose of disclosure in accordance with the proxy and other disclosure rules of the SEC and shall not be controlling on any party; the actual terms of the agreements themselves determine the rights and obligations of the parties.

         d. Their indebtedness to system companies:

         No Trustee, Director or executive officer was indebted to a system company during 2002.

         e. Their participation in bonus and profit-sharing arrangements and other benefits:

         Besides the discussion of compensation in Part III, Section (a) above, see the following:

                                PENSION BENEFITS

         The tables on the following pages show the estimated annual retirement benefits payable to an executive officer of Northeast Utilities upon retirement, assuming that retirement occurs at age 65 and that the officer is at that time not only eligible for a pension benefit under the Northeast Utilities Service Company Retirement Plan (the Retirement Plan) but also eligible for either the make-whole benefit or the make-whole benefit plus the target benefit under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (the Supplemental Plan). The Supplemental Plan is a non-qualified pension plan providing supplemental retirement income to system officers. The make-whole benefit under the Supplemental Plan, available to all officers, makes up for benefits lost through application of certain tax code limitations on the benefits that may be provided under the Retirement Plan, and includes as "compensation" awards under the executive incentive plans and deferred compensation (as earned). The target benefit further supplements these benefits and is available to officers at the Senior Vice President level and higher who are selected by the Board of Trustees to participate in the target benefit and who remain in the employ of Northeast Utilities companies until at least age 60 (unless the Board of Trustees sets an earlier age).

         Mr. Morris's Employment Agreement provides that upon retirement (or upon disability or termination or following a change of control, as defined) he will be entitled to receive a special retirement benefit calculated by applying the benefit formula of the CMS Energy/Consumers Energy Company (CMS) Supplemental Executive Retirement Plan to all compensation earned from the Company and to all service rendered to the Company and CMS. If Mr. Morris retires after age 60, his special retirement benefit will be no less than that which he would have received had he been eligible for a make-whole benefit plus a target benefit under the Supplemental Plan.

         Mr. Forsgren, Mrs. Grise and Mr. Shivery are currently eligible for a make-whole plus a target benefit. Messrs. Butler, Olivier and Long and Mrs. Kuhlman are eligible for the make-whole benefit but not the target benefit.

         Mr. Forsgren's Employment Agreement provides for supplemental pension benefits based on crediting up to ten years additional service and providing payments equal to 25 percent of final average compensation (not to exceed 170 percent of highest average base compensation received in any 36 month period) for up to 15 years following retirement, reduced by four percentage points for each year that his age is less than 65 years at retirement. In addition, if Mr. Forsgren retires after age 58, he will be eligible for a make-whole plus a target benefit under the Supplemental Plan based on crediting three extra years of service, unreduced for early commencement.

      Mr. Kenyon's Employment Agreement provided for specially calculated retirement benefits, based on his previous arrangement with South Carolina Electric and Gas, which supplement his make-whole benefit under the Supplemental Plan. In addition, because Mr. Kenyon retired at the end of 2002 with at least three years of service with the Company, he received two extra years of service for purpose of his special retirement benefit. Because he voluntarily terminated employment after achieving three years of service, following a "substantial change in responsibilities resulting from a material change in the business of Northeast Utilities", the termination of the Company's responsibility to operate Seabrook Station, he received an additional year of service for the purpose of his special retirement benefit. Because he retired with at least three years of service with the Company, he received a lump sum payment of $500,000.

      Mr. Shivery's Employment Agreement provides for a special retirement benefit, following completion of five years of service with the Company, consisting of the excess over benefits otherwise payable from the Retirement Plan and the Supplemental Plan needed to give him the equivalent of fully-vested benefits under the Retirement Plan and the Supplemental Plan calculated by adding three additional years to his actual service and utilizing an early commencement reduction factor of 2 percent per year for each year younger than age 65 at commencement, if better than the factors then in use under the Retirement Plan.

           ANNUAL BENEFIT FOR OFFICERS ELIGIBLE FOR MAKE-WHOLE BENEFIT

   Final                                             Years of Credited Service
  Average
Compensation
                              15                   20                 25                   30                  35
     $  200,000             $ 43,521              $ 58,028            $ 72,535             $ 87,042            $101,549
     $  250,000             $ 54,771              $ 73,028            $ 91,285             $109,542            $127,799
     $  300,000             $ 66,021              $ 88,028            $110,035             $132,042            $154,049
     $  350,000             $ 77,271              $103,028            $128,785             $154,542            $180,299
     $  400,000             $ 88,521              $118,028            $147,535             $177,042            $206,549
     $  450,000             $ 99,771              $133,028            $166,285             $199,542            $232,799
     $  500,000             $111,021              $148,028            $185,035             $222,042            $259,049
     $  600,000             $133,521              $178,028            $222,535             $267,042            $311,549
     $  700,000             $156,021              $208,028            $260,035             $312,042            $364,049
     $  800,000             $178,521              $238,028            $297,535             $357,042            $416,549
     $  900,000             $201,021              $268,028            $335,035             $402,042            $469,049
     $1,000,000             $223,521              $298,028            $372,535             $447,042            $521,549
     $1,100,000             $246,021              $328,028            $410,035             $492,042            $574,049
     $1,200,000             $268,521              $358,028            $447,535             $537,042            $626,549

                    ANNUAL BENEFIT FOR OFFICERS ELIGIBLE FOR
                         MAKE-WHOLE PLUS TARGET BENEFIT

     Final Average                                   Years of Credited Service
     Compensation
                              15                   20                 25                   30                  35
     $  200,000             $ 72,000              $ 96,000            $120,000             $120,000            $120,000
        250,000               90,000               120,000             150,000              150,000             150,000
        300,000              108,000               144,000             180,000              180,000             180,000
        350,000              126,000               168,000             210,000              210,000             210,000
        400,000              144,000               192,000             240,000              240,000             240,000
        450,000              162,000               216,000             270,000              270,000             270,000
        500,000              180,000               240,000             300,000              300,000             300,000
        600,000              216,000               288,000             360,000              360,000             360,000
        700,000              252,000               336,000             420,000              420,000             420,000
        800,000              288,000               384,000             480,000              480,000             480,000
        900,000              324,000               432,000             540,000              540,000             540,000
      1,000,000              360,000               480,000             600,000              600,000             600,000
      1,100,000              396,000               528,000             660,000              660,000             660,000
      1,200,000              432,000               576,000             720,000              720,000             720,000

       The benefits presented in the tables above are based on a straight life annuity beginning at age 65 and do not take into account any reduction for joint and survivorship annuity payments. Final average compensation for purposes of calculating the target benefit is the highest average annual compensation of the participant during any 36 consecutive months compensation was earned. Final average compensation for purposes of calculating the make-whole benefit is the highest average annual compensation of the participant during any 60 consecutive months compensation was earned. Compensation for these benefits includes the annual salary and bonus shown in the Summary Compensation Table and, for officers hired before November 1, 2001, an amount that represents the annual value of long term incentive compensation. Compensation for purposes of these benefits does not include employer matching contributions under the 401k Plan. In the event that an officer's employment terminates because of disability, the retirement benefits shown above would be offset by the amount of any disability benefits payable to the recipient that are attributable to contributions made by Northeast Utilities and its subsidiaries under long term disability plans and policies.

         Mr. Morris is not eligible to participate in the Supplemental Plan, but he does participate in the Retirement Plan. The amount of his annual compensation covered by the Retirement Plan was limited by the IRS to $200,000 for 2002. The compensation covered by the Supplemental Plan in 2002 for Mr. Forsgren, Mr. Kenyon, Mrs. Grise, Mr. Shivery, Mr. Butler, Mr. Olivier, Mr. Long, and Mrs. Kuhlman was $933,084, $622,782, $826,155, $506,731, $307,699,
$484,360, $270,840, and $258,191, respectively.

         As of December 31, 2002, the executive officers named in the Summary Compensation Table had approximately the following years of credited service for purposes of the Supplemental Plan: Mr. Kenyon - 8, Mr. Forsgren - 6, Mrs. Grise
- 22, Mr. Shivery - 0, Mr. Butler - 6, Mr. Olivier - 4, Mr. Long - 27, and Mrs. Kuhlman - 22. Mr. Morris had 24 years of service for purpose of his special retirement benefit. In addition, Mr. Forsgren had 12 years of service for purposes of his supplemental pension benefit and would have 25 years of service for such purpose if he were to retire at age 65.

         f. Their rights to indemnity:

         No disclosures were made in any system company's most recent proxy statement or annual report on Form 10-K with respect to the rights to indemnity of Trustees, Directors or executive officers.

ITEM 7.    CONTRIBUTIONS AND PUBLIC RELATIONS

  1. There were no expenditures, disbursements or payments made during 2002 in money, goods or services, directly or indirectly to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent therefore; and

  2. There were no expenditures, disbursements or payments made during 2002 to citizens groups or public relations counsel.

ITEM 8.    SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I:    Intercompany Service Contracts


                                             Serving         Receiving                                         Contract
Transaction                                  Company          Company               Compensation                 Date
-----------                                  -------          -------               ------------                 ----
                                                                                (Millions of Dollars)
Engineering and
  Construction Services                        NGS              NGC                     $25.9                    2000
Engineering and
  Construction Services                        NGS              HWP                     $11.4                    2000
Engineering and
  Construction Services                        NGS             SESI                     $ 1.8                    2002

These contracts were all in place at December 31, 2002.

PART II:

See Item 6, Part III(c).

PART III:

None to be reported.

ITEM 9.    WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I:

(a)  Identification of Company

     1. Northeast Generation Company (NGC)

     2. Location:

        107 Selden Street
        Berlin, CT 06037

     3. Business Address:

        Same

     4. Description:

        NGC owns and operates a portfolio of 1,291.0 MW of generating assets in New England which was acquired in March 2000, as a result of the auctions by NGC's affiliates, CL&P and WMECO in their electric restructuring activities. The table below lists these generating assets:

                                                                              Capacity
Asset                       Location                  Type                      (MW)
-----                       --------                  ----                    --------

Northfield Mountain         Erving, MA                Pumped Storage           1,080.0
Cabot                       Montague, MA              Conventional Hydro          55.8
Turners Falls               Montague, MA              Conventional Hydro           6.4
Falls Village               Falls Village, CT         Conventional Hydro          11.1
Bulls Bridge                New Milford, CT           Conventional Hydro           8.4
Rocky River                 New Milford, CT           Conventional Hydro/
                                                        Pumped Storage            29.0
Shepaug                     Southbury, CT             Conventional Hydro          42.6
Stevenson                   Monroe, CT                Conventional Hydro          28.9
Robertsville                Colebrook, CT             Conventional Hydro           0.6
Bantam                      Litchfield, CT            Conventional Hydro           0.4
Scotland                    Windham, CT               Conventional Hydro           2.2
Tunnel                      Preston, CT               Conventional Hydro           2.1
Taftville                   Norwich, CT               Conventional Hydro           2.0
Tunnel ICU                  Preston, CT               Internal Combustion
                                                        Unit                      21.5
                                                                              ---------
Total                                                                          1,291.0
                                                                              =========

     5. System Company that Holds Interest:

        Northeast Generation Company, a Connecticut corporation, is a wholly-owned subsidiary of NU Enterprises, Inc., the holding company for Northeast Utilities competitive businesses.

     6. EWG or FUCO:

        EWG

(b)  Capital Investment in Company by NU, Direct or Indirect

     1.   Type:  Capital contribution
     2.   Amount:  $469.5 million
     3.   Debt:  None
     4. Other financial obligations with recourse to NU or another system company: None
     5.   Guarantees by NU: None

     Transfer of assets to an affiliated EWG or FUCO:

     Market value:  None
     Book value:  None
     Sale price:  None

(c)  State the ratio of debt to common equity and earnings as of 12/31/02:

     Ratio of debt to common equity as of 12/31/02:  0.948
     Ratio of debt to earnings as of 12/31/02:  13.682

(d)  Service, Sales or Construction Contracts:

     NGC has a Power Sales and Purchase Agreement, dated December 27, 1999, with Select Energy, Inc. (Select), an affiliate of NGC. The term of this agreement is six years (through December 31, 2005) with an option for renewal. The agreement sets forth the terms and conditions by which Select purchases the capacity, associated energy, and ancillary services from the NGC assets. During 2002, Select paid NGC $130.1 million under this contract (excluding business interruption insurance proceeds of $1.4 million).

     NGC has a Management and Operation Agreement, dated February 1, 2000, as amended March 1, 2000, with Northeast Generation Services Company (NGS), an affiliate of NGC, to manage and operate the NGC generating assets. This agreement is in effect until March 15, 2006. The scope of services that NGS renders to NGC under this agreement includes management, operations, maintenance, administration, labor, consumables, water, supervision, and other goods and services necessary for the safe, efficient and reliable management, operation and maintenance of the NGC assets on a daily basis. During 2002, NGC paid NGS $25.9 million under this contract.

     NGC has a Service Contract with Northeast Utilities Service Company (NUSCO), an affiliate of NGC, dated January 4, 1999. This agreement has been extended through the year 2003 in a series of one-year extensions. Under this contract, NUSCO agrees to provide NGC with services such as corporate and secretarial, financial planning, accounting, taxes, insurance, budgets, data processing, purchasing, and other administrative services. During 2002, NGC paid NUSCO $1.1 million under this contract.

PART II.

An organizational chart showing the relationship of the exempt wholesale generator to other NU system companies is provided as Exhibit G. Required financial data is provided as Exhibit H.

PART III.

(a)  NU's aggregate investment in EWGs and FUCOs, respectively, as of 12/31/02:

     EWGs:    $448.2 million
     FUCOS:   $0.0 million

(b) Ratio of aggregate investment to aggregate retained earnings of NU's public-utility subsidiary companies as of 12/31/02: 0.59

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS

                                                                                   Page
                                                                                   ----
Financial Statements filed pursuant to the
  Public Utility Holding Company Act of 1935

Independent Auditors' Consent                                                        F-1

Signature                                                                            F-5

Financial Statements as of and for the year ended
  December 31, 2002

 Northeast Utilities and Subsidiaries:

    Consolidating Balance Sheet                                                   F-7--F-10
    Consolidating Statement of Income                                            F-11--F-12
    Consolidating Statement of Retained Earnings                                 F-13--F-14
    Consolidating Statement of Capital Surplus, Paid In                          F-13--F-14
    Consolidating Statement of Cash Flows                                        F-15--F-16

  The Connecticut Light and Power Company and Subsidiaries:

    Consolidating Balance Sheet                                                  F-17--F-18
    Consolidating Statement of Income                                               F-19
    Consolidating Statement of Retained Earnings                                    F-20
    Consolidating Statement of Capital Surplus, Paid In                             F-20
    Consolidating Statement of Cash Flows                                           F-21

  Public Service Company of New Hampshire and Subsidiaries:

    Consolidating Balance Sheet                                                  F-23--F-24
    Consolidating Statement of Income                                               F-25
    Consolidating Statement of Retained Earnings                                    F-26
    Consolidating Statement of Capital Surplus, Paid In                             F-26
    Consolidating Statement of Cash Flows                                           F-27

  Western Massachusetts Electric Company and Subsidiary:

    Consolidating Balance Sheet                                                  F-29--F-30
    Consolidating Statement of Income                                               F-31
    Consolidating Statement of Retained Earnings                                    F-32
    Consolidating Statement of Capital Surplus, Paid In                             F-32
    Consolidating Statement of Cash Flows                                           F-33

  Holyoke Water Power Company and Subsidiary:

    Consolidating Balance Sheet                                                  F-35--F-36
    Consolidating Statement of Income                                               F-37
    Consolidating Statement of Retained Earnings                                    F-38
    Consolidating Statement of Capital Surplus, Paid In                             F-38
    Consolidating Statement of Cash Flows                                           F-39


                                       51


  Yankee Energy System, Inc. and Subsidiaries:

    Consolidating Balance Sheet                                                  F-41--F-44
    Consolidating Statement of Income                                            F-45--F-46
    Consolidating Statement of Retained Earnings                                 F-47--F-48
    Consolidating Statement of Capital Surplus, Paid In                          F-47--F-48
    Consolidating Statement of Cash Flows                                        F-49--F-50

  NU Enterprises, Inc. and Subsidiaries:

    Consolidating Balance Sheet                                                  F-51--F-54
    Consolidating Statement of Income                                            F-55--F-56
    Consolidating Statement of Retained Earnings                                 F-57--F-58
    Consolidating Statement of Capital Surplus, Paid In                          F-57--F-58
    Consolidating Statement of Cash Flows                                        F-59--F-60

  Northeast Generation Services Company and Subsidiaries:

    Consolidating Balance Sheet                                                  F-61--F-62
    Consolidating Statement of Income                                               F-63
    Consolidating Statement of Retained Earnings                                    F-64
    Consolidating Statement of Capital Surplus, Paid In                             F-64
    Consolidating Statement of Cash Flows                                           F-65

  Select Energy, Inc. and Subsidiary:

    Consolidating Balance Sheet                                                  F-67--F-68
    Consolidating Statement of Income                                               F-69
    Consolidating Statement of Retained Earnings                                    F-70
    Consolidating Statement of Capital Surplus, Paid In                             F-70
    Consolidating Statement of Cash Flows                                           F-71

  Select Energy Services, Inc.:

    Consolidating Balance Sheet                                                  F-73--F-76
    Consolidating Statement of Income                                            F-77--F-78
    Consolidating Statement of Retained Earnings                                 F-79--F-80
    Consolidating Statement of Capital Surplus, Paid In                          F-79--F-80
    Consolidating Statement of Cash Flows                                        F-81--F-82

  Charter Oak Energy Incorporated and Subsidiaries:

    Consolidating Balance Sheet                                                  F-83--F-84
    Consolidating Statement of Income                                               F-85
    Consolidating Statement of Retained Earnings                                    F-86
    Consolidating Statement of Capital Surplus, Paid In                             F-86
    Consolidating Statement of Cash Flows                                           F-87

Notes to Financial Statements                                                       F-88

Exhibits                                                                          E-1--E-27

                       THIS PAGE INTENTIONALLY LEFT BLANK

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Northeast Utilities (the "Company") Form U5S Annual Report to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2002, of our report dated January 28, 2003 (February 27, 2003 as to Note 8A) relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2002 and 2001 incorporated by reference in the Annual Report on Form 10-K of Northeast Utilities for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities," as amended, effective January 1, 2001, and its adoption in 2002 of Emerging Issues Task Force Issue 02-3 "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" and SFAS No. 142, "Goodwill and Other Intangible Assets" and which report also includes an explanatory paragraph relating to the application of procedures relating to certain disclosures of financial statement amounts related to the 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures).





April 25, 2003
Hartford, CT

                                        /S/ DELOITTE & TOUCHE LLP
                                            DELOITTE & TOUCHE LLP

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Northeast Utilities Form U5S Annual Report to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2002, of our report dated January 28, 2003 (February 27, 2003 as to Note 6A) relating to the consolidated financial statements of The Connecticut Light and Power Company as of and for the years ended December 31, 2002 and 2001 incorporated by reference in the Annual Report on Form 10-K of The Connecticut Light and Power Company for the year ended December 31, 2002.




April 25, 2003
Hartford, CT

                                        /S/ DELOITTE & TOUCHE LLP
                                            DELOITTE & TOUCHE LLP

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Northeast Utilities Form U5S Annual Report to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2002, of our report dated January 28, 2003 relating to the consolidated financial statements of Public Service Company of New Hampshire as of and for the year ended December 31, 2002 incorporated by reference in the Annual Report on Form 10-K of Public Service Company of New Hampshire for the year ended December 31, 2002.




April 25, 2003
Hartford, CT

                                        /S/ DELOITTE & TOUCHE LLP
                                            DELOITTE & TOUCHE LLP

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Northeast Utilities Form U5S Annual Report to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2002, of our report dated January 28, 2003 relating to the consolidated financial statements of Western Massachusetts Electric Company as of and for the year ended December 31, 2002 incorporated by reference in the Annual Report on Form 10-K of Western Massachusetts Electric Company for the year ended December 31, 2002.




April 25, 2003
Hartford, CT

                                        /S/ DELOITTE & TOUCHE LLP
                                            DELOITTE & TOUCHE LLP

                                   SIGNATURE



Northeast Utilities, a registered holding company, has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                           NORTHEAST UTILITIES




                      By:   /s/ John P. Stack
                           -----------------------------------------------------
                                John P. Stack
                                Vice President - Accounting and
                                Controller





April 25, 2003

                       THIS PAGE INTENTIONALLY LEFT BLANK

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)

                                                               The                         Western
                                                           Connecticut   Public Service  Massachusetts                   Holyoke
                                                            Light and      Company of      Electric       North        Water Power
                                              Northeast   Power Company   New Hampshire    Company       Atlantic        Company
                                              Utilities   (consolidated) (consolidated) (consolidated)    Energy      (consolidated)
                                              (parent)         (b)            (b)            (b)        Corporation        (b)
                                            -------------  -------------  -------------  -------------  -------------  ------------
ASSETS
------
Current Assets:
  Cash and cash equivalents                  $       625    $      159    $     5,319    $       123    $         -    $        80
  Investments in securitizable assets                  -       178,908              -              -              -              -
  Receivables, net                                   551        88,001         68,204         42,203             36             66
  Accounts receivable from affiliated
    companies                                      2,620        51,060          9,667          6,369              -          3,465
  Taxes receivable from affiliated companies           -             -              -              -              -            879
  Unbilled revenues                                    -         5,801         32,004          8,944              -              -
  Notes receivable from affiliated companies     289,100         1,900         23,000              -         42,400          2,100
  Fuel, materials and supplies,
    at average cost                                    -        32,379         49,182          1,821              -          7,361
  Special deposits                                     -             -              -              -              -              -
  Derivative assets                                    -             -              -              -              -              -
  Prepayments and other                               73        19,407         10,032          1,470              -            170
                                            -------------  ------------  -------------  -------------  -------------  -------------
                                                 292,969       377,615        197,408         60,930         42,436         14,121
                                            -------------  ------------  -------------  -------------  -------------  -------------
Property, Plant and Equipment:
  Electric utility                                     -     3,139,128      1,431,710        590,153              -              -
  Gas utility                                          -             -              -              -              -              -
  Competitive energy                                   -             -              -              -              -         36,728
  Other                                                -             -          6,195              -              -              -
                                            -------------  ------------  -------------  -------------  -------------  -------------
                                                       -     3,139,128      1,437,905        590,153              -         36,728
    Less: Accumulated depreciation                     -     1,113,991        715,736        195,804              -         33,507
                                            -------------  ------------  -------------  -------------  -------------  -------------
                                                       -     2,025,137        722,169        394,349              -          3,221
  Construction work in progress                        -       153,556         50,547         11,860              -          2,042
                                            -------------  ------------  -------------  -------------  -------------  -------------
                                                       -     2,178,693        772,716        406,209              -          5,263
                                            -------------  ------------  -------------  -------------  -------------  -------------
Deferred Debits and Other Assets:
  Regulatory assets                                    -     1,702,677        859,871        283,702              -            717
  Deferred accumulated income taxes                    -             -              -              -              -              -
  Goodwill and other purchased intangible
    assets, net                                        -             -              -              -              -              -
  Prepaid pension                                      -       276,173              -         67,516              -          2,515
  Investments in subsidiary companies,
    at equity                                  2,322,902             -              -              -              -              -
  Other                                           18,159        96,925         92,280         18,304         11,471          2,060
                                            -------------  ------------  -------------  -------------  -------------  -------------
                                               2,341,061     2,075,775        952,151        369,522         11,471          5,292
                                            -------------  ------------  -------------  -------------  -------------  -------------
Total Assets                                 $ 2,634,030    $4,632,083    $ 1,922,275    $   836,661    $    53,907    $    24,676
                                            =============  ============  =============  =============  =============  =============


Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)


                                              Northeast         Northeast
                                              Utilities          Nuclear      North Atlantic           The            The Rocky
                                               Service            Energy      Energy Service        Quinnehtuk       River Realty
                                               Company           Company       Corporation           Company           Company
                                            --------------    --------------  --------------     ---------------    --------------
ASSETS
------
Current Assets:
  Cash and cash equivalents                  $        450      $         54    $     12,630       $          83      $          -
  Investments in securitizable assets                  -                  -               -                   -                 -
  Receivables, net                                 38,355               727          14,865                   -                36
  Accounts receivable from affiliated
     companies                                     16,470                 -               -                   -               435
  Taxes receivable from affiliated companies        9,845                 -               -                   -                 -
  Unbilled revenues                                     -                 -               -                   -                 -
  Notes receivable from affiliated companies      375,200            52,300               -                   -                 -
  Fuel, materials and supplies,
     at average cost                                  151                 -              74                   -                 -
  Special deposits                                      -                 -               -                   -                 -
  Derivative assets                                     -                 -               -                   -                 -
  Prepayments and other                             2,885                 -           1,630                   -               656
                                            --------------    --------------  --------------     ---------------    --------------
                                                  443,356            53,081          29,199                  83             1,127
                                            --------------    --------------  --------------     ---------------    --------------

Property, Plant and Equipment:
  Electric utility                                      -                 -               -                   -                 -
  Gas utility                                           -                 -               -                   -                 -
  Competitive energy                                    -                 -               -                   -                 -
  Other                                           102,340                 -               -               1,639            94,940
                                            --------------    --------------  --------------     ---------------    --------------
                                                  102,340                 -               -               1,639            94,940
    Less: Accumulated depreciation                 77,139                 -               -               1,266            39,659
                                            --------------    --------------  --------------     ---------------    --------------
                                                   25,201                 -               -                 373            55,281
  Construction work in progress                    11,978                 -               -                   -             6,678
                                            --------------    --------------  --------------     ---------------    --------------
                                                   37,179                 -               -                 373            61,959
                                            --------------    --------------  --------------     ---------------    --------------

Deferred Debits and Other Assets:
  Regulatory assets                                     -                 -               -                   -                 -
  Deferred accumulated income taxes                 4,925            28,354           5,256                   -                 -
  Goodwill and other purchased intangible
    assets, net                                         -                 -               -                   -                 -
  Prepaid pension                                  34,195                 -               -                   -                 -
  Investments in subsidiary companies,
    at equity                                           -                 -               -                   -                 -
  Other                                            44,173                66           6,421               1,146             1,950
                                            --------------    --------------  --------------     ---------------    --------------
                                                   83,293            28,420          11,677               1,146             1,950
                                            --------------    --------------  --------------     ---------------    --------------

Total Assets                                 $    563,828      $     81,501    $     40,876       $       1,602      $     65,036
                                            ==============    ==============  ==============     ===============    ==============



                      NORTHEAST UTILITIES AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)

                                                                                   NU
                                            Yankee Energy      Charter Oak     Enterprises,
                                            Systems, Inc.      Energy, Inc.        Inc.
                                            (consolidated)    (consolidated)  (consolidated)
                                                 (b)               (b)             (b)             Eliminations      Consolidated
                                            --------------    --------------  --------------     ---------------    --------------
Current Assets:
  Cash and cash equivalents                  $        642      $        273    $     64,956       $           -      $     85,393
  Investments in securitizable assets                   -                 -               -                   -           178,908
  Receivables, net                                 51,119                 -         462,926                   -           767,089
  Accounts receivable from affiliated
    companies                                       5,639                 -         115,422             211,146                 -
  Taxes receivable from affiliated companies            -                 -               -              10,723                 -
  Unbilled revenues                                43,001                 -          36,487                   -           126,236
  Notes receivable from affiliated companies            -                 -          12,300             798,300                 -
  Fuel, materials and supplies,
    at average cost                                16,702                 -           2,870              (9,312)          119,853
  Special deposits                                      -                 -           2,455                   -             2,455
  Derivative assets                                 2,252                 -         128,676                   -           130,929
  Prepayments and other                             4,480                 -          80,681              11,222           110,261
                                            --------------    --------------  --------------     ---------------    --------------
                                                  123,835               273         906,773           1,022,079         1,521,124
                                            --------------    --------------  --------------     ---------------    --------------
Property, Plant and Equipment:
  Electric utility                                      -                40               -              19,145         5,141,887
  Gas utility                                     679,055                 -               -                   -           679,055
  Competitive energy                                    -                 -         829,779                 213           866,294
  Other                                                 -                 -               -                   -           205,115
                                            --------------    --------------  --------------     ---------------    --------------
                                                  679,055                40         829,779              19,358         6,892,351

    Less: Accumulated depreciation                281,771                40          36,608              10,974         2,484,549
                                            --------------    --------------  --------------     ---------------    --------------
                                                  397,284                 -         793,171               8,384         4,407,802
  Construction work in progress                    58,011                 -          25,677                (217)          320,567
                                            --------------    --------------  --------------     ---------------    --------------
                                                  455,295                 -         818,848               8,167         4,728,369
                                            --------------    --------------  --------------     ---------------    --------------

Deferred Debits and Other Assets:
  Regulatory assets                                54,722                 -               -              (8,340)        2,910,029
  Deferred accumulated income taxes                     -                80               -              38,615                 -
  Goodwill and other purchased intangible
  assets, net                                     287,591                 -          58,276                   -           345,867
  Prepaid pension                                  43,330                 -           2,810              97,648           328,890
  Investments in subsidiary companies,                  -                 -               -           2,322,902                 -
    at equity                                      19,698                 -         174,949              54,267           433,338
                                            --------------    --------------  --------------     ---------------    --------------
  Other                                           405,341                80         236,035           2,505,092         4,018,124
                                            --------------    --------------  --------------     ---------------    --------------
Total Assets                                 $    984,471      $        353    $  1,961,656       $   3,535,338      $ 10,267,617
                                            ==============    ==============  ==============     ===============    ==============

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)

                                                                             Public
                                                                The          Service        Western
                                                            Connecticut      Company     Massachusetts                   Holyoke
                                                             Light and       of New         Electric        North      Water Power
                                              Northeast    Power Company    Hampshire       Company        Atlantic      Company
                                              Utilities    (consolidated) (consolidated) (consolidated)    Energy     (consolidated)
                                              (parent)         (b)            (b)            (b)         Corporation        (b)
                                            -------------  -------------  -------------  -------------  -------------  -------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
   Notes payable to banks                    $    49,000    $         -    $         -    $     7,000    $         -    $         -
   Notes payable to affiliated companies               -              -              -         85,900              -              -
   Long-term debt - current portion               23,000              -              -              -              -              -
   Accounts payable                                2,285        174,890         54,588         17,730         10,966          1,846
   Accounts payable to affiliated companies          290        117,904          4,008          6,233         10,579          1,512
   Accrued taxes                                   2,460         34,350         65,317          4,334         10,850            162
   Accrued interest                                5,883         10,077         11,333          2,059              -              -
   Derivative liabilities                              -              -              -              -              -              -
   Other                                             363         48,495         38,229          8,005              6             34
                                            -------------  -------------  -------------  -------------  -------------  -------------
                                                  83,281        385,716        173,475        131,261         32,401          3,554
                                            -------------  -------------  -------------  -------------  -------------  -------------

Rate Reduction Bonds                                   -      1,245,728        510,841        142,742              -              -
                                            -------------  -------------  -------------  -------------  -------------  -------------

Deferred Credits and Other Liabilities:
   Accumulated deferred income taxes               6,087        756,461        359,910        222,065              -          1,685
   Accumulated deferred investment
     tax credits                                       -         93,408          2,680          3,662              -              -
   Deferred contractual obligations                    -        234,537         56,165         63,767              -              -
   Accrued pension                                     -              -         37,933              -              -              -
   Other                                             141        276,325         52,156         13,213            168          3,613
                                            -------------  -------------  -------------  -------------  -------------  -------------
                                                   6,228      1,360,731        508,844        302,707            168          5,298
                                            -------------  -------------  -------------  -------------  -------------  -------------

Capitalization:
  Long-Term Debt                                 334,000        827,866        407,285        101,991              -              -
                                            -------------  -------------  -------------  -------------  -------------  -------------

  Preferred Stock - Nonredeemable                      -        116,200              -              -              -              -
                                            -------------  -------------  -------------  -------------  -------------  -------------

  Advances from Northeast Utilities                    -              -              -              -              -          9,600
                                            -------------  -------------  -------------  -------------  -------------  -------------

Common Stockholders' Equity:
  Common shares                                  746,879         60,352              -         10,866              -          2,400
  Capital surplus, paid in                     1,108,338        327,299        126,937         69,712          1,000          5,969
  Deferred contribution plan -
    employee stock ownership plan               (87,746)              -              -              -              -              -
  Retained earnings/accumulated deficit          765,611        308,554        194,998         77,476         20,338         (2,145)
  Accumulated other comprehensive
    income/(loss)                                 14,927           (363)          (105)           (94)             -              -
  Treasury stock                                (337,488)             -              -              -              -              -
                                            -------------  -------------  -------------  -------------  -------------  -------------
  Common Stockholders' Equity                  2,210,521        695,842        321,830        157,960         21,338          6,224
                                            -------------  -------------  -------------  -------------  -------------  -------------
Total Capitalization                           2,544,521      1,639,908        729,115        259,951         21,338         15,824
                                            -------------  -------------  -------------  -------------  -------------  -------------


Total Liabilities and Capitalization         $ 2,634,030    $ 4,632,083    $ 1,922,275    $   836,661    $    53,907    $    24,676
                                            =============  =============  =============  =============  =============  =============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)

                                              Northeast         Northeast
                                              Utilities          Nuclear        North Atlantic         The            The Rocky
                                               Service            Energy        Energy Service      Quinnehtuk       River Realty
                                               Company           Company         Corporation         Company           Company
                                            --------------    --------------   ---------------    ---------------    --------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to banks                     $        -        $          -    $          -       $           -      $          -
  Notes payable to affiliated companies           375,200                 -               -               4,000            27,650
  Long-term debt - current portion                    -                   -               -                   -             2,294
  Accounts payable                                 34,388               110           5,287                   -               493
  Accounts payable to affiliated companies         47,241             4,125           2,011                  21             2,129
  Accrued taxes                                         -               799           5,123                 133               211
  Accrued interest                                      -                 -               -                   -                74
  Derivative liabilities                                -                 -               -                   -                 -
  Other                                            14,293                 5           8,629                   -             1,310
                                            --------------    --------------  --------------     ---------------    --------------
                                                  471,122             5,039          21,050               4,154            34,161
                                            --------------    --------------  --------------     ---------------    --------------

Rate Reduction Bonds                                    -                 -               -                   -                 -
                                            --------------    --------------  --------------     ---------------    --------------
Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                     -                 -               -                  16             1,608
  Accumulated deferred investment
    tax credits                                         -                 -               -                   -                 -
  Deferred contractual obligations                      -                 -               -                   -                 -
  Accrued pension                                       -            49,440          10,275                   -                 -
  Other                                            92,705            10,806           9,537                  30            18,140
                                            --------------    --------------  --------------     ---------------    --------------
                                                   92,705            60,246          19,812                  46            19,748
                                            --------------    --------------  --------------     ---------------    --------------
Capitalization:
  Long-Term Debt                                        -                 -               -                   -             5,249
                                            --------------    --------------  --------------     ---------------    --------------
  Preferred Stock - Nonredeemable                       -                 -               -                   -                 -
                                            --------------    --------------  --------------     ---------------    --------------

  Advances from Northeast Utilities                     -                 -               -                   -             5,000
                                            --------------    --------------  --------------     ---------------    --------------

Common Stockholders' Equity:
  Common shares                                         -                15               1                 350                10
  Capital surplus, paid in                              1            15,350               9                 155                 -
  Deferred contribution plan -
    employee stock ownership plan                       -                 -               -                   -                 -
  Retained earnings/accumulated deficit                 -               851               4              (3,103)              868
  Accumulated other comprehensive
    income/(loss)                                       -                 -               -                   -                 -
  Treasury stock                                        -                 -               -                   -                 -
                                            --------------    --------------  --------------     ---------------    --------------
  Common Stockholders' Equity                           1            16,216              14              (2,598)              878
                                            --------------    --------------  --------------     ---------------    --------------
Total Capitalization                                    1            16,216              14              (2,598)           11,127
                                            --------------    --------------  --------------     ---------------    --------------


Total Liabilities and Capitalization         $    563,828      $     81,501    $     40,876       $       1,602      $     65,036
                                            ==============    ==============  ==============     ===============    ==============



                      NORTHEAST UTILITIES AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)

                                                                                     NU
                                            Yankee Energy      Charter Oak       Enterprises,
                                            Systems, Inc.      Energy, Inc.          Inc.
                                            (consolidated)    (consolidated)    (consolidated)
                                                 (b)               (b)               (b)           Eliminations      Consolidated
                                            --------------    --------------  --------------     ---------------    --------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to banks                     $          -      $          -    $          -       $           -      $     56,000
  Notes payable to affiliated companies            68,400                 -         237,150             798,300                 -
  Long-term debt - current portion                  2,350                 -          29,262                   -            56,906
  Accounts payable                                 36,734                 -         426,811                   -           766,128
  Accounts payable to affiliated companies          4,313                 -          10,778             211,146                 -
  Accrued taxes                                     8,756                84          19,813              10,724           141,667
  Accrued interest                                  3,355                 -           7,816                   -            40,597
  Derivative liabilities                                -                 -          63,900                   -            63,900
  Other                                            23,741                 -          37,355               1,308           179,154
                                            --------------    --------------  --------------     ---------------    --------------
                                                  147,649                84         832,885           1,021,478         1,304,352
                                            --------------    --------------  --------------     ---------------    --------------

Rate Reduction Bonds                                    -                 -               -                   -         1,899,312
                                            --------------    --------------  --------------     ---------------    --------------

Deferred Credits and Other Liabilities:
   Accumulated deferred income taxes               86,016                 -          36,047              33,387         1,436,507
   Accumulated deferred investment
     tax credits                                    6,722                 -               -                   -           106,471
   Deferred contractual obligations                     -                 -               -                   -           354,469
   Accrued pension                                      -                 -               -              97,648                 -
   Other                                           65,642                 -          52,833              42,669           552,641
                                            --------------    --------------  --------------     ---------------    --------------
                                                  158,380                 -          88,880             173,704         2,450,088
                                            --------------    --------------  --------------     ---------------    --------------

Capitalization:
  Long-Term Debt                                  151,376                 -         459,377                   -         2,287,144
                                            --------------    --------------  --------------     ---------------    --------------

  Preferred Stock - Nonredeemable                       -                 -               -                   -           116,200
                                            --------------    --------------  --------------     ---------------    --------------

  Advances from Northeast Utilities                     -                 -          34,299              48,899                 -
                                            --------------    --------------  --------------     ---------------    --------------

Common Stockholders' Equity:
  Common shares                                         -                 -               -              73,995           746,879
  Capital surplus, paid in                        484,769            64,344         662,976           1,758,522         1,108,338
  Deferred contribution plan -
    employee stock ownership plan                       -                 -               -                   -           (87,746)
  Retained earnings/accumulated deficit            40,943           (64,075)       (127,445)            447,264           765,611
  Accumulated other comprehensive
    income/(loss)                                   1,354                 -          10,684              11,476            14,927
  Treasury stock                                        -                 -               -                   -          (337,488)
                                            --------------    --------------  --------------     ---------------    --------------
Common Stockholders' Equity                       527,066               269         546,215           2,291,257         2,210,521
                                            --------------    --------------  --------------     ---------------    --------------
Total Capitalization                              678,442               269       1,039,891           2,340,156         4,613,865
                                            --------------    --------------  --------------     ---------------    --------------


Total Liabilities and Capitalization         $    984,471      $        353    $  1,961,656       $   3,535,338      $ 10,267,617
                                            ==============    ==============  ==============     ===============    ==============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                The          Public         Western
                                                            Connecticut      Service      Massachusetts                   Holyoke
                                                             Light and      Company of      Electric        North       Water Power
                                              Northeast    Power Company   New Hampshire    Company       Atlantic        Company
                                              Utilities    (consolidated) (consolidated) (consolidated)    Energy     (consolidated)
                                              (parent)         (b)            (b)            (b)         Corporation        (b)
                                            -------------  -------------  -------------  -------------  -------------   ------------
Operating Revenues                           $         -    $ 2,507,036    $ 1,046,738    $   369,487    $   (76,916)    $   38,246
                                            -------------  -------------  -------------  -------------  -------------   ------------

Operating Expenses:
  Operation-
    Fuel, purchased and net
      interchange power                                -      1,477,347        387,987        181,485         13,047         25,473
    Other                                         12,740        300,439        126,506         49,039         31,768          5,977
  Maintenance                                          -         80,132         64,146         14,499         19,849          3,903
  Depreciation                                         -         98,360         40,941         14,381          8,349            652
  Amortization                                         -        178,274        238,960         39,712            (25)           (2)
  Taxes other than income taxes                       47        137,299         34,226         10,688          6,690          1,546
  Gain on sale of utility plant                        -        (16,143)             -              -       (170,970)             -
                                            -------------  -------------  -------------  -------------  -------------   ------------
       Total operating expenses                   12,787      2,255,708        892,766        309,804        (91,292)        37,549
                                            -------------  -------------  -------------  -------------  -------------   ------------
  Operating (Loss)/Income                        (12,787)       251,328        153,972         59,683         14,376            697
                                            -------------  -------------  -------------  -------------  -------------   ------------

Interest Expense
  Interest on long-term debt                      28,043         41,332         16,752          2,942           (423)           (23)
  Interest on rate reduction bonds                     -         75,705         30,499          9,587              -              -
  Other interest                                   2,587          3,925          1,874          1,857          3,123            273
                                            -------------  -------------  -------------  -------------  -------------   ------------
    Interest expense, net                         30,630        120,962         49,125         14,386          2,700            250
                                            -------------  -------------  -------------  -------------  -------------   ------------

Other Income/(Loss), Net
  Equity in earnings of subsidiaries             158,191              -              -              -              -              -
  Other, net                                      27,257         22,112         (1,671)          (850)        22,498         (1,433)
                                            -------------  -------------  -------------  -------------  -------------   ------------
    Other income/(loss), net                     185,448         22,112         (1,671)          (850)        22,498         (1,433)
                                            -------------  -------------  -------------  -------------  -------------   ------------

Income/(Loss) Before Income Tax
  (Benefit)/Expense                              142,031        152,478        103,176         44,447         34,174           (986)
Income Tax (Benefit)/Expense                     (10,078)        66,866         40,279          6,765          7,829            (46)
                                            -------------  -------------  -------------  -------------  -------------   ------------

Net Income/(Loss)                            $   152,109    $    85,612    $    62,897    $    37,682    $    26,345    $      (940)
                                            =============  =============  =============  =============  =============  =============


Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                      Northeast    Northeast                                               Yankee Energy
                                      Utilities     Nuclear    North Atlantic      The        The Rocky     System, Inc.
                                       Service      Energy     Energy Service   Quinnehtuk   River Realty  (consolidated)
                                       Company      Company     Corporation      Company       Company          (b)
                                      ----------   ---------   --------------   ----------   ------------  --------------
Operating Revenues                     $224,172     $     -     $    169,364     $    203     $    6,371    $    293,879
                                      ----------   ---------   --------------   ----------   ------------  --------------

Operating Expenses:
  Operation-
    Fuel, purchased and net                   -           -            7,209            -              -         150,240
      interchange power
    Other                               196,662           -          100,958          266            695          51,032
  Maintenance                             6,298           -           55,525            -              -           7,785
  Depreciation                            7,297           -                -           54          2,590          23,090
  Amortization                                -           -                -            -              -           1,462
  Taxes other than income taxes          11,158           -            5,037           91          1,416          20,410
  Gain on sale of utility plant               -           -                -            -              -               -
                                      ----------   ---------   --------------   ----------   ------------  --------------
       Total operating expenses         221,415           -          168,729          411          4,701         254,019
                                      ----------   ---------   --------------   ----------   ------------  --------------
  Operating (Loss)/Income                 2,757           -              635         (208)         1,670          39,860
                                      ----------   ---------   --------------   ----------   ------------  --------------

Interest Expense
  Interest on long-term debt                  -           -                -            -            760          11,885
  Interest on rate reduction bonds            -           -                -            -              -               -
  Other interest                            151           -               21           65            624           2,712
                                      ----------   ---------   --------------   ----------   ------------  --------------
    Interest expense, net                   151           -               21           65          1,384          14,597
                                      ----------   ---------   --------------   ----------   ------------  --------------

Other Income/(Loss), Net
  Equity in earnings of subsidiaries          -           -                -            -              -               -
  Other, net                             (3,823)          -             (968)          54             32          (1,515)
                                      ----------   ---------   --------------   ----------   ------------  --------------
    Other income/(loss), net             (3,823)          -             (968)          54             32          (1,515)
                                      ----------   ---------   --------------   ----------   ------------  --------------

Income/(Loss) Before Income Tax
  (Benefit)/Expense                      (1,217)          -             (354)        (219)           318          23,748
Income Tax (Benefit)/Expense             (1,217)          -             (354)        (208)           124           7,853
                                      ----------   ---------   --------------   ----------   ------------  --------------

Net Income/(Loss)                      $      -     $     -     $          -     $    (11)    $      194    $     15,895
                                      ==========   =========   ==============   ==========   ============  ==============




                      NORTHEAST UTILITIES AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                            NU
                                      Charter Oak      Enterprises,
                                      Energy, Inc.         Inc.
                                     (consolidated)   (consolidated)
                                          (b)              (b)        Eliminations   Consolidated
                                     --------------   --------------  ------------   ------------
Operating Revenues                     $         -     $  1,680,337    $1,042,595     $5,216,321
                                      -------------   --------------  ------------   ------------

Operating Expenses:
  Operation-
    Fuel, purchased and net                      -        1,406,202       622,889      3,026,102
      interchange power
    Other                                     (311)         201,460       324,749        752,482
  Maintenance                                    -           77,012        65,662        263,487
  Depreciation                                   -           17,805         7,871        205,646
  Amortization                                   -            3,163             -        461,544
  Taxes other than income taxes                  -           15,105        16,194        227,518
  Gain on sale of utility plant                  -                -             -       (187,113)
                                      -------------   --------------  ------------   ------------
       Total operating expenses               (311)       1,720,747     1,037,365      4,749,666
                                      -------------   --------------  ------------   ------------
  Operating (Loss)/Income                      311          (40,410)        5,230        466,655
                                      -------------   --------------  ------------   ------------

Interest Expense
  Interest on long-term debt                     -           33,203             -        134,471
  Interest on rate reduction bonds               -                -             -        115,791
  Other interest                                 -           10,403         7,368         20,249
                                      -------------   --------------  ------------   ------------
    Interest expense, net                        -           43,606         7,368        270,511
                                      -------------   --------------  ------------   ------------

Other Income/(Loss), Net
  Equity in earnings of subsidiaries             -                -       158,191              -
  Other, net                                    26          (15,104)        2,787         43,828
                                      -------------   --------------  ------------   ------------
    Other income/(loss), net                    26          (15,104)      160,978         43,828
                                      -------------   --------------  ------------   ------------

Income/(Loss) Before Income Tax
  (Benefit)/Expense                            337          (99,120)      158,840        239,972
Income Tax (Benefit)/Expense                   265          (36,600)         (827)        82,304
                                      -------------   --------------  ------------   ------------

Net Income/(Loss)                      $        72     $    (62,520)   $  159,667     $  157,668
                                      =============   ==============  ============   ============

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                       The                               Western
                                                                   Connecticut      Public Service    Massachusetts
                                                                    Light and         Company of         Electric
                                                     Northeast    Power Company      New Hampshire       Company      North Atlantic
                                                     Utilities    (consolidated)    (consolidated)    (consolidated)      Energy
                                                      (parent)         (b)               (b)               (b)         Corporation
                                                    -----------   ---------------   ---------------   --------------  --------------

Balance at beginning of period                       $ 678,460     $     286,901     $     176,419     $     55,422    $     (1,007)

Additions:
  Net income/(loss)                                    152,109            85,612            62,897           37,682          26,345

  Allocation of benefits - ESOP                          2,835             1,745               682              381               -
                                                    -----------   ---------------   ---------------   --------------  --------------
                                                       833,404           374,258           239,998           93,485          25,338
                                                    -----------   ---------------   ---------------   --------------  --------------

Deductions:
  Dividends declared:
    Preferred stock (at required annual rates):
      The Connecticut Light and Power Company                -             5,559                 -                -               -
    Common shares:
      $8.38 per share                                        -            60,145                 -                -               -
      $115,979.38 per share                                  -                 -            45,000                -               -
      $34.12 per share                                       -                 -                 -           16,009               -
      $.525 per share                                   67,793                 -                 -                -               -
      $22,321.42 per share                                   -                 -                 -                -           5,000
                                                    -----------   ---------------   ---------------   --------------  --------------
                                                        67,793            65,704            45,000           16,009           5,000
                                                    -----------   ---------------   ---------------   --------------  --------------

Balance at end of period                             $ 765,611     $     308,554     $     194,998     $     77,476    $     20,338
                                                    ===========   ===============   ===============   ==============  ==============


                                                       Holyoke
                                                     Water Power      Northeast
                                                      Company         Utilities
                                                   (consolidated)      Service
                                                         (b)           Company
                                                  ---------------     ----------

Balance at beginning of period                     $    (1,233)     $       851

Additions:
  Net income/(loss)                                       (940)               -

  Allocation of benefits - ESOP                             28                -
                                                  -------------    -------------
                                                        (2,145)             851
                                                  -------------    -------------

Deductions:
  Dividends declared:
    Preferred stock (at required annual rates):
      The Connecticut Light and Power Company                -                -
    Common shares:
      $8.38 per share                                        -                -
      $115,979.38 per share                                  -                -
      $34.12 per share                                       -                -
      $.525 per share                                        -                -
      $22,321.42 per share                                   -                -
                                                  -------------    -------------
                                                             -                -
                                                  -------------    -------------

Balance at end of period                           $    (2,145)    $        851
                                                  =============   ==============



                      NORTHEAST UTILITIES AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                       The                               Western
                                                                   Connecticut      Public Service    Massachusetts
                                                                    Light and         Company of         Electric
                                                     Northeast    Power Company      New Hampshire       Company      North Atlantic
                                                     Utilities    (consolidated)    (consolidated)    (consolidated)      Energy
                                                     (parent)          (b)               (b)               (b)         Corporation
                                                    ------------  ---------------   ---------------   --------------  --------------

Balance at beginning of period                       $1,107,609    $     414,018     $     165,000     $     82,224    $     36,000

Repurchase of common shares                                   -          (84,493)          (37,000)         (12,123)        (35,000)
Capital contribution from Northeast Utilities                 -                -                 -                -               -
Dividends declared on common shares
  at $116,000.00 per share                                    -                -                 -                -               -
Premium on capital stock - issuance                       5,032                -                 -                -               -
Capital stock expenses, net                                 376              232                 -              131               -
Investment in Acumentrics Corporation                         -                -                 -                -               -
Return of capital from NU Enterprises, Inc
 to Northeast Utilities                                       -                -                 -                -               -
Allocation of benefits - ESOP and restricted stock       (4,679)          (2,458)           (1,063)            (520)              -
                                                    ------------  ---------------   ---------------   --------------  --------------
Balance at end of period                             $1,108,338    $     327,299     $     126,937     $     69,712    $      1,000
                                                    ============  ===============   ===============   ==============  ==============


                                                       Holyoke
                                                     Water Power      Northeast
                                                      Company         Utilities
                                                   (consolidated)      Service
                                                         (b)           Company
                                                  ---------------     ----------

Balance at beginning of period                       $     6,000     $        1

Repurchase of common shares                                    -              -
Capital contribution from Northeast Utilities                  -              -
Dividends declared on common shares
  at $116,000.00 per share                                     -              -
Premium on capital stock - issuance                            -              -
Capital stock expenses, net                                    -              -
Investment in Acumentrics Corporation                          -              -
Return of capital from NU Enterprises, Inc
 to Northeast Utilities                                        -              -
Allocation of benefits - ESOP and restricted stock           (31)             -
                                                    ------------    ------------
Balance at end of period                             $     5,969     $        1
                                                    ============    ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)


                                                                                               Yankee Energy    Charter Oak
                                                     North Atlantic     The       The Rocky     System, Inc.    Energy, Inc.
                                                     Energy Service  Quinnehtuk  River Realty  (consolidated)  (consolidated)
                                                      Corporation     Company      Company          (b)             (b)
                                                     --------------  ----------  ------------  --------------  --------------
Balance at beginning of period                        $          4    $ (3,092)   $      674     $     25,048   $     (64,147)

Additions:
  Net income/(loss)                                              -         (11)          194           15,895              72

  Allocation of benefits - ESOP                                  -           -             -                -               -
                                                     --------------  ----------  ------------   --------------  --------------
                                                                 4      (3,103)          868           40,943         (64,075)
                                                     --------------  ----------  ------------   --------------  --------------

Deductions:
  Dividends declared:
    Preferred stock (at required annual rates):
      The Connecticut Light and Power Company                    -           -             -                -               -
    Common shares:
      $8.38 per share                                            -           -             -                -               -
      $115,979.38 per share                                      -           -             -                -               -
      $34.12 per share                                           -           -             -                -               -
      $.525 per share                                            -           -             -                -               -
      $22,321.42 per share                                       -           -             -                -               -
                                                     --------------  ----------  ------------   --------------  --------------
                                                                 -           -             -                -               -
                                                     --------------  ----------  ------------   --------------  --------------

Balance at end of period                              $          4    $ (3,103)   $      868     $     40,943    $    (64,075)
                                                     ==============  ==========  ============   ==============  ==============


                      NORTHEAST UTILITIES AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                          NU
                                                     Enterprises,
                                                         Inc.
                                                    (consolidated)
                                                         (b)         Eliminations   Consolidated
                                                    --------------   ------------   ------------
Balance at beginning of period                        $    (64,925)    $  410,916     $  678,460

Additions:
  Net income/(loss)                                        (62,520)       159,667        157,668

  Allocation of benefits - ESOP                                  -          2,835          2,835
                                                     --------------   ------------   ------------
                                                          (127,445)       573,418        838,963
                                                     --------------   ------------   ------------

Deductions:
  Dividends declared:
    Preferred stock (at required annual rates):
      The Connecticut Light and Power Company                    -              -          5,559
    Common shares:
      $8.38 per share                                            -         60,145              -
      $115,979.38 per share                                      -         45,000              -
      $34.12 per share                                           -         16,009              -
      $.525 per share                                            -              -         67,793
      $22,321.42 per share                                       -          5,000              -
                                                     --------------   ------------   ------------
                                                                 -        126,154         73,352
                                                     --------------   ------------   ------------

Balance at end of period                              $   (127,445)    $  447,264     $  765,611
                                                     ==============   ============   ============





                      NORTHEAST UTILITIES AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)


                                                         Northeast                                    Yankee Energy
                                                          Nuclear      North Atlantic       The        System, Inc.
                                                          Energy       Energy Service    Quinnehtuk   (consolidated)
                                                          Company       Corporation       Company          (b)
                                                       ------------   ---------------   ------------ ---------------
Balance at beginning of period                         $     15,350    $           9    $       155    $    484,888

Repurchase of common shares                                       -                -              -               -
Capital contribution from Northeast Utilities                     -                -              -               -
Dividends declared on common shares
  at $116,000.00 per share                                        -                -              -               -
Premium on capital stock - issuance                               -                -              -               -
Capital stock expenses, net                                       -                -              -               -
Investment in Acumentrics Corporation                             -                -              -               -
Return of capital from NU Enterprises, Inc
 to Northeast Utilities                                           -                -              -               -
Allocation of benefits - ESOP and restricted stock                -                -              -            (119)
                                                      --------------  ---------------  -------------  -------------
Balance at end of period                               $     15,350    $           9    $       155    $    484,769
                                                      ==============  ===============  =============  ==============


                                                                           NU
                                                      Charter Oak     Enterprises,
                                                      Energy, Inc.        Inc.
                                                     (consolidated)  (consolidated)
                                                          (b)             (b)          Eliminations   Consolidated
                                                     --------------  --------------    ------------   ------------
Balance at beginning of period                         $     75,944    $     617,795    $ 1,897,382    $ 1,107,609

Repurchase of common shares                                       -                -       (168,616)             -
Capital contribution from Northeast Utilities                     -           58,150         58,150              -
Dividends declared on common shares
  at $116,000.00 per share                                  (11,600)               -        (11,600)             -
Premium on capital stock - issuance                               -                -              -          5,032
Capital stock expenses, net                                       -                -            363            376
Investment in Acumentrics Corporation                             -              250            250              -
Return of capital from NU Enterprises, Inc
 to Northeast Utilities                                           -          (13,000)       (13,000)             -
Allocation of benefits - ESOP and restricted stock                -             (219)        (4,407)        (4,679)
                                                      --------------  ---------------  -------------  -------------
Balance at end of period                               $     64,344    $     662,976    $ 1,758,522    $ 1,108,338
                                                      ==============  ===============  =============  =============

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                                 The                            Western
                                                                            Connecticut     Public Service   Massachusetts
                                                                             Light and        Company of        Electric
                                                              Northeast    Power Company    New Hampshire       Company
                                                              Utilities    (consolidated)   (consolidated)   (consolidated)
                                                              (parent)          (b)              (b)              (b)
                                                             -----------   --------------   --------------   --------------

Operating Activities:
  Net income/(loss)                                           $ 152,109    $      85,612    $      62,897    $      37,682
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                      -           98,360           40,941           14,381
    Deferred income taxes and investment tax credits, net          (565)         (71,880)         (79,866)         (26,952)
    Amortization                                                      -          178,274          238,960           39,712
    Net amortization/(deferral) of recoverable energy costs           -           30,787            9,859             (529)
    Gain on sale of utility plant                                     -          (16,143)               -                -
    Prepaid pension                                                   -          (42,481)               -          (13,290)
    Net other sources/(uses) of cash                             13,338           62,868          (27,703)          (8,221)
    Changes in working capital:
      Receivables and unbilled revenues, net                     19,097          (37,435)           2,989            1,199
      Fuel, materials and supplies                                    -           (1,017)          (7,135)            (365)
      Accounts payable                                          (24,049)          74,831            7,583          (13,989)
      Accrued taxes                                               2,211             (643)          63,036              643
      Investments in securitizable assets                             -           27,459                -                -
      Other working capital (excludes cash)                      52,004           (1,184)          14,432           (2,351)
                                                             -----------   --------------   --------------   --------------
Net cash flows provided by/(used in) operating activities       214,145          387,408          325,993           27,920
                                                             -----------   --------------   --------------   --------------

Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                             -         (242,301)        (109,770)         (23,428)
    Competitive energy assets                                         -                -                -                -
    Nuclear fuel                                                      -              (57)               -                -
                                                             -----------   --------------   --------------   --------------
  Cash flows used for investments in plant                            -         (242,358)        (109,770)         (23,428)
  NU system Money Pool (lending)/borrowing                     (164,300)          75,300          (46,000)          76,700
  Investments in nuclear decommissioning trusts                       -           (1,086)               -                -
  Net proceeds from the sale of utility plant                         -           35,887                -                -
  Buyout/buydown of IPP contracts                                     -                -           (5,152)               -
  Payment for the purchase of Woods                                   -                -                -                -
  Other investment activities, net                               69,732           23,395           (8,269)             937
                                                             -----------   --------------   --------------   --------------
Net cash flows (used in)/provided by investing activities       (94,568)        (108,862)        (169,191)          54,209
                                                             -----------   --------------   --------------   --------------

Financing Activities:
  Issuance of common shares                                       7,458                -                -                -
  Repurchase of common shares                                   (57,800)         (99,990)         (37,000)         (13,999)
  Issuance of long-term debt                                    263,000                -                -                -
  Issuance of rate reduction bonds                                    -                -           50,000                -
  Retirement of rate reduction bonds                                  -         (112,924)         (46,540)          (9,575)
  Net increase/(decrease) in short-term debt                      9,000                -          (60,500)         (43,000)
  Reacquisitions and retirements of long-term debt             (286,000)               -                -                -
  Advance from parent                                                 -                -                -                -
  Capital contributions from Northeast Utilities                      -                -                -                -
  Cash dividends on preferred stock                                   -           (5,559)               -                -
  Cash dividends on common shares                               (67,793)         (60,145)         (45,000)         (16,009)
  Other financing activities, net                                     -             (542)         (13,922)             (22)
                                                             -----------   --------------   --------------   --------------
Net cash flows (used in)/provided by financing activities      (132,135)        (279,160)        (152,962)         (82,605)
                                                             -----------   --------------   --------------   --------------

Net (decrease)/increase in cash for the year                    (12,558)            (614)           3,840             (476)
Cash and cash equivalents - beginning of year                    13,183              773            1,479              599
                                                             -----------   --------------   --------------   --------------
Cash and cash equivalents - end of year                       $     625     $        159     $      5,319     $        123
                                                             ===========   ==============   ==============   ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                        $  25,213     $    117,718     $     47,506     $     14,934
                                                             ===========   ==============   ==============   ==============
  Income taxes                                                $ (10,677)    $    141,724     $     56,458     $     32,522
                                                             ===========   ==============   ==============   ==============



                      NORTHEAST UTILITIES AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                       (Thousands of Dollars)


                                                                North          Holyoke
                                                               Atlantic      Water Power
                                                                Energy         Company
                                                             Corporation    (consolidated)
                                                                                 (b)
                                                             ------------   --------------

Operating Activities:
  Net income/(loss)                                           $   26,345    $        (940)
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                   8,349              652
    Deferred income taxes and investment tax credits, net         (5,982)             713
    Amortization                                                     (25)              (2)
    Net amortization/(deferral) of recoverable energy costs        1,347                -
    Gain on sale of utility plant                               (170,970)               -
    Prepaid pension                                                    -               (1)
    Net other sources/(uses) of cash                             (51,644)            (427)
    Changes in working capital:
      Receivables and unbilled revenues, net                       9,469              718
      Fuel, materials and supplies                                  (247)          (1,204)
      Accounts payable                                             1,766           (3,182)
      Accrued taxes                                               10,850              162
      Investments in securitizable assets                              -                -
      Other working capital (excludes cash)                        5,200              177
                                                             ------------   --------------
Net cash flows provided by/(used in) operating activities       (165,542)          (3,334)
                                                             ------------   --------------

Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                         (4,591)               -
    Competitive energy assets                                          -             (954)
    Nuclear fuel                                                    (408)               -
                                                             ------------   --------------
  Cash flows used for investments in plant                        (4,999)            (954)
  NU system Money Pool (lending)/borrowing                       (10,200)           1,200
  Investments in nuclear decommissioning trusts                   (8,790)               -
  Net proceeds from the sale of utility plant                    330,899                -
  Buyout/buydown of IPP contracts                                      -                -
  Payment for the purchase of Woods                                    -                -
  Other investment activities, net                               (11,452)              38
                                                             ------------   --------------
Net cash flows (used in)/provided by investing activities        295,458              284
                                                             ------------   --------------

Financing Activities:
  Issuance of common shares                                            -                -
  Repurchase of common shares                                    (35,000)               -
  Issuance of long-term debt                                           -                -
  Issuance of rate reduction bonds                                     -                -
  Retirement of rate reduction bonds                                   -                -
  Net increase/(decrease) in short-term debt                     (90,000)               -
  Reacquisitions and retirements of long-term debt                     -                -
  Advance from parent                                                  -                -
  Capital contributions from Northeast Utilities                       -                -
  Cash dividends on preferred stock                                    -                -
  Cash dividends on common shares                                 (5,000)               -
  Other financing activities, net                                      -                -
                                                             ------------   --------------
Net cash flows (used in)/provided by financing activities       (130,000)               -
                                                             ------------   --------------

Net (decrease)/increase in cash for the year                         (84)          (3,050)
Cash and cash equivalents - beginning of year                         84            3,130
                                                             ------------   --------------
Cash and cash equivalents - end of year                       $        -     $         80
                                                             ============   ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                        $    3,191     $        325
                                                             ============   ==============
  Income taxes                                                $   (4,694)    $       (406)
                                                             ============   ==============


Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                                         North
                                                              Northeast    Northeast    Atlantic                  The Rocky
                                                              Utilities     Nuclear      Energy         The         River
                                                               Service      Energy       Service     Quinnehtuk    Realty
                                                               Company      Company    Corporation    Company      Company

                                                             -----------   ---------   -----------   ----------   ---------

Operating Activities:
  Net income/(loss)                                           $       -    $      -     $       -       $  (11)    $   194
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                  7,297           -             -           54       2,590
    Deferred income taxes and investment tax credits, net         1,077           -          (130)          49        (748)
    Amortization                                                      -           -             -            -           -
    Net amortization/(deferral) of recoverable energy costs           -           -             -            -           -
    Gain on sale of utility plant                                     -           -             -            -           -
    Prepaid pension                                             (15,829)          -             -            -           -
    Net other sources/(uses) of cash                              8,702      (3,954)        7,676         (279)     (1,557)
    Changes in working capital:
      Receivables and unbilled revenues, net                      3,032       3,550        12,184            -        (177)
      Fuel, materials and supplies                                  135           -           (61)           -           -
      Accounts payable                                           16,007      (6,577)      (14,523)          12         604
      Accrued taxes                                                   -         799         5,123          (67)        211
      Investments in securitizable assets                             -           -             -            -           -
      Other working capital (excludes cash)                        (251)      1,600           156            1         766
                                                             -----------   ---------   -----------   ----------   ---------
Net cash flows provided by/(used in) operating activities        20,170      (4,582)       10,425         (241)      1,883
                                                             -----------   ---------   -----------   ----------   ---------

Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                       (12,280)          -             -            -      (6,603)
    Competitive energy assets                                         -           -             -            -           -
    Nuclear fuel                                                      -           -             -            -           -
                                                             -----------   ---------   -----------   ----------   ---------
  Cash flows used for investments in plant                      (12,280)          -             -            -      (6,603)
  NU system Money Pool (lending)/borrowing                      (55,300)      4,600             -          300       2,350
  Investments in nuclear decommissioning trusts                       -           -             -            -           -
  Net proceeds from the sale of utility plant                         -           -             -            -           -
  Buyout/buydown of IPP contracts                                     -           -             -            -           -
  Payment for the purchase of Woods                                   -           -             -            -           -
  Other investment activities, net                              (10,427)          -             -            -           -
                                                             -----------   ---------   -----------   ----------   ---------
Net cash flows (used in)/provided by investing activities       (78,007)      4,600             -          300      (4,253)
                                                             -----------   ---------   -----------   ----------   ---------

Financing Activities:
  Issuance of common shares                                           -           -             -            -           -
  Repurchase of common shares                                         -           -             -            -           -
  Issuance of long-term debt                                          -           -             -            -           -
  Issuance of rate reduction bonds                                    -           -             -            -           -
  Retirement of rate reduction bonds                                  -           -             -            -           -
  Net increase/(decrease) in short-term debt                          -           -             -            -           -
  Reacquisitions and retirements of long-term debt                    -           -             -            -      (2,735)
  Advance from parent                                                 -           -             -            -       5,000
  Capital contributions from Northeast Utilities                      -           -             -            -           -
  Cash dividends on preferred stock                                   -           -             -            -           -
  Cash dividends on common shares                                     -           -             -            -           -
  Other financing activities, net                                    (6)          -             -            -           -
                                                             -----------   ---------   -----------   ----------   ---------
Net cash flows (used in)/provided by financing activities            (6)          -             -            -       2,265
                                                             -----------   ---------   -----------   ----------   ---------

Net (decrease)/increase in cash for the year                    (57,843)         18        10,425           59        (105)
Cash and cash equivalents - beginning of year                    58,293          36         2,205           24         105
                                                             -----------   ---------   -----------   ----------   ---------
Cash and cash equivalents - end of year                       $     450     $    54     $  12,630     $     83     $     -
                                                             ===========   =========   ===========   ==========   =========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                        $      37     $     -     $       -     $     66     $ 1,450
                                                             ===========   =========   ===========   ==========   =========
  Income taxes                                                $  (3,888)    $(4,927)    $    (293)    $   (170)    $  (307)
                                                             ===========   =========   ===========   ==========   =========



                      NORTHEAST UTILITIES AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)


                                                                                                     NU
                                                             Yankee Energy     Charter Oak      Enterprises,
                                                              System, Inc.     Energy, Inc.         Inc.
                                                             (consolidated)   (consolidated)   (consolidated)
                                                                  (b)              (b)              (b)
                                                             --------------   --------------   --------------

Operating Activities:
  Net income/(loss)                                           $     15,895     $         72     $    (62,520)
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                    23,090                -           17,805
    Deferred income taxes and investment tax credits, net            4,637                -           30,936
    Amortization                                                     1,462                -            3,163
    Net amortization/(deferral) of recoverable energy costs        (13,841)               -                -
    Gain on sale of utility plant                                        -                -                -
    Prepaid pension                                                   (573)               -              (94)
    Net other sources/(uses) of cash                                 2,776                -          (40,520)
    Changes in working capital:
      Receivables and unbilled revenues, net                        (8,074)          23,825         (136,265)
      Fuel, materials and supplies                                 (12,822)               -             (117)
      Accounts payable                                              16,783          (12,006)         128,005
      Accrued taxes                                                    931             (297)          19,019
      Investments in securitizable assets                                -                -                -
      Other working capital (excludes cash)                         30,384                -          (16,131)
                                                             --------------   --------------   --------------
Net cash flows provided by/(used in) operating activities           60,648           11,594          (56,719)
                                                             --------------   --------------   --------------

Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                          (70,647)               -              (25)
    Competitive energy assets                                            -                -          (22,197)
    Nuclear fuel                                                         -                -                -
                                                             --------------   --------------   --------------
  Cash flows used for investments in plant                         (70,647)               -          (22,222)
  NU system Money Pool (lending)/borrowing                          63,200                -           52,150
  Investments in nuclear decommissioning trusts                          -                -                -
  Net proceeds from the sale of utility plant                            -                -                -
  Buyout/buydown of IPP contracts                                        -                -                -
  Payment for the purchase of Woods                                      -                -          (16,351)
  Other investment activities, net                                  (1,902)               -           23,164
                                                             --------------   --------------   --------------
Net cash flows (used in)/provided by investing activities           (9,349)               -           36,741
                                                             --------------   --------------   --------------

Financing Activities:
  Issuance of common shares                                              -                -                -
  Repurchase of common shares                                            -                -                -
  Issuance of long-term debt                                             -                -           47,648
  Issuance of rate reduction bonds                                       -                -                -
  Retirement of rate reduction bonds                                     -                -                -
  Net increase/(decrease) in short-term debt                       (50,000)               -                -
  Reacquisitions and retirements of long-term debt                  (1,050)               -          (24,988)
  Advance from parent                                                    -                -              797
  Capital contributions from Northeast Utilities                         -                -           45,400
  Cash dividends on preferred stock                                      -                -                -
  Cash dividends on common shares                                        -          (11,600)               -
  Other financing activities, net                                        -                -                -
                                                             --------------   --------------   --------------
Net cash flows (used in)/provided by financing activities          (51,050)         (11,600)          68,857
                                                             --------------   --------------   --------------

Net (decrease)/increase in cash for the year                           249               (6)          48,879
Cash and cash equivalents - beginning of year                          393              279           16,077
                                                             --------------   --------------   --------------
Cash and cash equivalents - end of year                       $        642     $        273     $     64,956
                                                             ==============   ==============   ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                        $     14,070     $          -     $     42,572
                                                             ==============   ==============   ==============
  Income taxes                                                $      3,665     $        320     $    (94,963)
                                                             ==============   ==============   ==============



                      NORTHEAST UTILITIES AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)






                                                             Eliminations   Consolidated
                                                             ------------   ------------

Operating Activities:
  Net income/(loss)                                           $  159,667     $  157,668
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                   7,871        205,646
    Deferred income taxes and investment tax credits, net            615       (149,325)
    Amortization                                                       -        461,544
    Net amortization/(deferral) of recoverable energy costs            -         27,623
    Gain on sale of utility plant                                      -       (187,113)
    Prepaid pension                                               24,226        (96,492)
    Net other sources/(uses) of cash                             (49,655)        10,707
    Changes in working capital:
      Receivables and unbilled revenues, net                      (3,709)      (102,181)
      Fuel, materials and supplies                                 4,758        (27,590)
      Accounts payable                                            17,818        153,450
      Accrued taxes                                              (12,319)       114,296
      Investments in securitizable assets                              -         27,459
      Other working capital (excludes cash)                       67,852         16,953
                                                             ------------   ------------
Net cash flows provided by/(used in) operating activities        217,124        612,645
                                                             ------------   ------------

Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                           (804)      (468,842)
    Competitive energy assets                                          -        (23,150)
    Nuclear fuel                                                       -           (465)
                                                             ------------   ------------
  Cash flows used for investments in plant                          (804)      (492,457)
  NU system Money Pool (lending)/borrowing                             -              -
  Investments in nuclear decommissioning trusts                        -         (9,876)
  Net proceeds from the sale of utility plant                          -        366,786
  Buyout/buydown of IPP contracts                                      -         (5,152)
  Payment for the purchase of Woods                                    -        (16,351)
  Other investment activities, net                                69,982         15,234
                                                             ------------   ------------
Net cash flows (used in)/provided by investing activities         69,178       (141,816)
                                                             ------------   ------------

Financing Activities:
  Issuance of common shares                                            -          7,458
  Repurchase of common shares                                   (185,989)       (57,800)
  Issuance of long-term debt                                           -        310,648
  Issuance of rate reduction bonds                                     -         50,000
  Retirement of rate reduction bonds                                   -       (169,039)
  Net increase/(decrease) in short-term debt                           -       (234,500)
  Reacquisitions and retirements of long-term debt                     -       (314,773)
  Advance from parent                                              5,797              -
  Capital contributions from Northeast Utilities                  45,400              -
  Cash dividends on preferred stock                                    -         (5,559)
  Cash dividends on common shares                               (137,754)       (67,793)
  Other financing activities, net                                (13,756)          (736)
                                                             ------------   ------------
Net cash flows (used in)/provided by financing activities       (286,302)      (482,094)
                                                             ------------   ------------

Net (decrease)/increase in cash for the year                           -        (11,265)
Cash and cash equivalents - beginning of year                          -         96,658
                                                             ------------   ------------
Cash and cash equivalents - end of year                       $        -     $   85,393
                                                             ============   ============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                        $    7,196     $  259,886
                                                             ============   ============
  Income taxes                                                $        -     $  114,364
                                                             ============   ============

                     THE CONNECTICUT LIGHT AND POWER COMPANY
                              AND SUBSIDIARIES (a)
                         Consolidating Balance Sheet (b)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)

                                                        The
                                                   Connecticut      CL&P
                                                    Light and    Receivables      CL&P
                                                  Power Company  Corporation   Funding LLC   Eliminations   Consolidated
                                                  -------------  -----------   -----------   ------------  --------------
ASSETS
------
Current Assets:
  Cash and cash equivalents                        $          -   $      158    $        1    $         -   $         159
  Investments in securitizable assets                    49,180      218,908             -         89,180         178,908
  Receivables, net                                       88,001            -             -              -          88,001
  Accounts receivable from affiliated companies         122,100      111,107             -        182,149          51,060
  Unbilled revenues                                       5,801            -             -              -           5,801
  Notes receivable from affiliated companies              1,900            -     1,245,728      1,245,728           1,900
  Fuel, materials, and supplies, at average cost         32,379            -             -              -          32,379
  Prepayments and other                                  19,407            -             -              -          19,407
                                                  -------------- ------------  ------------  ------------- ---------------
                                                        318,768      330,173     1,245,729      1,517,057         377,615
                                                  -------------- ------------  ------------  ------------- ---------------

Property, Plant and Equipment:
  Electric utility                                    3,139,128            -             -              -       3,139,128
    Less:  Accumulated depreciation                   1,113,991            -             -              -       1,113,991
                                                  -------------- ------------  ------------  ------------- ---------------
                                                      2,025,137            -             -              -       2,025,137
  Construction work in progress                         153,556            -             -              -         153,556
                                                  -------------- ------------  ------------  ------------- ---------------
                                                      2,178,693            -             -              -       2,178,693
                                                  -------------- ------------  ------------  ------------- ---------------

Deferred Debits and Other Assets:
  Regulatory assets                                   1,702,677            -             -              -       1,702,677
  Prepaid pension                                       276,173            -             -              -         276,173
  Investments in subsidiary companies, at equity         64,847            -             -         64,847               -
  Other                                                  82,370            -        14,557              -          96,925
                                                  -------------- ------------  ------------  ------------- ---------------
                                                      2,126,067            -        14,557         64,847       2,075,775
                                                  -------------- ------------  ------------  ------------- ---------------

Total Assets                                       $  4,623,528   $  330,173    $1,260,286    $1,581,904    $   4,632,083
                                                  ============== ============  ============  ============= ===============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Nutmeg Power Company, The Connecticut Steam Company and CL&P Capital L.P.
(b)   Not covered by auditors' report.

                     THE CONNECTICUT LIGHT AND POWER COMPANY
                              AND SUBSIDIARIES (a)
                         Consolidating Balance Sheet (b)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)

                                                       The
                                                   Connecticut       CL&P
                                                    Light and    Receivables      CL&P
                                                  Power Company  Corporation   Funding LLC    Eliminations  Consolidated
                                                  -------------  -----------   ------------   ------------  ------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to affiliated companies            $ 1,245,728    $       -    $         -    $ 1,245,728   $         -
  Notes payable to banks                                     -       40,000              -         40,000             -
  Accounts payable                                     174,890            -              -              -       174,890
  Accounts payable to affiliated companies             117,904            -              9              9       117,904
  Accrued taxes                                         33,150        1,200              -              -        34,350
  Accrued interest                                      10,077       30,550              -         30,551        10,077
  Other                                                 41,140            -          7,356              -        48,495
                                                  -------------  -----------   ------------   ------------  ------------
                                                     1,622,889       71,750          7,365      1,316,288       385,716
                                                  -------------  -----------   ------------   ------------  ------------

Rate Reduction Bonds                                         -            -      1,245,728              -     1,245,728
                                                  -------------  -----------   ------------   ------------  ------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                    756,461            -              -              -       756,461
  Accumulated deferred investment tax credits           93,408            -              -              -        93,408
  Deferred contractual obligations                     234,537            -              -              -       234,537
  Other                                                276,325            -              -              -       276,325
                                                  -------------  -----------   ------------   ------------  ------------
                                                     1,360,731            -              -              -     1,360,731
                                                  -------------  -----------   ------------   ------------  ------------
Capitalization:
  Long-Term Debt                                       827,866            -              -              -       827,866
                                                  -------------  -----------   ------------   ------------  ------------

  Preferred Stock - Nonredeemable                      116,200            -              -              -       116,200
                                                  -------------  -----------   ------------   ------------  ------------

  Common Stockholder's Equity:
    Common stock                                        60,352            -              -              -        60,352
    Capital surplus, paid in                           327,299      200,829          7,193        208,022       327,299
    Retained earnings                                  308,554       57,594              -         57,594       308,554
    Accumulated other comprehensive loss                  (363)           -              -              -          (363)
                                                  -------------  -----------   ------------   ------------  ------------
  Common Stockholder's Equity                          695,842      258,423          7,193        265,616       695,842
                                                  -------------  -----------   ------------   ------------  ------------
Total Capitalization                                 1,639,908      258,423          7,193        265,616     1,639,908
                                                  -------------  -----------   ------------   ------------  ------------

Total Liabilities and Capitalization               $ 4,623,528    $ 330,173     $1,260,286     $1,581,904    $4,632,083
                                                  =============  ===========   ============   ============  ============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Nutmeg Power Company, The Connecticut Steam Company and CL&P Capital L.P.
(b)   Not covered by auditors' report.

                     THE CONNECTICUT LIGHT AND POWER COMPANY
                              AND SUBSIDIARIES (a)
                      Consolidating Statement of Income (b)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                  The Connecticut       CL&P
                                                  Light and Power   Receivables      CL&P
                                                      Company       Corporation   Funding LLC  Eliminations  Consolidated
                                                  ---------------   -----------   -----------  ------------  ------------

Operating Revenues                                 $   2,507,036     $       -     $  77,110    $   77,110    $2,507,036
                                                  ---------------   -----------   -----------  ------------  ------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power          1,477,347             -             -             -     1,477,347
    Other                                                299,909           530        77,110        77,110       300,439
  Maintenance                                             80,132             -             -             -        80,132
  Depreciation                                            98,360             -             -             -        98,360
  Amortization of regulatory assets, net                 178,274             -             -             -       178,274
  Taxes other than income taxes                          137,299             -             -             -       137,299
  Gain on sale of utility plant                          (16,143)            -             -             -       (16,143)
                                                  ---------------   -----------   -----------  ------------  ------------
    Total operating expenses                           2,255,178           530        77,110        77,110     2,255,708
                                                  ---------------   -----------   -----------  ------------  ------------
Operating Income/(Loss)                                  251,858          (530)            -             -       251,328
                                                  ---------------   -----------   -----------  ------------  ------------

Interest Expense:
  Interest on long-term debt                              41,332             -             -             -        41,332
  Interest on rate reduction bonds                        75,705             -             -             -        75,705
  Other interest                                           3,925           178             -           178         3,925
                                                  ---------------   -----------   -----------  ------------  ------------
    Interest expense, net                                120,962           178             -           178       120,962
                                                  ---------------   -----------   -----------  ------------  ------------

Other Income, Net
  Equity in earnings of subsidiaries                      16,536             -             -        16,536             -
  Other, net                                              (5,921)       28,210             -           178        22,112
                                                  ---------------   -----------   -----------  ------------  ------------
          Other income, net                               10,615        28,210             -        16,714        22,112
                                                  ---------------   -----------   -----------  ------------  ------------

Income Before Income Tax Expense                         141,511        27,502             -        16,536       152,478
Income Tax Expense                                        55,899        10,966             -             -        66,866
                                                  ---------------   -----------   -----------  ------------  ------------
Net Income                                         $      85,612     $  16,536     $       -    $   16,536    $   85,612
                                                  ===============   ===========   ===========  ============  ============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Nutmeg Power Company, The Connecticut Steam Company and CL&P Capital L.P.
(b)   Not covered by auditors' report.

                     THE CONNECTICUT LIGHT AND POWER COMPANY
                              AND SUBSIDIARIES (a)
                Consolidating Statement of Retained Earnings (b)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                  The Connecticut       CL&P
                                                  Light and Power   Receivables      CL&P
                                                      Company       Corporation   Funding LLC  Eliminations  Consolidated
                                                  ---------------   -----------   -----------  ------------  ------------

Balance at beginning of period                     $     286,901     $  41,058     $       -    $   41,058    $  286,901

Additions:
  Net income                                              85,612        16,536             -        16,536        85,612
  Allocation of benefits - ESOP                            1,745             -             -             -         1,745
                                                  ---------------   -----------   -----------  ------------  ------------
                                                         374,258        57,594             -        57,594       374,258
                                                  ---------------   -----------   -----------  ------------  ------------

Deductions:
  Dividends declared:
    Preferred stock (at required annual rates)             5,559             -             -             -         5,559
    Common stock $8.38 per share                          60,145             -             -             -        60,145
                                                  ---------------   -----------   -----------  ------------  ------------
                                                          65,704             -             -             -        65,704
                                                  ---------------   -----------   -----------  ------------  ------------

Balance at end of period                           $     308,554     $  57,594     $       -    $   57,594    $  308,554
                                                  ===============   ===========   ===========  ============  ============



                     THE CONNECTICUT LIGHT AND POWER COMPANY
                              AND SUBSIDIARIES (a)
             Consolidating Statement of Capital Surplus, Paid In (b)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                  The Connecticut       CL&P
                                                  Light and Power   Receivables      CL&P
                                                      Company       Corporation   Funding LLC  Eliminations  Consolidated
                                                  ---------------   -----------   -----------  ------------  ------------

Balance at beginning of period                     $     414,018     $ 240,829     $   7,193    $  248,022    $  414,018

Repurchase of common stock                               (84,493)            -             -             -       (84,493)

Allocation of benefits - ESOP                             (2,458)            -             -             -        (2,458)

Borrowing from The Connecticut
   Light and Power Company                                     -       (40,000)            -       (40,000)            -

Capital stock expenses, net                                  232             -             -             -           232
                                                  ---------------   -----------   -----------  ------------  ------------

Balance at end of period                           $     327,299     $ 200,829     $   7,193    $  208,022    $  327,299
                                                  ===============   ===========   ===========  ============  ============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Nutmeg Power Company, The Connecticut Steam Company and CL&P Capital, L.P.
(b)   Not covered by auditors' report.

                    THE CONNECTICUT LIGHT AND POWER COMPANY AND SUBSIDIAIRIES
                          Consolidating Statement of Cash Flows (a) (b)
                                   Year Ended December 31, 2002
                                      (Thousands of Dollars)

                                                                The
                                                            Connecticut        CL&P
                                                             Light and      Receivables       CL&P
                                                           Power Company    Corporation   Funding LLC   Eliminations   Consolidated
                                                           -------------    -----------   -----------   ------------   ------------

Operating Activities:
  Net Income                                                $    85,612      $  16,536     $       -     $   16,536     $   85,612
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                 98,360              -             -              -         98,360
    Deferred income taxes and investment tax credits, net       (71,880)             -             -              -        (71,880)
    Amortization                                                178,274              -             -              -        178,274
    Net amortization of recoverable energy costs, net            30,787              -             -              -         30,787
    Gain on sale of utility plant                               (16,143)             -             -              -        (16,143)
    Prepaid pension                                             (42,481)             -             -              -        (42,481)
    Net other sources/(uses) of cash                             62,868        (40,000)            -        (40,000)        62,868
    Changes in working capital:
      Receivables and unbilled revenues, net                    (52,041)        (1,251)            -        (15,858)       (37,435)
      Fuel, materials and supplies                               (1,017)             -             -              -         (1,017)
      Accounts payable                                           74,831              -             9              9         74,831
      Accrued taxes                                               2,284         (2,927)            -              -           (643)
      Investment in securitizable assets                         55,670        (12,541)            -         15,670         27,459
      Other working capital (excludes cash)                      (1,663)           178           478            179         (1,184)
                                                           -------------    -----------   -----------   ------------   ------------
Net cash flows provided by/(used in) operating activities       403,461        (40,005)          487        (23,464)       387,408
                                                           -------------    -----------   -----------   ------------   ------------

Investing Activities:
  Investments in plant:
    Electric utility plant                                     (242,301)             -             -              -       (242,301)
    Nuclear fuel                                                    (57)             -             -              -            (57)
                                                           -------------    -----------   -----------   ------------   ------------
  Cash flows used for investments in plant                     (242,358)             -             -              -       (242,358)
  NU system money pool (lending)/borrowing                      (37,625)             -       112,925              -         75,300
  Investments in nuclear decommissioning trusts                  (1,086)             -             -              -         (1,086)
  Net proceeds from the sale of utility plant                    35,887              -             -              -         35,887
  Other investment activities, net                                7,347              -          (488)       (16,536)        23,395
                                                           -------------    -----------   -----------   ------------   ------------
Net cash flows (used in)/provided by investing activities      (237,835)             -       112,437        (16,536)      (108,862)
                                                           -------------    -----------   -----------   ------------   ------------

Financing Activities:
  Repurchase of common stock                                    (99,990)             -             -              -        (99,990)
  Retirement of rate reduction bonds                                  -              -      (112,924)             -       (112,924)
  Net increase in short-term debt                                     -         40,000             -         40,000              -
  Cash dividends on preferred stock                              (5,559)             -             -              -         (5,559)
  Cash dividends on common stock                                (60,145)             -             -              -        (60,145)
  Other financing activities, net                                  (542)             -             -              -           (542)
                                                           -------------    -----------   -----------   ------------   ------------
Net cash flows (used in)/provided by financing activities      (166,236)        40,000      (112,924)        40,000       (279,160)
                                                           -------------    -----------   -----------   ------------   ------------

Net decrease in cash for the year                                  (610)            (5)            -              -           (614)
Cash and cash equivalents - beginning of year                       610            163             1              -            773
                                                           -------------    -----------   -----------   ------------   ------------
Cash and cash equivalents - end of year                     $         -      $     158     $       1     $        -     $      159
                                                           =============    ===========   ===========   ============   ============

Supplemental Cash Flow Information:
Cash paid during the year for:
  Interest, net of amounts capitalized                      $   117,718      $       -     $       -     $        -     $  117,718
                                                           =============    ===========   ===========   ============   ============
  Income taxes                                              $   127,390      $  14,334     $       -     $        -     $  141,724
                                                           =============    ===========   ===========   ============   ============

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Nutmeg Power Company, The Connecticut Steam Company and CL&P Capital L.P. (b) Not covered by auditors' report.

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                                      F-22

                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)

                                                  Public Service
                                                    Company of       PSNH           PSNH
                                                   New Hampshire  Funding LLC  Funding LLC 2  Properties, Inc.  Eliminations
                                                  --------------  -----------  -------------  ----------------  ------------
ASSETS
------
Current Assets:
  Cash                                             $      4,351    $       1    $         1    $        966      $        -
  Receivables, net                                       68,201            -              -               3               -
  Accounts receivable from affiliated companies           9,668            -              -              71              72
  Taxes receivable                                            -            -              -             145             145
  Unbilled revenues                                      32,004            -              -               -               -
  Notes receivable from affiliated companies             23,000      459,773         45,608               -         505,380
  Fuel, materials, and supplies, at average cost         49,182            -              -               -               -
  Prepayments and other                                   9,981            -              -              51               -
                                                  --------------  -----------  -------------  --------------    ------------
                                                        196,387      459,774         45,609           1,236         505,597
                                                  --------------  -----------  -------------  --------------    ------------

Property, Plant and Equipment:
  Electric utility                                    1,431,509            -              -             201               -
  Other                                                       -            -              -           6,195               -
                                                  --------------  -----------  -------------  --------------    ------------
                                                      1,431,509            -              -           6,396               -
    Less:  Accumulated depreciation                     713,955            -              -           1,782               -
                                                  --------------  -----------  -------------  --------------    ------------
                                                        717,554            -              -           4,614               -
  Construction work in progress                          50,547            -              -               -               -
                                                  --------------  -----------  -------------  --------------    ------------
                                                        768,101            -              -           4,614               -
                                                  --------------  -----------  -------------  --------------    ------------

Deferred Debits and Other Assets:
  Regulatory assets                                     859,871            -              -               -               -
  Investments in subsidiary companies, at equity          9,386            -              -               -           9,386
  Other                                                  48,721       32,094         11,401             169             105
                                                  --------------  -----------  -------------  --------------    ------------
                                                        917,978       32,094         11,401             169           9,491
                                                  --------------  -----------  -------------  --------------    ------------

Total Assets                                       $  1,882,466    $ 491,868    $    57,010    $      6,019      $  515,088
                                                  ==============  ===========  =============  ==============    ============



                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)



                                                  Consolidated
                                                  ------------
ASSETS
------
Current Assets:
  Cash                                             $    5,319
  Receivables, net                                     68,204
  Accounts receivable from affiliated companies         9,667
  Taxes receivable                                          -
  Unbilled revenues                                    32,004
  Notes receivable from affiliated companies           23,000
  Fuel, materials, and supplies, at average cost       49,182
  Prepayments and other                                10,032
                                                  ------------
                                                      197,408
                                                  ------------

Property, Plant and Equipment:
  Electric utility                                  1,431,710
  Other                                                 6,195
                                                  ------------
                                                    1,437,905
    Less:  Accumulated depreciation                   715,736
                                                  ------------
                                                      722,169
  Construction work in progress                        50,547
                                                  ------------
                                                      772,716
                                                  ------------

Deferred Debits and Other Assets:
  Regulatory assets                                   859,871
  Investments in subsidiary companies, at equity            -
  Other                                                92,280
                                                  ------------
                                                      952,151
                                                  ------------

Total Assets                                       $1,922,275
                                                  ============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)

                                                  Public Service
                                                    Company of       PSNH          PSNH
                                                   New Hampshire  Funding LLC  Funding LLC 2  Properties, Inc.  Eliminations
                                                  --------------  -----------  -------------  ----------------  ------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to affiliated companies            $    505,380    $       -    $         -    $            -    $  505,380
  Accounts payable                                       54,579            -              -                 9             -
  Accounts payable to affiliated companies                3,845          213             21                 -            72
  Accrued taxes                                          65,461            -              -                 1           145
  Accrued interest                                        2,470        8,259            604                 -             -
  Other                                                  12,667       16,089          9,473                 -             -
                                                  --------------  -----------  -------------  ----------------  ------------
                                                        644,402       24,561         10,098                10       505,597
                                                  --------------  -----------  -------------  ----------------  ------------

Rate Reduction Bonds                                          -      464,181         46,661                 -             -
                                                  --------------  -----------  -------------  ----------------  ------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                     360,015            -              -                 -           105
  Accumulated deferred investment tax credits             2,680            -              -                 -             -
  Deferred contractual obligations                       56,165            -              -                 -             -
  Accrued pension                                        37,933            -              -                 -             -
  Other                                                  52,156            -              -                 -             -
                                                  --------------  -----------  -------------  ----------------  ------------
                                                        508,949            -              -                 -           105
                                                  --------------  -----------  -------------  ----------------  ------------

Capitalization:
  Long-Term Debt                                        407,285            -              -                 -             -
                                                  --------------  -----------  -------------  ----------------  ------------

  Common Stockholder's Equity:
    Common stock                                              -            -              -                 1             1
    Capital surplus, paid in                            126,937        3,126            251                 -         3,377
    Retained earnings                                   194,998            -              -             6,008         6,008
    Accumulated other comprehensive income                 (105)           -              -                 -             -
                                                  --------------  -----------  -------------  ----------------  ------------
  Common Stockholder's Equity                           321,830        3,126            251             6,009         9,386
                                                  --------------  -----------  -------------  ----------------  ------------
Total Capitalization                                    729,115        3,126            251             6,009         9,386
                                                  --------------  -----------  -------------  ----------------  ------------

Total Liabilities and Capitalization               $  1,882,466    $ 491,868    $    57,010    $        6,019    $  515,088
                                                  ==============  ===========  =============  ================  ============



                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)



                                                  Consolidated
                                                  -------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to affiliated companies            $         -
  Accounts payable                                      54,588
  Accounts payable to affiliated companies               4,008
  Accrued taxes                                         65,317
  Accrued interest                                      11,333
  Other                                                 38,229
                                                  -------------
                                                       173,475
                                                  -------------

Rate Reduction Bonds                                   510,841
                                                  -------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                    359,910
  Accumulated deferred investment tax credits            2,680
  Deferred contractual obligations                      56,165
  Accrued pension                                       37,933
  Other                                                 52,156
                                                  -------------
                                                       508,844
                                                  -------------

Capitalization:
  Long-Term Debt                                       407,285
                                                  -------------

  Common Stockholder's Equity:
    Common stock                                             -
    Capital surplus, paid in                           126,937
    Retained earnings                                  194,998
    Accumulated other comprehensive income                (105)
                                                  -------------
  Common Stockholder's Equity                          321,830
                                                  -------------
Total Capitalization                                   729,115
                                                  -------------

Total Liabilities and Capitalization               $ 1,922,275
                                                  =============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                               Public Service
                                                 Company of         PSNH           PSNH
                                                New Hampshire   Funding LLC    Funding LLC 2   Properties, Inc.   Eliminations
                                               --------------   ------------   -------------   ----------------   ------------

Operating Revenues                              $  1,046,675     $   30,229     $     2,198     $          723     $   33,088
                                               --------------   ------------   -------------   ----------------   ------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power        387,987              -               -                  -              -
    Other                                            127,163         30,229           2,198                  3         33,088
  Maintenance                                         64,146              -               -                  -              -
  Depreciation                                        40,941              -               -                  -              -
  Amortization of regulatory assets, net             238,960              -               -                  -              -
  Taxes other than income taxes                       34,071              -               -                155              -
                                               --------------   ------------   -------------   ----------------   ------------
          Total operating expenses                   893,268         30,229           2,198                158         33,088
                                               --------------   ------------   -------------   ----------------   ------------
Operating Income                                     153,407              -               -                565              -
                                               --------------   ------------   -------------   ----------------   ------------

Interest Expense:
  Interest on long-term debt                          16,752              -               -                  -              -
  Interest on rate reduction bonds                    30,499              -               -                  -              -
  Other interest                                       1,874              -               -                  -              -
                                               --------------   ------------   -------------   ----------------   ------------
    Interest expense, net                             49,125              -               -                  -              -
                                               --------------   ------------   -------------   ----------------   ------------

Other (Loss)/Income, Net
  Equity in earnings of subsidiaries                     789              -               -                  -            789
  Other, net                                          (2,341)             -               -                670              -
                                               --------------   ------------   -------------   ----------------   ------------
          Other (loss)/income, net                    (1,552)             -               -                670            789
                                               --------------   ------------   -------------   ----------------   ------------

Income Before Income Tax Expense                     102,730              -               -              1,235            789
Income Tax Expense                                    39,833              -               -                446              -
                                               --------------   ------------   -------------   ----------------   ------------
Net Income                                      $     62,897     $        -     $         -     $          789     $      789
                                               ==============   ============   =============   ================   ============



                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)



                                               Consolidated
                                               ------------

Operating Revenues                              $1,046,738
                                               ------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power      387,987
    Other                                          126,506
  Maintenance                                       64,146
  Depreciation                                      40,941
  Amortization of regulatory assets, net           238,960
  Taxes other than income taxes                     34,226
                                               ------------
          Total operating expenses                 892,766
                                               ------------
Operating Income                                   153,972
                                               ------------

Interest Expense:
  Interest on long-term debt                        16,752
  Interest on rate reduction bonds                  30,499
  Other interest                                     1,874
                                               ------------
    Interest expense, net                           49,125
                                               ------------

Other (Loss)/Income, Net
  Equity in earnings of subsidiaries                     -
  Other, net                                        (1,671)
                                               ------------
          Other (loss)/income, net                  (1,671)
                                               ------------

Income Before Income Tax Expense                   103,176
Income Tax Expense                                  40,279
                                               ------------
Net Income                                      $   62,897
                                               ============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                         Public Service
                                           Company of       PSNH           PSNH        Properties,
                                         New Hampshire   Funding LLC   Funding LLC 2      Inc.      Eliminations  Consolidated
                                         --------------  -----------   -------------   -----------  ------------  ------------

Balance at beginning of period            $    176,419    $       -     $         -     $   5,219    $    5,219    $  176,419

Additions:
  Net income                                    62,897            -               -           789           789        62,897
  Allocation of benefits - ESOP                    682            -               -             -             -           682
                                         --------------  -----------   -------------   -----------  ------------  ------------
                                               239,998            -               -         6,008         6,008       239,998
                                         --------------  -----------   -------------   -----------  ------------  ------------

Deductions:
  Dividends declared:
    Common stock $115,979.38 per share          45,000            -               -             -             -        45,000
                                         --------------  -----------   -------------   -----------  ------------  ------------
                                                45,000            -               -             -             -        45,000
                                         --------------  -----------   -------------   -----------  ------------  ------------

Balance at end of period                  $    194,998    $       -     $         -     $   6,008    $    6,008    $  194,998
                                         ==============  ===========   =============   ===========  ============  ============





                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                         Public Service
                                            Company of       PSNH           PSNH       Properties,
                                          New Hampshire  Funding LLC   Funding LLC 2       Inc.     Eliminations  Consolidated
                                         --------------  -----------   -------------   -----------  ------------  ------------

Balance at beginning of period            $    165,000    $   3,126     $         1     $       -    $    3,127    $  165,000

Repurchase of common stock                     (37,000)           -               -             -             -       (37,000)

Capital contribution from Public Service
  Company of New Hampshire                           -            -             250             -           250             -

Allocation of benefits - ESOP                   (1,063)           -               -             -             -        (1,063)
                                         --------------  -----------   -------------   -----------  ------------  ------------

Balance at end of period                  $    126,937    $   3,126     $       251     $       -    $    3,377    $  126,937
                                         ==============  ===========   =============   ===========  ============  ============





Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

            PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)


                                                           Public Service
                                                             Company of        PSNH           PSNH        Properties,
                                                            New Hampshire   Funding LLC   Funding LLC 2       Inc.      Eliminations
                                                           --------------   -----------   -------------   -----------   ------------

Operating Activities:
  Net income                                                $     62,897     $       -     $         -     $     789     $      789
  Adjustments to reconcile to net cash
   provided by operating activities:
    Depreciation                                                  40,941             -               -             -              -
    Deferred income taxes and investment tax credits, net        (79,843)            -               -           (23)             -
    Amortization                                                 238,960             -               -             -              -
    Net amortization of recoverable energy costs, net              9,859             -               -             -              -
    Net other (uses)/sources of cash                             (27,507)           (3)            250          (192)           251
    Changes in working capital:
      Receivables and unbilled revenues, net                       3,297             -               -            18            326
      Fuel, materials and supplies                                (7,135)            -               -             -              -
      Accounts payable                                             7,581           (22)             21          (323)          (326)
      Accrued taxes                                               62,984             -               -            (7)           (59)
      Other working capital (excludes cash)                        1,079         3,281          10,077            53             58
                                                           --------------   -----------   -------------   -----------   ------------
Net cash flows provided by operating activities                  313,113         3,256          10,348           315          1,039
                                                           --------------   -----------   -------------   -----------   ------------

Investing Activities:
  Investments in plant:
    Electric utility plant                                      (109,770)            -               -             -              -
                                                           --------------   -----------   -------------   -----------   ------------
  Cash flows used for investments in regulated plant            (109,770)            -               -             -              -
  NU system Money Pool (lending)/borrowing                       (38,804)       38,411         (45,608)            -              -
  Buyout of IPP contract                                          (5,152)            -               -             -              -
  Other investment activities, net                                   443         1,534         (11,401)          118         (1,039)
                                                           --------------   -----------   -------------   -----------   ------------
Net cash flows (used in)/provided by investing activities       (153,283)       39,945         (57,009)          118         (1,039)
                                                           --------------   -----------   -------------   -----------   ------------

Financing Activities:
  Repurchase of common stock                                     (37,000)            -               -             -              -
  Issuance of rate reduction bonds                                     -             -          50,000             -              -
  Retirement of rate reduction bonds                                   -       (43,201)         (3,339)            -              -
  Net decrease in short-term debt                                (60,500)            -               -             -              -
  Cash dividends on common stock                                 (45,000)            -               -             -              -
  Other financing activities, net                                (13,922)            -               -             -              -
                                                           --------------   -----------   -------------   -----------   ------------
Net cash flows (used in)/provided by financing activities       (156,422)      (43,201)         46,661             -              -
                                                           --------------   -----------   -------------   -----------   ------------

Net increase in cash for the year                                  3,408             -               -           433              -
Cash and cash equivalents - beginning of year                        943             1               1           533              -
                                                           --------------   -----------   -------------   -----------   ------------
Cash and cash equivalents - end of year                     $      4,351     $       1     $         1     $     966     $        -
                                                           ==============   ===========   =============   ===========   ============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                      $     47,780     $     329     $      (603)    $       -     $        -
                                                           ==============   ===========   =============   ===========   ============
  Income taxes                                              $     56,048     $       -     $         -     $     410     $        -
                                                           ==============   ===========   =============   ===========   ============



            PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)




                                                           Consolidated
                                                           ------------

Operating Activities:
  Net income                                                $   62,897
  Adjustments to reconcile to net cash
   provided by operating activities:
    Depreciation                                                40,941
    Deferred income taxes and investment tax credits, net      (79,866)
    Amortization                                               238,960
    Net amortization of recoverable energy costs, net            9,859
    Net other (uses)/sources of cash                           (27,703)
    Changes in working capital:
      Receivables and unbilled revenues, net                     2,989
      Fuel, materials and supplies                              (7,135)
      Accounts payable                                           7,583
      Accrued taxes                                             63,036
      Other working capital (excludes cash)                     14,432
                                                           ------------
Net cash flows provided by operating activities                325,993
                                                           ------------

Investing Activities:
  Investments in plant:
    Electric utility plant                                    (109,770)
                                                           ------------
  Cash flows used for investments in regulated plant          (109,770)
  NU system Money Pool (lending)/borrowing                     (46,000)
  Buyout of IPP contract                                        (5,152)
  Other investment activities, net                              (8,269)
                                                           ------------
Net cash flows (used in)/provided by investing activities     (169,191)
                                                           ------------

Financing Activities:
  Repurchase of common stock                                   (37,000)
  Issuance of rate reduction bonds                              50,000
  Retirement of rate reduction bonds                           (46,540)
  Net decrease in short-term debt                              (60,500)
  Cash dividends on common stock                               (45,000)
  Other financing activities, net                              (13,922)
                                                           ------------
Net cash flows (used in)/provided by financing activities     (152,962)
                                                           ------------

Net increase in cash for the year                                3,840
Cash and cash equivalents - beginning of year                    1,479
                                                           ------------
Cash and cash equivalents - end of year                     $    5,319
                                                           ============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                      $   47,506
                                                           ============
  Income taxes                                              $   56,458
                                                           ============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                 AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)

                                                          Western           WMECO
                                                       Massachusetts       Funding
                                                      Electric Company       LLC       Eliminations   Consolidated
                                                      ----------------   -----------   ------------   ------------
ASSETS
------
Current Assets:
  Cash                                                  $       122       $       1     $        -     $      123
  Receivables, net                                           42,203               -              -         42,203
  Accounts receivable from affiliated companies               6,369               -              -          6,369
  Unbilled revenues                                           8,944               -              -          8,944
  Notes receivable from affiliated companies                      -         141,901        141,901              -
  Fuel, materials and supplies, at average cost               1,821               -              -          1,821
  Prepayments and other                                       1,470               -              -          1,470
                                                       -------------     -----------   ------------   ------------
                                                             60,929         141,902        141,901         60,930
                                                       -------------     -----------   ------------   ------------

Property, Plant and Equipment:
  Electric utility                                          590,153               -              -        590,153
    Less:  Accumulated depreciation                         195,804               -              -        195,804
                                                       -------------     -----------   ------------   ------------
                                                            394,349               -              -        394,349
  Construction work in progress                              11,860               -              -         11,860
                                                       -------------     -----------   ------------   ------------
                                                            406,209               -              -        406,209
                                                       -------------     -----------   ------------   ------------

Deferred Debits and Other Assets:
  Regulatory assets                                         283,702               -              -        283,702
  Prepaid pension                                            67,516               -              -         67,516
  Investments in subsidiary company, at equity                  776               -            776              -
  Other                                                      15,212           3,092              -         18,304
                                                       -------------     -----------   ------------   ------------
                                                            367,206           3,092            776        369,522
                                                       -------------     -----------   ------------   ------------

Total Assets                                            $   834,344       $ 144,994     $  142,677     $  836,661
                                                       =============     ===========   ============   ============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                 AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)

                                                          Western           WMECO
                                                       Massachusetts       Funding
                                                      Electric Company       LLC       Eliminations   Consolidated
                                                      ----------------   -----------   ------------   ------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to banks                                $     7,000       $       -    $         -    $     7,000
  Notes payable to affiliated companies                     227,801               -        141,901         85,900
  Accounts payable                                           17,730               -              -         17,730
  Accounts payable to affiliated companies                    6,218              14              -          6,233
  Accrued taxes                                               4,334               -              -          4,334
  Accrued interest                                            1,283             777              -          2,059
  Other                                                       7,320             685              -          8,005
                                                       -------------     -----------  -------------  -------------
                                                            271,686           1,476        141,901        131,261
                                                       -------------     -----------  -------------  -------------

Rate Reduction Bonds                                              -         142,742              -        142,742
                                                       -------------     -----------  -------------  -------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                         222,065               -              -        222,065
  Accumulated deferred investment tax credits                 3,662               -              -          3,662
  Deferred contractual obligations                           63,767               -              -         63,767
  Other                                                      13,213               -              -         13,213
                                                       -------------     -----------  -------------  -------------
                                                            302,707               -              -        302,707
                                                       -------------     -----------  -------------  -------------

Capitalization:
  Long-Term Debt                                            101,991               -              -        101,991
                                                       -------------     -----------  -------------  -------------

  Common Stockholder's Equity:
    Common stock                                             10,866               -              -         10,866
    Capital surplus, paid in                                 69,712             776            776         69,712
    Retained earnings                                        77,476               -              -         77,476
    Accumulated other comprehensive loss                        (94)              -              -            (94)
                                                       -------------     -----------  -------------  -------------
  Common Stockholder's Equity                               157,960             776            776        157,960
                                                       -------------     -----------  -------------  -------------
Total Capitalization                                        259,951             776            776        259,951
                                                       -------------     -----------  -------------  -------------

Total Liabilities and Capitalization                    $   834,344       $ 144,994    $   142,677    $   836,661
                                                       =============     ===========  =============  =============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                 AND SUBSIDIARY
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                          Western           WMECO
                                                       Massachusetts       Funding
                                                      Electric Company       LLC       Eliminations   Consolidated
                                                      ----------------   -----------   ------------   ------------

Operating Revenues                                     $      369,487    $    9,843     $    9,843     $  369,487
                                                      ----------------  ------------   ------------   ------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power                 181,485             -              -        181,485
    Other                                                      49,039         9,843          9,843         49,039
  Maintenance                                                  14,499             -              -         14,499
  Depreciation                                                 14,381             -              -         14,381
  Amortization of regulatory assets, net                       39,712             -              -         39,712
  Taxes other than income taxes                                10,688             -              -         10,688
                                                      ----------------  ------------   ------------   ------------
    Total operating expenses                                  309,804         9,843          9,843        309,804
                                                      ----------------  ------------   ------------   ------------
Operating Income                                               59,683             -              -         59,683
                                                      ----------------  ------------   ------------   ------------

Interest Expense:
  Interest on long-term debt                                    2,942             -              -          2,942
  Interest on rate reduction bonds                              9,587             -              -          9,587
  Other interest                                                1,857             -              -          1,857
                                                      ----------------  ------------   ------------   ------------
    Interest expense, net                                      14,386             -              -         14,386
                                                      ----------------  ------------   ------------   ------------

Other Loss, net                                                  (850)            -              -           (850)
                                                      ----------------  ------------   ------------   ------------

Income Before Income Tax Expense                               44,447             -              -         44,447
Income Tax Expense                                              6,765             -              -          6,765
                                                      ----------------  ------------   ------------   ------------
Net Income                                             $       37,682    $        -     $        -     $   37,682
                                                      ================  ============   ============   ============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                 AND SUBSIDIARY
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                          Western           WMECO
                                                       Massachusetts       Funding
                                                      Electric Company       LLC       Eliminations   Consolidated
                                                      ----------------   -----------   ------------   ------------

Balance at beginning of period                         $       55,422     $       -     $        -     $   55,422

Additions:
  Net income                                                   37,682             -              -         37,682
  Allocation of benefits - ESOP                                   381             -              -            381
                                                      ----------------   -----------   ------------   ------------
                                                               93,485             -              -         93,485
                                                      ----------------   -----------   ------------   ------------

Deductions:
  Dividends declared:
    Common stock $34.12 per share                              16,009             -              -         16,009
                                                      ----------------   -----------   ------------   ------------
                                                               16,009             -              -         16,009
                                                      ----------------   -----------   ------------   ------------

Balance at end of period                               $       77,476    $        -     $        -     $   77,476
                                                      ================   ===========   ============   ============





                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                 AND SUBSIDIARY
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                          Western           WMECO
                                                       Massachusetts       Funding
                                                      Electric Company       LLC       Eliminations   Consolidated
                                                      ----------------   -----------   ------------   ------------

Balance at beginning of period                         $       82,224     $     776     $      776     $   82,224

Repurchase of common stock                                    (12,123)            -              -        (12,123)

Allocation of benefits - ESOP                                    (520)            -              -           (520)

Capital stock expenses, net                                       131             -              -            131
                                                      ----------------   -----------   ------------   ------------

Balance at end of period                               $       69,712     $     776     $      776     $   69,712
                                                      ================   ===========   ============   ============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

              WESTERN MASSACHUSETTS ELECTRIC COMPANY AND SUBSIDIARY
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                             Western
                                                           Massachusetts      WMECO
                                                             Electric        Funding
                                                             Company           LLC      Eliminations   Consolidated
                                                           -------------    ---------   ------------   ------------

Operating Activities:
  Net income                                                $    37,682      $     -    $         -     $   37,682
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                 14,381            -              -         14,381
    Deferred income taxes and investment tax credits, net       (26,952)           -              -        (26,952)
    Amortization                                                 39,712            -              -         39,712
    Deferral of recoverable energy costs, net                      (529)           -              -           (529)
    Prepaid pension                                             (13,290)           -              -        (13,290)
    Net other uses of cash                                       (8,219)          (2)             -         (8,221)
    Changes in working capital:
      Receivables and unbilled revenues, net                      1,217            -             18          1,199
      Fuel, materials and supplies                                 (365)           -              -           (365)
      Accounts payable                                          (14,004)          (4)           (18)       (13,989)
      Accrued taxes                                                 643            -              -            643
      Other working capital (excludes cash)                      (2,332)         (18)             -         (2,351)
                                                           -------------    ---------   ------------   ------------
Net cash flows provided by/(used in) operating activities        27,944          (24)             -         27,920
                                                           -------------    ---------   ------------   ------------

Investing Activities:
  Investments in plant:
    Electric utility plant                                      (23,428)           -              -        (23,428)
    Nuclear fuel                                                      -            -              -              -
                                                           -------------    ---------   ------------   ------------
  Cash flows used for investments in plant                      (23,428)           -              -        (23,428)
  NU system money pool borrowing                                 67,200        9,500              -         76,700
  Other investment activities, net                                  838           99              -            937
                                                           -------------    ---------   ------------   ------------
Net cash flows provided by investing activities                  44,610        9,599              -         54,209
                                                           -------------    ---------   ------------   ------------

Financing Activities:
  Repurchase of common stock                                    (13,999)           -              -        (13,999)
  Retirement of rate reduction bonds                                  -       (9,575)             -         (9,575)
  Net decrease in short-term debt                               (43,000)           -              -        (43,000)
  Cash dividends on common stock                                (16,009)           -              -        (16,009)
  Other financing activities, net                                   (22)           -              -            (22)
                                                           -------------    ---------   ------------   ------------
Net cash flows used in financing activities                     (73,030)      (9,575)             -        (82,605)
                                                           -------------    ---------   ------------   ------------

Net decrease in cash for the year                                  (476)           -              -           (476)
Cash and cash equivalents - beginning of year                       598            1              -            599
                                                           -------------    ---------   ------------   ------------
Cash and cash equivalents - end of year                     $       122      $     1     $        -     $      123
                                                           =============    =========   ============   ============

Supplemental Cash Flow Information:
Cash paid during the year for:
  Interest, net of amounts capitalized                      $    14,882      $    52     $        -     $   14,934
                                                           =============    =========   ============   ============
  Income taxes                                              $    32,522      $     -     $        -     $   32,522
                                                           =============    =========   ============   ============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                           HOLYOKE WATER POWER COMPANY
                                 AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)

                                                    Holyoke     Holyoke
                                                     Water     Power and
                                                     Power     Electric
                                                    Company     Company    Eliminations   Consolidated
                                                  -----------  ---------   ------------   ------------
ASSETS
------
Current Assets:
  Cash                                             $      80    $     -     $        -     $       80
  Receivables, net                                        66          -              -             66
  Accounts receivable from affiliated companies        3,108      3,487          3,130          3,465
  Taxes receivable                                       895          -             17            879
  Notes receivable from affiliated companies           2,100          -              -          2,100
  Fuel, materials, and supplies, at average cost       7,361          -              -          7,361
  Prepayments and other                                  157         13              -            170
                                                  -----------  ---------   ------------   ------------
                                                      13,767      3,500          3,147         14,121
                                                  -----------  ---------   ------------   ------------
Property, Plant and Equipment:
  Competitive energy                                  35,310      1,418              -         36,728
    Less:  Accumulated depreciation                   32,431      1,076              -         33,507
                                                  -----------  ---------   ------------   ------------
                                                       2,879        342              -          3,221
  Construction work in progress                        2,042          -              -          2,042
                                                  -----------  ---------   ------------   ------------
                                                       4,921        342              -          5,263
                                                  -----------  ---------   ------------   ------------

Deferred Debits and Other Assets:
  Deferred financing costs                               717          -              -            717
  Prepaid pension                                      2,515          -              -          2,515
  Investments in subsidiary company, at equity           707          -            707              -
  Other                                                2,060         38             38          2,060
                                                  -----------  ---------   ------------   ------------
                                                       5,999         38            745          5,292
                                                  -----------  ---------   ------------   ------------

Total Assets                                       $  24,687    $ 3,880     $    3,892     $   24,676
                                                  ===========  =========   ============   ============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                           HOLYOKE WATER POWER COMPANY
                                 AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)

                                                    Holyoke     Holyoke
                                                     Water     Power and
                                                     Power     Electric
                                                    Company     Company    Eliminations   Consolidated
                                                  -----------  ---------   ------------   ------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Accounts payable                                 $   1,779    $    67     $        -     $    1,846
  Accounts payable to affiliated companies             1,564      3,077          3,130          1,512
  Accrued taxes                                          162         16             16            162
  Other                                                   22         12              -             34
                                                  -----------  ---------   ------------   ------------
                                                       3,527      3,172          3,146          3,554
                                                  -----------  ---------   ------------   ------------

Deferred Credits and Other Liabilities:
  Accumulated deferred investment tax credits          1,723          -             38          1,685
  Other                                                3,613        167            167          3,613
                                                  -----------  ---------   ------------   ------------
                                                       5,336        167            205          5,298
                                                  -----------  ---------   ------------   ------------

Capitalization:
   Advances from parent companies                      9,600        424            424          9,600
                                                  -----------  ---------   ------------   ------------

  Common Stockholder's Equity:
   Common stock                                        2,400        485            485          2,400
   Capital surplus, paid in                            5,969          -              -          5,969
   Accumulated deficit                                (2,145)      (368)          (368)        (2,145)
                                                  -----------  ---------   ------------   ------------
  Common Stockholder's Equity                          6,224        117            117          6,224
                                                  -----------  ---------   ------------   ------------
Total Capitalization                                  15,824        541            541         15,824
                                                  -----------  ---------   ------------   ------------

Total Liabilities and Capitalization               $  24,687    $ 3,880     $    3,892     $   24,676
                                                  ===========  =========   ============   ============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                          HOLYOKE WATER POWER COMPANY
                                 AND SUBSIDIARY
                     Consolidating Statement of Income (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                    Holyoke     Holyoke
                                                     Water     Power and
                                                     Power     Electric
                                                    Company     Company    Eliminations   Consolidated
                                                  -----------  ----------  ------------   ------------

Operating Revenues                                 $  37,974     $37,764    $   37,492     $   38,246
                                                  -----------   ---------  ------------   ------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power         25,374      37,591        37,492         25,473
    Other                                              5,799         178             -          5,977
  Maintenance                                          3,903           -             -          3,903
  Depreciation                                           628          24             -            652
  Amortization                                            (2)          -             -             (2)
  Taxes other than income taxes                        1,504          42             -          1,546
                                                  -----------   ---------  ------------   ------------
          Total operating expenses                    37,206      37,835        37,492         37,549
                                                  -----------   ---------  ------------   ------------
Operating Income/(Loss)                                  768         (71)            -            697
                                                  -----------   ---------  ------------   ------------

Interest Expense:
  Interest on long-term debt                             (23)          -             -            (23)
  Other interest                                         273          21            21            273
                                                  -----------   ---------  ------------   ------------
         Interest expense, net                           250          21            21            250
                                                  -----------   ---------  ------------   ------------

Other Loss, Net
  Equity in earnings of subsidiary                       (64)          -           (64)             -
  Other, net                                          (1,412)          -            21         (1,433)
                                                  -----------   ---------  ------------   ------------
          Other loss, net                             (1,476)          -           (43)        (1,433)
                                                  -----------   ---------  ------------   ------------

Loss Before Income Tax Benefit                          (958)        (92)          (64)          (986)
Income Tax Benefit                                       (18)        (28)            -            (46)
                                                  -----------   ---------  ------------   ------------
Net Loss                                           $    (940)    $   (64)   $      (64)    $     (940)
                                                  ===========   =========  ============   ============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                           HOLYOKE WATER POWER COMPANY
                                 AND SUBSIDIARY
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                    Holyoke     Holyoke
                                                     Water     Power and
                                                     Power     Electric
                                                    Company     Company    Eliminations   Consolidated
                                                  -----------  ----------  ------------   ------------

Balance at beginning of period                     $  (1,233)    $  (304)    $    (304)    $    (1,233)

Additions:
  Net loss                                              (940)        (64)          (64)           (940)

  Allocation of benefits - ESOP                           28           -             -              28

                                                  -----------   ---------   -----------   -------------
Balance at end of period                           $  (2,145)    $  (368)    $    (368)    $    (2,145)
                                                  ===========   =========   ===========   =============





                           HOLYOKE WATER POWER COMPANY
                                 AND SUBSIDIARY
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                    Holyoke     Holyoke
                                                     Water     Power and
                                                     Power     Electric
                                                    Company     Company    Eliminations   Consolidated
                                                  -----------  ----------  ------------   ------------

Balance at beginning of period                     $   6,000     $     -     $       -     $     6,000

Allocation of benefits - ESOP                            (31)          -             -             (31)

                                                  -----------   ---------   -----------   ------------
Balance at end of period                           $   5,969     $     -     $       -     $     5,969
                                                  ===========   =========   ===========   ============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                            HOLYOKE WATER POWER COMPANY AND SUBSIDIARY
                            Consolidating Statement of Cash Flows (a)
                                   Year Ended December 31, 2002
                                      (Thousands of Dollars)

                                                                           Holyoke
                                                              Holyoke     Power and
                                                            Water Power    Electric
                                                              Company      Company    Eliminations   Consolidated
                                                            -----------   ---------   ------------   ------------

Operating Activities:
  Net loss                                                  $    (940)    $   (64)    $      (64)    $     (940)
  Adjustments to reconcile to net cash
   used in operating activities:
    Depreciation                                                  628          24              -            652
    Deferred income taxes and investment tax credits, net         715          (2)             -            713
    Amortization                                                   (2)          -              -             (2)
    Prepaid pension                                                (1)          -              -             (1)
    Net other (uses)/sources of cash                             (423)         19             22           (427)
    Changes in working capital:
      Receivables and unbilled revenues, net                      717         545            545            718
      Fuel, materials and supplies                             (1,204)          -              -         (1,204)
      Accounts payable                                            (54)     (3,674)          (545)        (3,182)
      Accrued taxes                                               162         (49)           (49)           162
      Other working capital (excludes cash)                       155          71             48            177
                                                           -----------   ---------   ------------   ------------
Net cash flows used in operating activities                      (247)     (3,130)           (43)        (3,334)
                                                           -----------   ---------   ------------   ------------

Investing Activities:
  Competitive energy assets                                      (954)          -              -           (954)
  NU system Money Pool borrowing                                1,200           -              -          1,200
  Other investment activities, net                                 81           -             43             38
                                                           -----------   ---------   ------------   ------------
Net cash flows provided by investing activities                   327           -             43            284
                                                           -----------   ---------   ------------   ------------

Net increase/(decrease) in cash for the year                       80      (3,130)             -         (3,050)
Cash - beginning of year                                            -       3,130              -          3,130
                                                           -----------   ---------   ------------   ------------
Cash - end of year                                          $      80     $     -     $        -     $       80
                                                           ===========   =========   ============   ============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                      $     325     $    21     $       21     $      325
                                                           ===========   =========   ============   ============
  Income taxes                                              $    (417)    $    11     $        -     $     (406)
                                                           ===========   =========   ============   ============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                           YANKEE ENERGY SYSTEM, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)

                                                    Yankee
                                                    Energy      Yankee Gas      NorConn
                                                    System,      Services     Properties    Housatonic
                                                     Inc.        Company         Inc.      Corporation
                                                  -----------   -----------   ----------   ------------
ASSETS
------
Current Assets:
  Cash                                             $     512     $       -     $      -     $       86
  Receivables, net                                         -        46,518            -              -
  Accounts receivable from affiliated companies           38         6,100           24              -
  Taxes receivable                                         -             -            -              -
  Unbilled revenues                                        -        43,001            -              -
  Notes receivable from affiliated companies           1,288             -          281              -
  Fuel, materials, and supplies, at average cost           -        16,702            -              -
  Derivative assets                                        -         2,252            -              -
  Prepayments and other                                    -         4,471            -              -
                                                  -----------   -----------   ----------   ------------
                                                       1,838       119,044          305             86
                                                  -----------   -----------   ----------   ------------

Property, Plant and Equipment:
  Gas utility                                              -       679,055            -              -
    Less:  Accumulated depreciation                        -       281,771            -              -
                                                  -----------   -----------   ----------   ------------
                                                           -       397,284            -              -
  Construction work in progress                            -        58,011            -              -
                                                  -----------   -----------   ----------   ------------
                                                           -       455,295            -              -
                                                  -----------   -----------   ----------   ------------

Deferred Debits and Other Assets:
  Regulatory assets                                        -        54,722            -              -
  Goodwill and other purchased intangible assets           -       287,591            -              -
  Prepaid pension                                          -        43,330            -              -
  Investments in subsidiary companies, at equity     522,081             -            -              -
  Other                                                3,531           719        1,916              -
                                                  -----------   -----------   ----------   ------------
                                                     525,612       386,362        1,916              -
                                                  -----------   -----------   ----------   ------------

Total Assets                                       $ 527,450     $ 960,701     $  2,221     $       86
                                                  ===========   ===========   ==========   ============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                           YANKEE ENERGY SYSTEM, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)

                                                   Yankee      Yankee
                                                   Energy      Energy      R.M.
                                                  Financial   Services   Services
                                                  Services     Company   Company     Eliminations   Consolidated
                                                  ---------  ---------  ----------   ------------   ------------
ASSETS
------
Current Assets:
  Cash                                             $    44    $     -    $      -      $       -      $     642
  Receivables, net                                   4,600          -           -              -         51,119
  Accounts receivable from affiliated companies          2        454         173          1,152          5,639
  Taxes receivable                                       -        188           -            188              -
  Unbilled revenues                                      -          -           -              -         43,001
  Notes receivable from affiliated companies             -          -           -          1,569              -
  Fuel, materials, and supplies, at average cost         -          -           -              -         16,702
  Derivative assets                                      -          -           -              -          2,252
  Prepayments and other                                 10          -           -              -          4,480
                                                  ---------  ---------  ----------   ------------   ------------
                                                     4,656        642         173          2,909        123,835
                                                  ---------  ---------  ----------   ------------   ------------

Property, Plant and Equipment:
  Gas utility                                            -          -           -              -        679,055
    Less:  Accumulated depreciation                      -          -           -              -        281,771
                                                  ---------  ---------  ----------   ------------   ------------
                                                         -          -           -              -        397,284
  Construction work in progress                          -          -           -              -         58,011
                                                  ---------  ---------  ----------   ------------   ------------
                                                         -          -           -              -        455,295
                                                  ---------  ---------  ----------   ------------   ------------

Deferred Debits and Other Assets:
  Regulatory assets                                      -          -           -              -         54,722
  Goodwill and other purchased intangible assets         -          -           -              -        287,591
  Prepaid pension                                        -          -           -              -         43,330
  Investments in subsidiary companies, at equity         -          -           -        522,081              -
  Other                                                129      5,586      12,313          4,495         19,698
                                                  ---------  ---------  ----------   ------------   ------------
                                                       129      5,586      12,313        526,576        405,341
                                                  ---------  ---------  ----------   ------------   ------------

Total Assets                                       $ 4,785    $ 6,228    $ 12,486     $  529,485     $  984,471
                                                  =========  =========  ==========   ============   ============

                           YANKEE ENERGY SYSTEM, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)

                                                    Yankee
                                                    Energy      Yankee Gas      NorConn
                                                    System,      Services     Properties    Housatonic
                                                     Inc.        Company         Inc.      Corporation
                                                  -----------   -----------   ----------   ------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to affiliated companies            $       -     $  66,000     $     -      $        -
  Long-term debt - current portion                         -           950       1,400               -
  Accounts payable                                       279        36,343          33               -
  Accounts payable to affiliated companies                28         4,936           2               -
  Accrued taxes                                           77         8,496          75             278
  Accrued interest                                         -         3,348           7               -
  Other                                                    -        23,734           -               -
                                                  -----------   -----------   ---------    ------------
                                                         384       143,807       1,517             278
                                                  -----------   -----------   ---------    ------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                        -        90,168         314               -
  Accumulated deferred investment tax credits              -         6,722           -               -
  Other                                                    -        65,665           -               -
                                                  -----------   -----------   ---------    ------------
                                                           -       162,555         314               -
                                                  -----------   -----------   ---------    ------------

Capitalization:
  Long-Term Debt                                           -       151,376           -               -
                                                  -----------   -----------   ---------    ------------

  Common Stockholder's Equity:
   Common stock                                            -             5           1              10
   Capital surplus, paid in                          484,769       465,876           9               2
   Retained earnings/accumulated deficit              40,943        35,728         380            (204)
   Accumulated other comprehensive income              1,354         1,354           -               -
                                                  -----------   -----------   ---------    ------------
  Common Stockholder's Equity                        527,066       502,963         390            (192)
                                                  -----------   -----------   ---------    ------------
Total Capitalization                                 527,066       654,339         390            (192)
                                                  -----------   -----------   ---------    ------------

Total Liabilities and Capitalization               $ 527,450     $ 960,701     $ 2,221      $       86
                                                  ===========   ===========   =========    ============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                           YANKEE ENERGY SYSTEM, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)

                                                   Yankee      Yankee
                                                   Energy      Energy      R.M.
                                                  Financial   Services   Services
                                                  Services     Company   Company     Eliminations   Consolidated
                                                  ---------  ---------  ----------   ------------   ------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to affiliated companies            $ 3,200    $   769    $      -      $   1,569      $  68,400
  Long-term debt - current portion                       -          -           -              -          2,350
  Accounts payable                                      77          2           -              -         36,734
  Accounts payable to affiliated companies              13        486           -          1,152          4,313
  Accrued taxes                                         18          -           -            188          8,756
  Accrued interest                                       -          -           -              -          3,355
  Other                                                  -          7           -              -         23,741
                                                  ---------  ---------  ----------  -------------  -------------
                                                     3,308      1,264           -          2,909        147,649
                                                  ---------  ---------  ----------  -------------  -------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                      -          -           -          4,467         86,016
  Accumulated deferred investment tax credits            -          -           -              -          6,722
  Other                                                  -          5           -             28         65,642
                                                  ---------  ---------  ----------  -------------  -------------
                                                         -          5           -          4,495        158,380
                                                  ---------  ---------  ----------  -------------  -------------

Capitalization:
  Long-Term Debt                                         -          -           -              -        151,376
                                                  ---------  ---------  ----------  -------------  -------------

  Common Stockholder's Equity:
   Common stock                                          1          1           1             19              -
   Capital surplus, paid in                          1,241      7,881      13,798        488,805        484,769
   Retained earnings/accumulated deficit               235     (2,923)     (1,313)        31,903         40,943
   Accumulated other comprehensive income                -          -           -          1,354          1,354
                                                  ---------  ---------  ----------  -------------  -------------
  Common Stockholder's Equity                        1,477      4,959      12,486        522,081        527,066
                                                  ---------  ---------  ----------  -------------  -------------
Total Capitalization                                 1,477      4,959      12,486        522,081        678,442
                                                  ---------  ---------  ----------  -------------  -------------

Total Liabilities and Capitalization               $ 4,785    $ 6,228    $ 12,486    $   529,485    $   984,471
                                                  =========  =========  ==========  =============  =============

                YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                   Consolidating Statement of Income (a)
                       Year Ended December 31, 2002
                          (Thousands of Dollars)

                                                    Yankee
                                                    Energy      Yankee Gas      NorConn
                                                    System,      Services     Properties    Housatonic
                                                     Inc.        Company         Inc.      Corporation
                                                  -----------   -----------   ----------   ------------

Operating Revenues                                 $       -    $  293,256     $    285     $        -
                                                  -----------  ------------   ----------   ------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power              -       150,240            -              -
    Other                                                145        50,940           15           (718)
  Maintenance                                              -         7,785            -              -
  Depreciation                                             -        22,955           89              -
  Amortization of regulatory assets, net                   -         1,057            -              -
  Taxes other than income taxes                            2        20,408            -              -
                                                  -----------  ------------   ----------   ------------
          Total operating expenses                       147       253,385          104           (718)
                                                  -----------  ------------   ----------   ------------
Operating (Loss)/Income                                 (147)       39,871          181            718
                                                  -----------  ------------   ----------   ------------

Interest Expense:
  Interest on long-term debt                               -        11,795           90              -
  Other interest                                         310         2,366            6              -
                                                  -----------  ------------   ----------   ------------
    Interest expense, net                                310        14,161           96              -
                                                  -----------  ------------   ----------   ------------

Other Income/(Loss), Net
  Equity in earnings of subsidiaries                  15,996             -            -              -
  Other, net                                             304          (809)          36              -
                                                  -----------  ------------   ----------   ------------
          Other income/(loss), net                    16,300          (809)          36              -
                                                  -----------  ------------   ----------   ------------

Income/(Loss) Before Income Tax (Benefit)/Expense     15,843        24,901          121            718
Income Tax (Benefit)/Expense                             (52)        7,329           58            284
                                                  -----------  ------------   ----------   ------------
Net Income/(Loss)                                  $  15,895    $   17,572     $     63     $      434
                                                  ===========  ============   ==========   ============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                   Consolidating Statement of Income (a)
                       Year Ended December 31, 2002
                          (Thousands of Dollars)

                                                   Yankee      Yankee
                                                   Energy      Energy      R.M.
                                                  Financial   Services   Services
                                                  Services     Company   Company     Eliminations   Consolidated
                                                  ---------  ---------  ----------   ------------   ------------

Operating Revenues                                 $    56    $   567     $     -     $      285     $  293,879
                                                  ---------  ---------   ---------   ------------   ------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power            -          -           -              -        150,240
    Other                                              149        786           -            285         51,032
  Maintenance                                            -          -           -              -          7,785
  Depreciation                                          46          -           -              -         23,090
  Amortization of regulatory assets, net                 -        405           -              -          1,462
  Taxes other than income taxes                          -          -           -              -         20,410
                                                  ---------  ---------   ---------   ------------   ------------
          Total operating expenses                     195      1,191           -            285        254,019
                                                  ---------  ---------   ---------   ------------   ------------
Operating (Loss)/Income                               (139)      (624)          -              -         39,860
                                                  ---------  ---------   ---------   ------------   ------------

Interest Expense:
  Interest on long-term debt                             -          -           -              -         11,885
  Other interest                                        55         65           -             90          2,712
                                                  ---------  ---------   ---------   ------------   ------------
    Interest expense, net                               55         65           -             90         14,597
                                                  ---------  ---------   ---------   ------------   ------------

Other Income/(Loss), Net
  Equity in earnings of subsidiaries                     -          -           -         15,996              -
  Other, net                                           348          -      (1,303)            90         (1,515)
                                                  ---------  ---------   ---------   ------------   ------------
          Other income/(loss), net                     348          -      (1,303)        16,086         (1,515)
                                                  ---------  ---------   ---------   ------------   ------------

Income/(Loss) Before Income Tax (Benefit)/Expense      154       (689)     (1,303)        15,996         23,748
Income Tax (Benefit)/Expense                           108        583        (456)             -          7,853
                                                  ---------  ---------   ---------   ------------   ------------
Net Income/(Loss)                                  $    46    $(1,272)    $  (847)    $   15,996     $   15,895
                                                  =========  =========   =========   ============   ============

                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                    Yankee
                                                    Energy      Yankee Gas      NorConn
                                                    System,      Services     Properties    Housatonic
                                                     Inc.        Company         Inc.      Corporation
                                                  -----------   -----------   ----------   ------------

Balance at beginning of period                      $ 25,048      $ 27,103     $    317    $     (638)

Additions:
  Net income/(loss)                                   15,895        17,572           63            434
  Allocation of benefits - ESOP                            -            53             -             -
                                                  -----------   -----------   ----------  -------------
                                                      40,943        44,728          380           (204)
                                                  -----------   -----------   ----------  -------------

Deductions:
  Dividend declared:
    Common stock $9,000 per share                          -         9,000             -             -
                                                  -----------   -----------   ----------  -------------
                                                           -         9,000             -             -
                                                  -----------   -----------   ----------  -------------

Balance at end of period                           $  40,943     $  35,728     $    380    $      (204)
                                                  ===========   ===========   ==========  =============



                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                    Yankee
                                                    Energy      Yankee Gas      NorConn
                                                    System,      Services     Properties    Housatonic
                                                     Inc.        Company         Inc.      Corporation
                                                  -----------   -----------   ----------   ------------

Balance at beginning of period                     $ 484,888     $ 466,048     $      9    $         2

Allocation of benefits - ESOP                           (119)         (172)           -              -
                                                  -----------   -----------   ----------   ------------

Balance at end of period                           $ 484,769     $ 465,876     $      9    $         2
                                                  ===========   ===========   ==========   ============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                   Yankee        Yankee
                                                   Energy        Energy     R.M.
                                                  Financial     Services   Services
                                                  Services       Company   Company     Eliminations   Consolidated
                                                 ------------  ---------  ----------   ------------   ------------

Balance at beginning of period                     $   189      $(1,651)   $   (466)    $   24,854     $   25,048

Additions:
  Net income/(loss)                                     46       (1,272)       (847)        15,996         15,895
  Allocation of benefits - ESOP                          -            -           -             53              -
                                                  ---------    ---------  ----------   ------------   ------------
                                                       235       (2,923)     (1,313)        40,903         40,943
                                                  ---------    ---------  ----------   ------------   ------------

Deductions:
  Dividend declared:
    Common stock $9,000 per share                        -            -           -          9,000              -
                                                  ---------    ---------  ----------   ------------   ------------
                                                         -            -           -          9,000              -
                                                  ---------    ---------  ----------   ------------   ------------

Balance at end of period                           $   235      $(2,923)   $ (1,313)    $   31,903     $   40,943
                                                  =========    =========  ==========   ============   ============





                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                   Yankee        Yankee
                                                   Energy        Energy      R.M.
                                                  Financial     Services   Services
                                                  Services       Company   Company     Eliminations   Consolidated
                                                  ---------    ---------  ----------   ------------   ------------

Balance at beginning of period                     $ 1,241      $ 7,881    $ 13,798     $  488,977    $   484,888

Allocation of benefits - ESOP                            -            -           -           (172)          (119)
                                                  ---------    ---------  ----------   ------------  -------------

Balance at end of period                           $ 1,241      $ 7,881    $ 13,798     $  488,805    $   484,769
                                                  =========    =========  ==========   ============  =============

                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                             Yankee
                                                             Energy      Yankee Gas     NorConn
                                                             System,      Services    Properties,
                                                              Inc.        Company        Inc.
                                                            ----------   ----------   -----------

Operating Activities:
  Net income/(loss)                                         $ 15,895     $ 17,572     $      63
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                   -       22,955            89
    Deferred income taxes and investment tax credits, net        (21)       4,175           (26)
    Amortization                                                   -        1,057             -
    Deferral of recoverable energy costs                           -      (13,841)            -
    Prepaid pension                                                -         (573)            -
    Net other sources/(uses) of cash                             248        2,520           (87)
    Changes in working capital:
      Receivables and unbilled revenues, net                     (38)      (4,101)            1
      Fuel, materials and supplies                                 -      (12,822)            -
      Accounts payable                                       (11,031)      17,832          (117)
      Accrued taxes                                             (238)         458            75
      Other working capital (excludes cash)                    2,906       30,225            51
                                                           ----------   ----------   -----------
Net cash flows provided by/(used in) operating activities      7,721       65,457            49
                                                           ----------   ----------   -----------

Investing Activities:
  Investments in plant                                             -      (70,647)            -
  NU system Money Pool borrowing/(lending)                     2,382       63,500            65
  Other investment activities, net                            (9,594)       1,510           (39)
                                                           ----------   ----------   -----------
Net cash flows (used in)/provided by investing activities     (7,212)      (5,637)           26
                                                           ----------   ----------   -----------

Financing Activities:
  Net decrease in short-term debt                                  -      (50,000)            -
  Reacquistions and retirements of long-term debt                  -         (950)         (100)
  Cash dividends on common stock                                   -       (9,000)            -
                                                           ----------   ----------   -----------
Net cash flows used in financing activities                        -      (59,950)         (100)
                                                           ----------   ----------   -----------

Net increase/(decrease) in cash for the year                     509         (130)          (25)
Cash - beginning of year                                           3          130            25
                                                           ----------   ----------   -----------
Cash - end of year                                          $    512     $      -     $       -
                                                           ==========   ==========   ===========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                      $     34     $ 13,911     $      96
                                                           ==========   ==========   ===========
  Income taxes                                              $     34     $  3,799     $     (43)
                                                           ==========   ==========   ===========



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                           Yankee
                                                                           Energy       Yankee
                                                                          Financial     Energy        R.M.
                                                            Housatonic    Services     Services     Services
                                                            Corporation    Company      Company       Inc.      Eliminations
                                                            -----------   ---------   ----------   ----------   ------------

Operating Activities:
  Net income/(loss)                                         $     434     $    46     $ (1,272)    $   (847)    $   15,996
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                    -          46            -            -              -
    Deferred income taxes and investment tax credits, net           -           2          963         (456)             -
    Amortization                                                    -           -          405            -              -
    Deferral of recoverable energy costs                            -           -            -            -              -
    Prepaid pension                                                 -           -            -            -              -
    Net other sources/(uses) of cash                                -         (22)          (1)          (1)          (119)
    Changes in working capital:
      Receivables and unbilled revenues, net                        -        (139)       6,526            -         10,323
      Fuel, materials and supplies                                  -           -            -            -              -
      Accounts payable                                           (721)          8          488            -        (10,322)
      Accrued taxes                                               278          (2)           -            -           (360)
      Other working capital (excludes cash)                        95           -          187            -          3,078
                                                           -----------   ---------   ----------   ----------   ------------
Net cash flows provided by/(used in) operating activities          86         (61)       7,296       (1,304)        18,596
                                                           -----------   ---------   ----------   ----------   ------------

Investing Activities:
  Investments in plant                                              -           -            -            -              -
  NU system Money Pool borrowing/(lending)                          -           -       (2,746)           -              -
  Other investment activities, net                                  -          22       (4,701)       1,304         (9,596)
                                                           -----------   ---------   ----------   ----------   ------------
Net cash flows (used in)/provided by investing activities           -          22       (7,447)       1,304         (9,596)
                                                           -----------   ---------   ----------   ----------   ------------

Financing Activities:
  Net decrease in short-term debt                                   -           -            -            -              -
  Reacquistions and retirements of long-term debt                   -           -            -            -              -
  Cash dividends on common stock                                    -           -            -            -         (9,000)
                                                           -----------   ---------   ----------   ----------   ------------
Net cash flows used in financing activities                         -           -            -            -         (9,000)
                                                           -----------   ---------   ----------   ----------   ------------

Net increase/(decrease) in cash for the year                       86         (39)        (151)           -              -
Cash - beginning of year                                            -          83          151            -              -
                                                           -----------   ---------   ----------   ----------   ------------
Cash - end of year                                          $      86     $    44     $      -     $      -     $        -
                                                           ===========   =========   ==========   ==========   ============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                      $       -     $    55     $     64     $      -     $       90
                                                           ===========   =========   ==========   ==========   ============
  Income taxes                                              $      83     $   109     $   (317)    $      -     $        -
                                                           ===========   =========   ==========   ==========   ============



                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                            Consolidated
                                                            ------------

Operating Activities:
  Net income/(loss)                                         $   15,895
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                23,090
    Deferred income taxes and investment tax credits, net        4,637
    Amortization                                                 1,462
    Deferral of recoverable energy costs                       (13,841)
    Prepaid pension                                               (573)
    Net other sources/(uses) of cash                             2,776
    Changes in working capital:
      Receivables and unbilled revenues, net                    (8,074)
      Fuel, materials and supplies                             (12,822)
      Accounts payable                                          16,783
      Accrued taxes                                                931
      Other working capital (excludes cash)                     30,384
                                                           ------------
Net cash flows provided by/(used in) operating activities       60,648
                                                           ------------

Investing Activities:
  Investments in plant                                         (70,647)
  NU system Money Pool borrowing/(lending)                      63,200
  Other investment activities, net                              (1,902)
                                                           ------------
Net cash flows (used in)/provided by investing activities       (9,349)
                                                           ------------

Financing Activities:
  Net decrease in short-term debt                              (50,000)
  Reacquistions and retirements of long-term debt               (1,050)
  Cash dividends on common stock                                     -
                                                           ------------
Net cash flows used in financing activities                    (51,050)
                                                           ------------

Net increase/(decrease) in cash for the year                       249
Cash - beginning of year                                           393
                                                           ------------
Cash - end of year                                          $      642
                                                           ============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                      $   14,070
                                                           ============
  Income taxes                                              $    3,665
                                                           ============

                              NU ENTERPRISES, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)

                                                                                      Northeast
                                                                                     Generation        Select
                                                                                      Services         Energy           Select
                                                              NU        Northeast      Company        Portland       Energy, Inc.
                                                         Enterprises,   Generation  (consolidated)  Pipeline, Inc.  (consolidated)
                                                             Inc.        Company         (b)             (c)              (b)
                                                        -------------   ----------  --------------  --------------  --------------
ASSETS
------
 Current Assets:
   Cash                                                  $        64     $ 18,248    $      2,257    $         -     $     14,532
   Receivables, net                                                -        1,441          17,600              -          454,204
   Accounts receivable from affiliated companies                   -       12,124           4,098              -          113,028
   Taxes receivable                                               70        1,587             690              -                -
   Unbilled revenues                                               -            -           4,297              -                -
   Notes receivable from affiliated companies                  1,300       10,000               -              -                -
   Fuel, materials, and supplies, at average cost                  -        2,164             322              -                -
   Special deposits                                                -            -               -              -            2,455
   Derivative assets                                               -            -               -              -          128,676
   Prepayments and other                                           3          780           1,998              -           76,203
                                                        -------------   ----------  --------------  -------------   --------------
                                                               1,437       46,344          31,262              -          789,098
                                                        -------------   ----------  --------------  -------------   --------------

Property, Plant and Equipment:
    Competitive energy                                             -      799,585           3,982              -           13,068
       Less:  Accumulated depreciation                             -       19,379           1,046              -            7,624
                                                        -------------   ----------  --------------  -------------   --------------
                                                                   -      780,206           2,936              -            5,444
    Construction work in progress                                  -       21,085             508              -            3,965
                                                        -------------   ----------  --------------  -------------   --------------
                                                                   -      801,291           3,444              -            9,409
                                                        -------------   ----------  --------------  -------------   --------------

Deferred Debits and Other Assets:
   Goodwill and other purchased intangible assets, net             -            -          14,633              -           21,232
   Prepaid pension                                                 -            -             926              -            1,884
   Investments in subsidiary companies, at equity          1,239,307            -               -              -                -
   Other                                                       8,505       39,776           1,309              -           57,005
                                                        -------------   ----------  --------------  -------------   --------------
                                                           1,247,812       39,776          16,868              -           80,121
                                                        -------------   ----------  --------------  -------------   --------------

 Total Assets                                            $ 1,249,249     $887,411    $     51,574    $         -     $    878,628
                                                        =============   ==========  ==============  =============   ==============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.
(c) Select Energy Portland Pipeline, Inc. was dissolved on October 28, 2002.

                              NU ENTERPRISES, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)

                                                                            Select
                                                                            Energy
                                                            Mode 1       Services, Inc.
                                                        Communications,  (consolidated)  Woods Network
                                                             Inc.             (b)        Services, Inc.  Eliminations  Consolidated
                                                        ---------------  --------------  --------------  ------------  ------------
ASSETS
------
 Current Assets:
   Cash                                                  $           -    $     28,925    $        930    $        -    $   64,956
   Receivables, net                                                 11          19,715           2,145        32,189       462,926
   Accounts receivable from affiliated companies                     -               -             438        14,266       115,422
   Taxes receivable                                              1,442               -               -         3,789             -
   Unbilled revenues                                                 -               -               -       (32,189)       36,487
   Notes receivable from affiliated companies                    1,000               -               -             -        12,300
   Fuel, materials, and supplies, at average cost                    -             331              52             -         2,870
   Special deposits                                                  -               -               -             -         2,455
   Derivative assets                                                 -               -               -             -       128,676
   Prepayments and other                                             1           1,692               4             -        80,681
                                                        ---------------  --------------  --------------  ------------  ------------
                                                                 2,454          50,663           3,569        18,055       906,773
                                                        ---------------  --------------  --------------  ------------  ------------

Property, Plant and Equipment:
    Competitive energy                                             906          12,046             192             -       829,779
       Less:  Accumulated depreciation                              97           8,463               -             -        36,608
                                                        ---------------  --------------  --------------  ------------  ------------
                                                                   809           3,583             192             -       793,171
    Construction work in progress                                  118               -               -             -        25,677
                                                        ---------------  --------------  --------------  ------------  ------------
                                                                   927           3,583             192             -       818,848
                                                        ---------------  --------------  --------------  ------------  ------------

Deferred Debits and Other Assets:
   Goodwill and other purchased intangible assets, net               -          17,973           4,438             -        58,276
   Prepaid pension                                                   -               -               -             -         2,810
   Investments in subsidiary companies, at equity                    -               -               -     1,239,307             -
   Other                                                        11,179          53,682               -        (3,494)      174,949
                                                        ---------------  --------------  --------------  ------------  ------------
                                                                11,179          71,655           4,438     1,235,813       236,035
                                                        ---------------  --------------  --------------  ------------  ------------

 Total Assets                                            $      14,560    $    125,901    $      8,199    $1,253,868    $1,961,656
                                                        ===============  ==============  ==============  ============  ============

                              NU ENTERPRISES, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)

                                                                                Northeast
                                                                                Generation       Select
                                                                                 Services        Energy           Select
                                                       NU          Northeast      Company        Portland        Energy, Inc.
                                                   Enterprises,   Generation  (consolidated)  Pipeline, Inc.   (consolidated)
                                                      Inc.          Company         (b)             (c)              (b)
                                                   ------------   ----------  --------------  --------------  ---------------
LIABILITIES AND CAPITALIZATION
------------------------------
 Current Liabilities:
   Notes payable to affiliated companies            $        -     $      -    $     13,500    $         -      $    217,200
   Long-term debt - current portion                          -       27,000               -              -                 -
   Accounts payable                                          -        1,559           6,642              -           411,081
   Accounts payable to affiliated companies                 39        1,719           2,614              -             8,948
   Accrued taxes                                             -          893               -              -            22,245
   Accrued interest                                          -        7,070               -              -                27
   Derivative liabilities                                    -            -               -              -            63,900
   Other                                                     -          482           1,864              -            27,926
                                                   ------------   ----------  --------------  -------------    --------------
                                                            39       38,723          24,620              -           751,327
                                                   ------------   ----------  --------------  -------------    --------------

 Deferred Credits and Other Liabilities:
   Accumulated deferred income taxes                         -       21,005               -              -            21,542
   Other                                                     -            2           1,959              -            49,131
                                                   ------------   ----------  --------------  -------------    --------------
                                                             -       21,007           1,959              -            70,673
                                                   ------------   ----------  --------------  -------------    --------------

 Capitalization:
  Long-Term Debt                                             -      389,000               -              -                 -
                                                   ------------   ----------  --------------  -------------    --------------

  Advances from parent companies                             -            -           9,450              -            20,699
                                                   ------------   ----------  --------------  -------------    --------------

  Common Stockholder's Equity:
    Common stock                                             -            -               -              -                 -
    Capital surplus, paid in                         1,365,959      408,098          15,549              -           249,337
    (Accumulated deficit)/Retained earnings           (127,445)      32,259               9              -          (225,781)
    Accumulated other comprehensive income/(loss)       10,696       (1,676)            (13)             -            12,373
                                                   ------------   ----------  --------------  -------------    --------------
  Common Stockholder's Equity                        1,249,210      438,681          15,545              -            35,929
                                                   ------------   ----------  --------------  -------------    --------------
Total Capitalization                                 1,249,210      827,681          24,995              -            56,628
                                                   ------------   ----------  --------------  -------------    --------------


Total Liabilities and Capitalization                $1,249,249     $887,411    $     51,574    $         -      $    878,628
                                                   ============   ==========  ==============  =============    ==============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

 (a) Not covered by auditors' report.
 (b) See supporting statements.
 (c) Select Energy Portland Pipeline, Inc. was dissolved on October 28, 2002.

                              NU ENTERPRISES, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)

                                                                         Select
                                                                         Energy
                                                       Mode 1        Services, Inc.
                                                   Communications,   (consolidated)   Woods Network
                                                        Inc.               (b)        Services, Inc.  Eliminations   Consolidated
                                                   ---------------   --------------   --------------  ------------   ------------
LIABILITIES AND CAPITALIZATION
------------------------------
 Current Liabilities:
   Notes payable to affiliated companies            $           -     $      6,450     $          -    $        -     $  237,150
   Long-term debt - current portion                             -            2,262                -             -         29,262
   Accounts payable                                           704            6,156              668             -        426,811
   Accounts payable to affiliated companies                   122              519               94         3,276         10,778
   Accrued taxes                                                -              350              114         3,789         19,813
   Accrued interest                                             -              719                -             -          7,816
   Derivative liabilities                                       -                -                -             -         63,900
   Other                                                        1            7,044               39             -         37,355
                                                   ---------------   --------------   --------------  ------------   ------------
                                                              827           23,500              915         7,065        832,885
                                                   ---------------   --------------   --------------  ------------   ------------

 Deferred Credits and Other Liabilities:
   Accumulated deferred income taxes                            -              994                -         7,495         36,047
   Other                                                    1,730                -               11             -         52,833
                                                   ---------------   --------------   --------------  ------------   ------------
                                                            1,730              994               11         7,495         88,880
                                                   ---------------   --------------   --------------  ------------   ------------

 Capitalization:
  Long-Term Debt                                                -           70,376                -             -        459,377
                                                   ---------------   --------------   --------------  ------------   ------------

  Advances from parent companies                                -                -            4,400           250         34,299
                                                   ---------------   --------------   --------------  ------------   ------------

  Common Stockholder's Equity:
    Common stock                                                -                -                -             1              -
    Capital surplus, paid in                               29,357           25,097            2,650     1,433,071        662,976
    (Accumulated deficit)/Retained earnings               (17,354)           5,934              223      (204,710)      (127,445)
    Accumulated other comprehensive income/(loss)               -                -                -        10,696         10,684
                                                   ---------------   --------------   --------------  ------------   ------------
  Common Stockholder's Equity                              12,003           31,031            2,873     1,239,058        546,215
                                                   ---------------   --------------   --------------  ------------   ------------
Total Capitalization                                       12,003          101,407            7,273     1,239,308      1,039,891
                                                   ---------------   --------------   --------------  ------------   ------------


Total Liabilities and Capitalization                $      14,560     $    125,901     $      8,199    $1,253,868     $1,961,656
                                                   ===============   ==============   ==============  ============   ============

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                                       Northeast
                                                                                       Generation       Select
                                                                                       Services         Energy         Select
                                                          NU           Northeast        Company        Portland     Energy, Inc.
                                                     Enterprises,      Generation    (consolidated)  Pipeline, Inc. (consolidated)
                                                         Inc.           Company           (b)             (c)            (b)
                                                    ---------------  ---------------  ------------   -------------  --------------
Operating Revenues                                   $           -    $     131,897    $  115,166     $         -    $  1,485,583
                                                    ---------------  ---------------  ------------   -------------  --------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power                    -                -         2,165               -       1,534,186
    Other                                                    1,042           12,234        44,218               -          64,866
  Maintenance                                                    -           12,892        71,464               -              39
  Depreciation                                                   -           14,091           210               -           5,756
  Amortization                                                   -                -            44               -           3,119
  Taxes other than income taxes                                 11            9,825         1,884               -           2,505
                                                    ---------------  ---------------  ------------   -------------  --------------
          Total operating expenses                           1,053           49,042       119,985               -       1,610,471
                                                    ---------------  ---------------  ------------   -------------  --------------
Operating (Loss)/Income                                     (1,053)          82,855        (4,819)              -        (124,888)
                                                    ---------------  ---------------  ------------   -------------  --------------

Interest Expense:
  Interest on long-term debt                                     -           33,203             -               -               -
  Other interest                                                 4               13           617               -           5,948
                                                    ---------------  ---------------  ------------   -------------  --------------
          Interest expense, net                                  4           33,216           617               -           5,948
                                                    ---------------  ---------------  ------------   -------------  --------------

Other (Loss)/Income, Net
  Equity in loss of subsidiaries                           (60,206)               -             -               -               -
  Other, net                                                (2,620)             774           (45)              -             279
                                                    ---------------  ---------------  ------------   -------------  --------------
          Other (loss)/income, net                         (62,826)             774           (45)              -             279
                                                    ---------------  ---------------  ------------   -------------  --------------

(Loss)/Income Before Income Tax (Benefit)/Expense          (63,883)          50,413        (5,481)              -        (130,557)
Income Tax (Benefit)/Expense                                (1,363)          20,007        (2,256)              -         (48,679)
                                                    ---------------  ---------------  ------------   -------------  --------------

Net (Loss)/Income                                    $     (62,520)   $      30,406    $   (3,225)    $         -    $    (81,878)
                                                    ===============  ===============  ============   =============  ==============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.
(c) Select Energy Portland Pipeline, Inc. was dissolved on October 28, 2002.

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                    Select Energy
                                                       Mode 1       Services, Inc.
                                                   Communications, (consolidated)    Woods Network
                                                        Inc.             (b)         Services, Inc.    Eliminations   Consolidated
                                                   ---------------  ------------   ----------------   -------------   -------------

Operating Revenues                                  $         194    $   99,408     $        6,064     $   157,975     $ 1,680,337
                                                   ---------------  ------------   ----------------   -------------   -------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power                   -             -                  -         130,149       1,406,202
    Other                                                     554        92,927                652          15,032         201,460
  Maintenance                                                   -           492              4,918          12,794          77,012
  Depreciation                                                 36         1,339                 11           3,637          17,805
  Amortization                                                  -             -                  -               -           3,163
  Taxes other than income taxes                                53           796                 30               -          15,105
                                                   ---------------  ------------   ----------------   -------------   -------------
          Total operating expenses                            643        95,554              5,611         161,612       1,720,747
                                                   ---------------  ------------   ----------------   -------------   -------------
Operating (Loss)/Income                                      (449)        3,854                453          (3,637)        (40,410)
                                                   ---------------  ------------   ----------------   -------------   -------------

Interest Expense:
  Interest on long-term debt                                    -             -                  -               -          33,203
  Other interest                                                2         3,699                120               -          10,403
                                                   ---------------  ------------   ----------------   -------------   -------------
          Interest expense, net                                 2         3,699                120               -          43,606
                                                   ---------------  ------------   ----------------   -------------   -------------

Other (Loss)/Income, Net
  Equity in loss of subsidiaries                                -             -                  -         (60,206)              -
  Other, net                                              (14,528)        4,686                  5           3,656         (15,104)
                                                   ---------------  ------------   ----------------   -------------   -------------
          Other (loss)/income, net                        (14,528)        4,686                  5         (56,550)        (15,104)
                                                   ---------------  ------------   ----------------   -------------   -------------

(Loss)/Income Before Income Tax (Benefit)/Expense         (14,979)        4,841                338         (60,187)        (99,120)
Income Tax (Benefit)/Expense                               (6,244)        1,838                115              19         (36,600)
                                                   ---------------  ------------   ----------------   -------------   -------------

Net (Loss)/Income                                   $      (8,735)   $    3,003     $          223     $   (60,206)    $   (62,520)
                                                   ===============  ============   ================   =============   =============

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                                     Northeast
                                                                                     Generation    Select Energy
                                                                                      Services       Portland         Select
                                                        NU          Northeast         Company       Pipeline,      Energy, Inc.
                                                   Enterprises,     Generation     (consolidated)      Inc.        (consolidated)
                                                       Inc.          Company           (b)             (c)              (b)
                                                 ---------------   -------------   -------------  ---------------  --------------

Balance at beginning of period                    $     (64,925)    $    11,853     $     3,170    $      (3,912)   $   (144,025)

Additions:
  Net (loss)/income                                     (62,520)         30,406          (3,225)               -         (81,878)
  Allocation of benefits - ESOP                               -               -              64                -             122
                                                 ---------------   -------------   -------------  ---------------  --------------
                                                       (127,445)         42,259               9           (3,912)       (225,781)
                                                 ---------------   -------------   -------------  ---------------  --------------

Deductions:
  Dividends declared:
    Common stock $1,666,666.67 per share                      -          10,000               -                -               -
 Close out of retained earnings due to
   dissolving of subsidiary                                   -               -               -           (3,912)              -
                                                 ---------------   -------------   -------------  ---------------  --------------
                                                              -          10,000               -           (3,912)              -
                                                 ---------------   -------------   -------------  ---------------  --------------

Balance at end of period                          $    (127,445)    $    32,259     $         9    $           -    $   (225,781)
                                                 ===============   =============   =============  ===============  ==============



                      NU ENTERPRISES, INC. AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                                     Northeast
                                                                                     Generation    Select Energy
                                                                                      Services       Portland         Select
                                                       NU           Northeast         Company        Pipeline,      Energy, Inc.
                                                  Enterprises,      Generation     (consolidated)      Inc.        (consolidated)
                                                      Inc.           Company           (b)             (c)              (b)
                                                 ---------------   -------------   -------------  ---------------  --------------

Balance at beginning of period                    $     657,870     $     3,039     $    10,435    $       4,359    $    199,551

Plant acquisition adjustment                            662,908         405,060               -                -               -

Investment in Acumentric Corporation                        250               -               -                -               -

Capital contributions from:
    NU Enterprises, Inc.                                      -               -           5,250                -          50,000
    Northeast Utilities                                  58,150               -               -                -               -

Close out of capital surplus, paid in due to
  dissolving of subsidiary                                    -               -               -           (4,359)              -

Return of capital from NU Enterprises, Inc.
   to Northeast Utilities                               (13,000)              -               -                -               -

Allocation of benefits - ESOP                              (219)             (1)           (136)               -            (214)
                                                 ---------------   -------------   -------------  ---------------  --------------

Balance at end of period                          $   1,365,959     $   408,098     $    15,549    $           -    $    249,337
                                                 ===============   =============   =============  ===============  ==============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.
(c)  Select Energy Portland Pipeline, Inc. was dissolved on October 28, 2002.

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                               Select Energy
                                                Mode 1         Services, Inc.
                                           Communications,     (consolidated)      Woods Network
                                                 Inc.                (b)           Services, Inc.      Eliminations    Consolidated
                                         -------------------  ----------------    ---------------     --------------  --------------

Balance at beginning of period            $          (8,619)   $        2,931      $           -       $   (138,602)   $    (64,925)

Additions:
  Net (loss)/income                                  (8,735)            3,003                223            (60,206)        (62,520)
  Allocation of benefits - ESOP                           -                 -                  -                186               -
                                         -------------------  ----------------    ---------------     --------------  --------------
                                                    (17,354)            5,934                223           (198,622)       (127,445)
                                         -------------------  ----------------    ---------------     --------------  --------------

Deductions:
  Dividends declared:
    Common stock $1,666,666.67 per share                  -                 -                  -             10,000               -
 Close out of retained earnings due to
   dissolving of subsidiary                               -                 -                  -             (3,912)              -
                                         -------------------  ----------------    ---------------     --------------  --------------
                                                          -                 -                  -              6,088               -
                                         -------------------  ----------------    ---------------     --------------  --------------

Balance at end of period                  $         (17,354)   $        5,934      $         223       $   (204,710)   $   (127,445)
                                         ===================  ================    ===============     ==============  ==============



                      NU ENTERPRISES, INC. AND SUBSIDIARIES
            Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                               Select Energy
                                               Mode 1         Services, Inc.
                                          Communications,     (consolidated)      Woods Network
                                                Inc.                (b)           Services, Inc.     Eliminations      Consolidated
                                         -------------------  ----------------    ---------------   --------------    --------------

Balance at beginning of period            $          29,357    $       24,900      $           -     $    716,775      $    212,735

Plant acquisition adjustment                              -                 -                  -          662,908           405,060

Investment in Acumentric Corporation                      -               250                  -              250               250

Capital contributions from:
    NU Enterprises, Inc.                                  -                 -              2,650           57,900                 -
    Northeast Utilities                                   -                 -                  -                -            58,150

Close out of capital surplus, paid in
  due to dissolving of subsidiary                         -                 -                  -           (4,359)                -

Return of capital from NU Enterprises,
    Inc. to Northeast Utilities                           -                 -                  -                -           (13,000)

Allocation of benefits - ESOP                             -               (53)                 -             (403)             (219)
                                         -------------------  ----------------    ---------------   --------------    --------------

Balance at end of period                  $          29,357    $       25,097      $       2,650     $  1,433,071      $    662,976
                                         ===================  ================    ===============   ==============    ==============

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                                      Northeast       Select
                                                                                      Generation      Energy
                                                                                      Services       Portland
                                                            NU        Northeast        Company       Pipeline,
                                                       Enterprises,   Generation   (consolidated)      Inc.
                                                           Inc.        Company           (b)           (c)
                                                      -------------  -----------  ---------------   -----------
Operating Activities:
  Net (loss)/income                                   $   (62,520)   $  30,406    $    (3,225)      $       -
  Adjustments to reconcile to net cash
   (used in)/provided by operating activities:
    Depreciation                                                -       14,091            210               -
    Deferred income taxes and investment tax
      credits, net                                           (997)      19,031           (116)              -
    Amortization                                                -          -               44               -
    Prepaid pension                                             -          -             (926)              -
    Net other (uses)/sources of cash                         (160)         663           (566)           (294)
    Changes in working capital:
      Receivables and unbilled revenues, net                    -       (2,923)           286               -
      Fuel, materials and supplies                              -         (371)           258               -
      Accounts payable                                          3          222          1,782               -
      Accrued taxes                                             -           99         (2,638)            (83)
      Other working capital (excludes cash)                42,104        1,892          1,545               -
                                                     -------------  -----------  ---------------   -----------
Net cash flows (used in)/provided by operating
  activities                                              (21,570)      63,110         (3,346)           (377)
                                                     -------------  -----------  ---------------   -----------

Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                       -            -              -               -
    Competitive energy assets                                   -      (16,351)             -               -
                                                     -------------  -----------  ---------------   -----------
  Cash flows used for investments in plant                      -      (16,351)             -               -
  NU system Money Pool borrowing/(lending)                  3,300         (100)         1,000               -
  Payment for the purchase of Woods                             -            -        (10,574)              -
  Other investment activities, net                        (27,142)        (506)            (3)              -
                                                     -------------  -----------  ---------------   -----------
Net cash flows (used in)/provided by investing
  activities                                              (23,842)     (16,957)        (9,577)              -
                                                     -------------  -----------  ---------------   -----------

Financing Activities:
  Issuance of long-term debt                                    -            -              -               -
  Reacquisitions and retirements of long-term debt              -      (24,000)             -               -
  Advances/(repayments) from parent, net                        -            -          9,450               -
  Cash dividends on common shares                               -      (10,000)             -               -
  Capital contributions                                    45,400            -          5,250               -
                                                     -------------  -----------  ---------------   -----------
Net cash flows provided by/(used in) financing
 activities                                                45,400      (34,000)        14,700               -
                                                     -------------  -----------  ---------------   -----------

Net (decrease)/increase in cash for the year                  (12)      12,153          1,777            (377)
Cash - beginning of year                                       76        6,095            480             377
                                                     -------------  -----------  ---------------   -----------
Cash - end of year                                    $        64    $  18,248    $     2,257       $       -
                                                     =============  ===========  ===============   ===========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                $         -    $  36,145    $       563       $       -
                                                     =============  ===========  ===============   ===========
  Income taxes                                        $      (344)   $  (1,435)   $       261       $      81
                                                     =============  ===========  ===============   ===========



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.
(c) Select Energy Portland Pipeline, Inc. was dissolved on October 28, 2002.

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                                              Select
                                                          Select                              Energy         Woods
                                                       Energy, Inc.          Mode 1       Services, Inc.    Network
                                                      (consolidated)    Communications,   (consolidated)    Services,
                                                           (b)                Inc.              (b)           Inc.     Eliminations
                                                     ----------------  ----------------   --------------   ----------  ------------
Operating Activities:
  Net (loss)/income                                   $   (81,878)       $     (8,735)       $    3,003     $    223    $  (60,206)
  Adjustments to reconcile to net cash activities:
   (used in)/provided by operating activities:
    Depreciation                                            5,756                 36              1,339           11         3,637
    Deferred income taxes and investment
      tax credits, net                                     17,894             (5,577)               701            -             -
    Amortization                                            3,119                  -                  -            -             -
    Prepaid pension                                           832                  -                  -            -             -
    Net other (uses)/sources of cash                      (22,662)            (2,832)            (7,947)         (36)        6,689
    Changes in working capital:
      Receivables and unbilled revenues, net             (137,662)                73              2,558       (1,136)       (2,538)
      Fuel, materials and supplies                              -                  -                (64)          61           -
      Accounts payable                                    118,107                696             (1,666)         408        (8,452)
      Accrued taxes                                        22,245               (188)                52          114           582
      Other working capital (excludes cash)                (5,239)            (5,434)            (9,477)          12        41,530
                                                     ----------------- ----------------   --------------   ----------  ------------
Net cash flows (used in)/provided by operating
  activities                                              (79,488)           (21,961)           (11,501)        (343)      (18,758)
                                                     ----------------- ----------------   --------------   ----------  ------------

Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                       -                (25)                 -            -             -
    Competitive energy assets                              (4,253)                 -             (1,593)           -             -
                                                     ----------------- ----------------   --------------   ----------  ------------
  Cash flows used for investments in plant                 (4,253)               (25)            (1,593)           -             -
  NU system Money Pool borrowing/(lending)                 55,200                800             (8,050)           -             -
  Payment for the purchase of Woods                             -                  -                  -       (5,777)            -
  Other investment activities, net                              -             21,176                 (3)           -       (29,642)
                                                     ----------------- ----------------   --------------   ----------  ------------
Net cash flows (used in)/provided by investing
  activities                                               50,947             21,951             (9,646)      (5,777)      (29,642)
                                                     ----------------- ----------------   --------------   ----------  ------------

Financing Activities:
  Issuance of long-term debt                                    -                  -             47,648            -             -
  Reacquisitions and retirements of long-term debt              -                  -               (988)           -             -
  Advances/(repayments) from parent, net                  (12,803)                 -                  -        4,400           250
  Cash dividends on common shares                               -                  -                  -            -       (10,000)
  Capital contributions                                    50,000                  -                250        2,650        58,150
                                                     ----------------- ----------------   --------------   ----------  ------------
Net cash flows provided by/(used in)
  financing activities                                     37,197                  -             46,910        7,050        48,400
                                                     ----------------- ----------------   --------------   ----------  ------------

Net (decrease)/increase in cash for the year                8,656                (10)            25,763          930             -
Cash - beginning of year                                    5,876                 10              3,162            -             -
                                                     ----------------- ----------------   --------------   ----------  ------------
Cash - end of year                                    $    14,532       $          -       $     28,925     $    930    $        -
                                                     ================= =================  ===============  ==========  ============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                $     5,429       $          -       $      316       $  119      $        -
                                                     ================= =================  ===============  ==========  ============
  Income taxes                                        $   (95,899)      $        965       $    1,304       $  104      $        -
                                                     ================= =================  ===============  ==========  ============


                                                      Consolidated
                                                      ------------
Operating Activities:
  Net (loss)/income                                    $ (62,520)
  Adjustments to reconcile to net cash activities:
   (used in)/provided by operating activities:
    Depreciation                                          17,805
    Deferred income taxes and investment
      tax credits, net                                    30,936
    Amortization                                           3,163
    Prepaid pension                                          (94)
    Net other (uses)/sources of cash                     (40,520)
    Changes in working capital:
      Receivables and unbilled revenues, net            (136,265)
      Fuel, materials and supplies                          (117)
      Accounts payable                                   128,005
      Accrued taxes                                       19,019
      Other working capital (excludes cash)              (16,131)
                                                      -----------
Net cash flows (used in)/provided by operating
  activities                                             (56,719)
                                                      -----------

Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                    (25)
    Competitive energy assets                            (22,197)
                                                      -----------
  Cash flows used for investments in plant               (22,222)
  NU system Money Pool borrowing/(lending)                52,150
  Payment for the purchase of Woods                      (16,351)
  Other investment activities, net                        23,164
                                                      -----------
Net cash flows (used in)/provided by investing
  activities                                              36,741
                                                      -----------

Financing Activities:
  Issuance of long-term debt                              47,648
  Reacquisitions and retirements of long-term debt       (24,988)
  Advances/(repayments) from parent, net                     797
  Cash dividends on common shares                              -
  Capital contributions                                   45,400
                                                      -----------
Net cash flows provided by/(used in)
  financing activities                                    68,857
                                                      -----------

Net (decrease)/increase in cash for the year              48,879
Cash - beginning of year                                  16,077
                                                      -----------
Cash - end of year                                     $  64,956
                                                      ===========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                 $  42,572
                                                      ===========
  Income taxes                                         $ (94,963)
                                                      ===========

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)

                                             Northeast                                        Woods
                                            Generation            NGS         E. S. Boulos  Electrical
                                          Services Company   Mechanical, Inc.   Company      Co., Inc.   Eliminations  Consolidated
                                          ----------------   ---------------  ------------  ------------ ------------ --------------
ASSETS
------
Current Assets:
  Cash                                     $            1     $          10    $    1,356    $      890   $        -   $      2,257
  Receivables, net                                  5,731                 -        10,617         1,252            -         17,600
  Accounts receivable from affiliated
    companies                                       4,098                 -           326             -          326          4,098
  Taxes receivable                                    686                 -             -            63           60            690
  Unbilled revenues                                 1,301                 -         2,800           197            -          4,297
  Fuel, materials, and supplies, at
    average cost                                        5                 -           223            94            -            322
  Prepayments and other                             1,964                 -             -            85           51          1,998
                                          ----------------   ---------------  ------------  ------------ ------------ --------------
                                                   13,786                10        15,322         2,581          437         31,262
                                          ----------------   ---------------  ------------  ------------ ------------ --------------

Property, Plant and Equipment:
  Competitive energy                                2,980                 -           712           290            -          3,982
    Less:  Accumulated depreciation                   826                 -           205            15            -          1,046
                                          ----------------   ---------------  ------------  ------------ ------------ --------------
                                                    2,154                 -           507           275            -          2,936
  Construction work in progress                       508                 -             -             -            -            508
                                          ----------------   ---------------  ------------  ------------ ------------ --------------
                                                    2,662                 -           507           275            -          3,444
                                          ----------------   ---------------  ------------  ------------ ------------ --------------

Deferred Debits and Other Assets:
  Goodwill and other purchased intangible
    assets, net                                         -                 -         6,963         7,670            -         14,633
  Prepaid pension                                     926                 -             -             -            -            926
  Investments in subsidiary companies,
    at equity                                      21,757                 -             -             -       21,757              -
  Other                                             1,274                 -            35             -            -          1,309
                                          ----------------   ---------------  ------------  ------------ ------------ --------------
                                                   23,957                 -         6,998         7,670       21,757         16,868
                                          ----------------   ---------------  ------------  ------------ ------------ --------------

Total Assets                               $       40,405     $          10    $   22,827    $   10,526   $   22,194   $     51,574
                                          ================   ===============  ============  ============ ============ ==============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)

                                               Northeast           NGS          E. S.        Woods
                                               Generation       Mechanical,    Boulos      Electrical
                                             Services Company      Inc.        Company      Co., Inc.   Eliminations   Consolidated
                                            -----------------   ----------  ------------  ------------  ------------  --------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to affiliated companies      $        13,500     $      -    $        -    $        -    $        -    $     13,500
  Advance from parent, non-interest bearing                -            -         2,948           250         3,198               -
  Accounts payable                                     3,014            -         3,324           304             -           6,642
  Accounts payable to affiliated companies             1,421            2           967           550           326           2,614
  Accrued taxes                                            -            -            60             -            59               -
  Other                                                1,226            -           688             -            51           1,864
                                            -----------------   ----------  ------------  ------------  ------------  --------------
                                                      19,161            2         7,987         1,104         3,634          24,620
                                            -----------------   ----------  ------------  ------------  ------------  --------------

Deferred Credits and Other Liabilities:
  Other                                                  699            -         1,180            80             -           1,959
                                            -----------------   ----------  ------------  ------------  ------------  --------------
                                                         699            -         1,180            80             -           1,959
                                            -----------------   ----------  ------------  ------------  ------------  --------------

Capitalization:
   Advances from Northeast Utilities                   5,000            -             -         4,450             -           9,450
                                            -----------------   ----------  ------------  ------------  ------------  --------------

  Common Stockholder's Equity:
    Common stock                                           -            -             -             -             -               -
    Capital surplus, paid in                          15,549           10         7,539         5,000        12,549          15,549
    Retained earnings/(accumulated deficit)                9           (2)        6,121          (108)        6,011               9
    Accumulated other comprehensive loss                 (13)           -             -             -             -             (13)
                                            -----------------   ----------  ------------  ------------  ------------  --------------
  Common Stockholder's Equity                         15,545            8        13,660         4,892        18,560          15,545
                                            -----------------   ----------  ------------  ------------  ------------  --------------
Total Capitalization                                  20,545            8        13,660         9,342        18,560          24,995
                                            -----------------   ----------  ------------  ------------  ------------  --------------

Total Liabilities and Capitalization         $        40,405     $     10    $   22,827    $   10,526    $   22,194    $     51,574
                                            =================   ==========  ============  ============  ============  ==============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                    Northeast
                                                   Generation        NGS        E. S.       Woods
                                                    Services     Mechanical,    Boulos    Electrical
                                                    Company          Inc.       Company    Co., Inc.    Eliminations   Consolidated
                                                   -----------   ------------  ---------  -----------  -------------   ------------

Operating Revenues                                  $  52,733     $        -    $ 62,056   $   3,213    $     2,837     $   115,166
                                                   -----------   ------------  ---------  -----------  -------------   -------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power           2,165              -          -            -              -           2,165
    Other                                              44,734              1      1,496          824          2,837          44,218
  Maintenance                                          12,486              -     56,497        2,482              -          71,464
  Depreciation                                             60              -        134           14              -             210
  Amortization                                             44              -          -            -              -              44
  Taxes other than income taxes                         1,841              -         29           14              -           1,884
                                                   -----------   ------------  ---------  -----------  -------------   -------------
          Total operating expenses                     61,330              1     58,156        3,334          2,837         119,985
                                                   -----------   ------------  ---------  -----------  -------------   -------------
Operating (Loss)/Income                                (8,597)            (1)     3,900         (121)             -          (4,819)
                                                   -----------   ------------  ---------  -----------  -------------   -------------

Interest Expense, net                                     477              -          -          140              -             617
                                                   -----------   ------------  ---------  -----------  -------------   -------------

Other Income/(Loss), Net
  Equity in earnings of subsidiaries                    2,606              -          -            -          2,606               -
  Other, net                                             (263)             -        210            9              -             (45)
                                                   -----------   ------------  ---------  -----------  -------------   -------------
          Other income/(loss), net                      2,343              -        210            9          2,606             (45)
                                                   -----------   ------------  ---------  -----------  -------------   -------------

(Loss)/Income Before Income Tax (Benefit)/Expense      (6,731)            (1)     4,110         (252)         2,606          (5,481)
Income Tax (Benefit)/Expense                           (3,506)             -      1,395         (144)             -          (2,256)
                                                   -----------   ------------  ---------  -----------  -------------   -------------
Net (Loss)/Income                                   $  (3,225)    $       (1)   $ 2,715    $    (108)   $     2,606     $    (3,225)
                                                   ===========   ============  =========  ===========  =============   =============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                           Northeast
                                          Generation       NGS                            Woods
                                           Services     Mechanical    E. S. Boulos      Electrical
                                            Company        Inc.         Company          Co., Inc      Eliminations    Consolidated
                                          -----------  -----------  ---------------   --------------  --------------  --------------

Balance at beginning of period             $   3,170    $      (1)   $       3,406     $          -    $      3,405    $      3,170

Additions:
  Net (loss)/income                           (3,225)          (1)           2,715             (108)          2,606          (3,225)
  Allocation of benefits - ESOP                   64            -                -                -               -              64
                                          -----------  -----------  ---------------   --------------  --------------  --------------

Balance at end of period                   $       9    $      (2)   $       6,121     $       (108)   $      6,011    $          9
                                          ===========  ===========  ===============   ==============  ==============  ==============





                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)


                                           Northeast
                                          Generation       NGS                            Woods
                                           Services     Mechanical    E. S. Boulos      Electrical
                                            Company        Inc.         Company          Co., Inc      Eliminations    Consolidated
                                          -----------  -----------  ---------------   --------------  --------------  --------------

Balance at beginning of period             $  10,435    $      10     $      7,539     $          -    $      7,549    $     10,435

Capital contribution from:
  NU Enterprises, Inc.                         5,250            -                -                -               -           5,250
  Northeast Generation Services Company            -            -                -            5,000           5,000               -

Allocation of benefits - ESOP                   (136)           -                -                -               -            (136)
                                          -----------  -----------  ---------------   --------------  --------------  --------------

Balance at end of period                   $  15,549    $      10     $      7,539     $      5,000    $     12,549    $     15,549
                                          ===========  ===========  ===============   ==============  ==============  ==============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                     Northeast
                                                     Generation       NGS         E.S.       Woods
                                                     Services     Mechanical,    Boulos    Electrical,
                                                      Company         Inc.       Company      Inc.      Eliminations  Consolidated
                                                    ------------ ------------   ---------  -----------  ------------  ------------
Operating Activities:
  Net (loss)/income                                  $   (3,225)  $       (1)    $ 2,715    $    (108)   $    2,606    $   (3,225)
  Adjustments to reconcile to net cash (used in)/
   provided by operating activities:
    Depreciation                                             60            -         134           14             -           210
    Deferred income taxes and investment tax
      credits, net                                         (110)           -          (6)           -             -          (116)
    Amortization                                             44            -           -            -             -            44
    Prepaid pension                                        (926)           -           -            -             -          (926)
    Net other uses of cash                                 (291)           -        (133)        (141)            -          (566)
    Changes in working capital:
      Receivables and unbilled revenues, net              1,910            -      (3,158)       2,093           559           286
      Fuel, materials and supplies                          450            -        (120)         (72)            -           258
      Accounts payable                                      104            1         798          320          (559)        1,782
      Accrued taxes                                      (1,590)           -        (988)           -            59        (2,638)
      Other working capital (excludes cash)                  (4)           -       1,831         (342)          (60)        1,545
                                                    ------------ ------------   ---------  -----------  ------------  ------------
Net cash flows (used in)/provided by operating
  activities                                             (3,578)           -       1,073        1,764         2,605        (3,346)
                                                    ------------ ------------   ---------  -----------  ------------  ------------

Investing Activities:
  NU system Money Pool borrowing                          1,000            -           -            -             -         1,000
  Payment for the purchase of Woods Electrical Co.            -            -           -      (10,574)            -       (10,574)
  Other investment activities, net                       (7,855)           -          (3)           -        (7,855)           (3)
                                                    ------------ ------------   ---------  -----------  ------------  ------------
Net cash flows used in investing activities              (6,855)           -          (3)     (10,574)       (7,855)       (9,577)
                                                    ------------ ------------   ---------  -----------  ------------  ------------

Financing Activities:
  Advance from parent                                     5,000            -           -        4,700           250         9,450
  Capital contributions                                   5,250            -           -        5,000         5,000         5,250
                                                    ------------ ------------   ---------  -----------  ------------  ------------
Net cash flows provided by financing activities          10,250            -           -        9,700         5,250        14,700
                                                    ------------ ------------   ---------  -----------  ------------  ------------

Net (decrease)/increase in cash for the year               (183)           -       1,070          890             -         1,777
Cash - beginning of year                                    184           10         286            -             -           480
                                                    ------------ ------------   ---------  -----------  ------------  ------------

Cash - end of year                                   $        1   $       10     $ 1,356    $     890    $        -    $    2,257
                                                    ============ ============   =========  ===========  ============  ============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized               $      423   $        -     $     -    $     140    $        -    $      563
                                                    ============ ============   =========  ===========  ============  ============
  Income taxes                                       $   (1,172)  $        -     $ 1,450    $     (17)   $        -    $      261
                                                    ============ ============   =========  ===========  ============  ============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                       SELECT ENERGY, INC. AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)

                                                                Select         Select Energy
                                                             Energy, Inc.      New York, Inc.  Eliminations  Consolidated
                                                           -----------------  ---------------  ------------  ------------
ASSETS
------
Current Assets:
  Cash                                                      $         2,454    $      12,077    $       -     $   14,532
  Receivables, net                                                  415,918           38,286            -        454,204
  Accounts receivable from affiliated companies                     118,780            1,491        7,243        113,028
  Special deposits                                                       72            2,384            -          2,455
  Derivative assets                                                 101,957           28,816        2,097        128,676
  Prepayments and other                                              57,963           18,240            -         76,203
                                                           -----------------  ---------------  -----------   ------------
                                                                    697,144          101,294        9,340        789,098
                                                           -----------------  ---------------  -----------   ------------

Property, Plant and Equipment:
  Competitive energy                                                 12,629              440            -         13,068
     Less: Accumulated depreciation                                   7,373              251            -          7,624
                                                           -----------------  ---------------  -----------   ------------
                                                                      5,256              189            -          5,444
  Construction work in progress                                       3,965                -            -          3,965
                                                           -----------------  ---------------  -----------   ------------
                                                                      9,221              189            -          9,409
                                                           -----------------  ---------------  -----------   ------------

Deferred Debits and Other Assets:
  Intangibles, net                                                   18,032            3,200            -         21,232
  Prepaid pension                                                     2,257                -          374          1,884
  Investments in subsidiary company, at equity                       34,199                -       34,199              -
  Other                                                              55,443            1,563            -         57,005
                                                           -----------------  ---------------  -----------   ------------
                                                                    109,931            4,763       34,573         80,121
                                                           -----------------  ---------------  -----------   ------------

Total Assets                                                $       816,296    $     106,246    $  43,913     $  878,628
                                                           =================  ===============  ===========   ============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       SELECT ENERGY, INC. AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)

                                                                Select         Select Energy
                                                             Energy, Inc.      New York, Inc.  Eliminations   Consolidated
                                                           -----------------  ---------------  -------------  ------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to affiliated companies                     $       217,200    $           -    $        -     $  217,200
  Accounts payable                                                  387,458           23,623             -        411,081
  Accounts payable to affiliated companies                           10,244            5,947         7,243          8,948
  Accrued taxes                                                      19,838            2,407             -         22,245
  Accrued interest                                                       27                -             -             27
  Derivative liabilities                                             61,204            4,794         2,097         63,900
  Other                                                              22,042            5,884             -         27,926
                                                           -----------------  ---------------  ------------   ------------
                                                                    718,013           42,655         9,340        751,327
                                                           -----------------  ---------------  ------------   ------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                                  13,240            8,302             -         21,542
  Deferred pension costs                                                  -              374           374              -
  Other                                                              49,114               17             -         49,131
                                                           -----------------  ---------------  ------------   ------------
                                                                     62,354            8,693           374         70,673
                                                           -----------------  ---------------  ------------   ------------

Capitalization:
  Advances from Northeast Utilities                                       -           20,699             -         20,699
                                                           -----------------  ---------------  ------------   ------------

  Common Stockholder's Equity:
    Common stock                                                          -               10            10              -
    Capital surplus, paid in                                        249,337            9,976         9,976        249,337
    (Accumulated deficit)/Retained earnings                        (225,781)          19,903        19,903       (225,781)
    Accumulated other comprehensive income                           12,373            4,310         4,310         12,373
                                                           -----------------  ---------------  ------------   ------------
  Common Stockholder's Equity                                        35,929           34,199        34,199         35,929
                                                           -----------------  ---------------  ------------   ------------
Total Capitalization                                                 35,929           54,898        34,199         56,628
                                                           -----------------  ---------------  ------------   ------------

Total Liabilities and Capitalization                        $       816,296    $     106,246    $   43,913     $  878,628
                                                           =================  ===============  ============   ============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                               SELECT ENERGY, INC.
                                 AND SUBSIDIARY
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                     Select        Select Energy
                                                                  Energy, Inc.     New York, Inc.    Eliminations   Consolidated
                                                                 ----------------  ---------------   ------------  ----------------

Operating Revenues                                                $    1,250,212    $     272,205     $   36,834    $    1,485,583
                                                                 ----------------  ---------------   ------------  ----------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power                          1,335,869          235,150         36,834         1,534,186
    Other                                                                 55,894            8,972              -            64,866
  Maintenance                                                                 39                -              -                39
  Depreciation                                                             5,756                -              -             5,756
  Amortization                                                             3,119                -              -             3,119
  Taxes other than income taxes                                            4,509           (2,003)             -             2,505
                                                                 ----------------  ---------------   ------------  ----------------
          Total operating expenses                                     1,405,186          242,119         36,834         1,610,471
                                                                 ----------------  ---------------   ------------  ----------------
Operating (Loss)/Income                                                 (154,974)          30,086              -          (124,888)
                                                                 ----------------  ---------------   ------------  ----------------

Interest Expense, Net                                                      5,179              770              -             5,948
                                                                 ----------------  ---------------   ------------  ----------------

Other Income, Net
  Equity in earnings of subsidiary                                        17,208                -         17,208                 -
  Other, net                                                                   2              277              -               279
                                                                 ----------------  ---------------   ------------  ----------------
          Other income, net                                               17,210              277         17,208               279
                                                                 ----------------  ---------------   ------------  ----------------

(Loss)/Income Before Income Tax (Benefit)/Expense                       (142,943)          29,593         17,208          (130,557)
Income Tax (Benefit)/Expense                                             (61,065)          12,385              -           (48,679)
                                                                 ----------------  ---------------   ------------  ----------------
Net (Loss)/Income                                                 $      (81,878)   $      17,208     $   17,208    $      (81,878)
                                                                 ================  ===============   ============  ================



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                               SELECT ENERGY, INC.
                                 AND SUBSIDIARY
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                  Select         Select Energy
                                                               Energy, Inc.      New York, Inc.   Eliminations   Consolidated
                                                              ----------------   ---------------  ------------   --------------

Balance at beginning of period                                 $     (144,025)    $       2,695    $    2,695     $   (144,025)

Additions:
  Net (loss)/income                                                   (81,878)           17,208        17,208          (81,878)
  Allocation of benefits - ESOP                                           122                 -             -              122
                                                              ----------------   -----------------------------   --------------

Balance at end of period                                       $     (225,781)    $      19,903    $   19,903     $   (225,781)
                                                              ================   ===============  ============   ==============





                               SELECT ENERGY, INC.
                                 AND SUBSIDIARY
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                  Select         Select Energy
                                                               Energy, Inc.      New York, Inc.   Eliminations   Consolidated
                                                              ----------------   ---------------  ------------   --------------

Balance at beginning of period                                 $      199,551     $       3,187    $    3,187     $    199,551

Capital contributions from:
  NU Enterprises, Inc.                                                 50,000                 -             -           50,000
  Select Energy, Inc.                                                       -             6,803         6,803                -

Allocation of benefits - ESOP                                            (214)              (14)          (14)            (214)

                                                              ----------------   ---------------  ------------   --------------
Balance at end of period                                       $      249,337     $       9,976    $    9,976     $    249,337
                                                              ================   ===============  ============   ==============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                        SELECT ENERGY INC. AND SUBSIDIARY
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                    Select      Select Energy
                                                                 Energy, Inc.   New York, Inc.   Eliminations    Consolidated
                                                              ----------------  --------------  --------------  --------------

Operating Activities:
  Net (loss)/income                                           $     (81,878)    $     17,208    $      17,208   $     (81,878)
  Adjustments to reconcile to net cash (used in)/
   provided by operating activities:
    Depreciation                                                      5,756                -                -           5,756
    Deferred income taxes and investment tax credits, net            18,083             (189)               -          17,894
    Amortization                                                      3,119                -                -           3,119
    Prepaid pension                                                     459                -             (374)            832
    Net other (uses)/sources of cash                                (26,488)           4,250              425         (22,662)
    Changes in working capital:
      Receivables and unbilled revenues, net                       (149,999)           5,096           (7,241)       (137,662)
      Accounts payable                                              120,727            4,620            7,241         118,107
      Accrued taxes                                                  19,838            1,051           (1,356)         22,245
      Other working capital (excludes cash)                          20,197          (19,835)           5,601          (5,239)
                                                             ----------------  --------------  --------------- ---------------
Net cash flows (used in)/provided by operating activities           (70,186)          12,201           21,504         (79,488)
                                                             ----------------  --------------  --------------- ---------------

Investing Activities:
  Competitive energy assets                                          (4,253)               -                -          (4,253)
  NU system Money Pool borrowing                                     55,200                -                -          55,200
  Other investment activities, net                                  (28,307)               -          (28,307)              -
                                                             ----------------  --------------  --------------- ---------------
Net cash flows provided by/(used in) investing activities            22,640                -          (28,307)         50,947
                                                             ----------------  --------------  --------------- ---------------

Financing Activities:
  Repayment to NU parent                                                  -          (12,803)               -         (12,803)
  Capital contributions                                              50,000            6,803            6,803          50,000
                                                             ----------------  --------------  --------------- ---------------
Net cash flows provided by/(used in) financing activities            50,000           (6,000)           6,803          37,197
                                                             ----------------  --------------  --------------- ---------------

Net increase in cash for the year                                     2,454            6,201                -           8,656
Cash - beginning of year                                                  -            5,876                -           5,876
                                                             ----------------  --------------  --------------- ---------------
Cash - end of year                                            $       2,454     $     12,077    $           -   $      14,532
                                                             ================  ==============  =============== ===============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                        $       4,659     $        770    $           -   $       5,429
                                                             ================  ==============  =============== ===============
  Income taxes                                                $    (102,255)    $      6,356    $           -   $     (95,899)
                                                             ================  ==============  =============== ===============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)


                                                       Select Energy     Select Energy       Reeds Ferry        HEC/Tobyhanna
                                                       Services, Inc.  Contracting, Inc.   Supply Co., Inc.  Energy Project, Inc.
                                                       --------------  -----------------   ----------------  --------------------
ASSETS
------
Current Assets:
  Cash                                                  $    24,900     $         463       $           5     $          3,557
  Receivables, net                                            4,986            13,832                  78                  897
  Accounts receivable from affiliated companies              13,107                 -                   -                    -
  Taxes receivable                                              344                 -                   -                    -
  Other material and supplies, at average cost                    -               331                   -                    -
  Prepayments and other                                       1,128               564                   -                    -
                                                       -------------   ---------------     ---------------   ------------------
                                                             44,465            15,190                  83                4,454
                                                       -------------   ---------------     ---------------   ------------------

Property, Plant and Equipment:
  Competitive energy                                          5,736             6,310                   -                  608
    Less: Accumulated depreciation                            4,467             3,996                   -                    -
                                                       -------------   ---------------     ---------------   ------------------
                                                              1,269             2,314                   -                  608
                                                       -------------   ---------------     ---------------   ------------------

Deferred Debits and Other Assets:
  Goodwill                                                      505            17,220                 247                    -
  Investments in subsidiary companies, at equity             21,237                 -                   -                    -
  Other                                                      27,835                 -                   -               28,223
                                                       -------------   ---------------     ---------------   ------------------
                                                             49,577            17,220                 247               28,223
                                                       -------------   ---------------     ---------------   ------------------

Total Assets                                            $    95,311     $      34,724       $         330     $         33,285
                                                       =============   ===============     ===============   ==================



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)

                                                        HEC/CJTS
                                                         Energy
                                                       Center LLC   Eliminations  Consolidated
                                                       -----------  ------------  ------------
ASSETS
------
Current Assets:
  Cash                                                  $       1    $        -    $   28,925
  Receivables, net                                              -            77        19,715
  Accounts receivable from affiliated companies                 -        13,107             -
  Taxes receivable                                              -           344             -
  Other material and supplies, at average cost                  -             -           331
  Prepayments and other                                         -             -         1,692
                                                       -----------  ------------  ------------
                                                                1        13,528        50,663
                                                       -----------  ------------  ------------

Property, Plant and Equipment:
  Competitive energy                                            -           608        12,046
    Less:  Accumulated depreciation                             -             -         8,463
                                                       -----------  ------------  ------------
                                                                -           608         3,583
                                                       -----------  ------------  ------------

Deferred Debits and Other Assets:
  Goodwill                                                      -             -        17,973
  Investments in subsidiary companies, at equity                -        21,237             -
  Other                                                         -         2,376        53,682
                                                       -----------  ------------  ------------
                                                                -        23,613        71,655
                                                       -----------  ------------  ------------

Total Assets                                            $       1    $   37,749    $  125,901
                                                       ===========  ============  ============

                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)


                                                       Select Energy     Select Energy          Reeds Ferry        HEC/Tobyhanna
                                                       Services, Inc.   Contracting, Inc.     Supply Co., Inc.  Energy Project, Inc.
                                                       -------------    -----------------    -----------------  --------------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to affiliated companies                 $     6,450      $         3,790      $             -    $                -
  Long-term debt - current portion                            1,220                    -                    -                 1,042
  Accounts payable                                            2,333                3,823                   77                     -
  Accounts payable to affiliated companies                    2,548                4,439                  295                 6,345
  Accrued taxes                                                   -                  553                    -                   141
  Accrued interest                                                -                    -                    -                   719
  Other                                                       5,254                1,408                    -                   382
                                                       -------------    -----------------    -----------------  --------------------
                                                             17,805               14,013                  372                 8,629
                                                       -------------    -----------------    -----------------  --------------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                              47                  947                    -                     -
  Other                                                           -                2,984                    -                     -
                                                       -------------    -----------------    -----------------  --------------------
                                                                 47                3,931                    -                     -
                                                       -------------    -----------------    -----------------  --------------------

Capitalization:
  Long-Term Debt                                             46,428                    -                    -                23,949
                                                       -------------    -----------------    -----------------  --------------------

  Common Stockholder's Equity:
    Common stock                                                  -                    -                    4                     -
    Capital surplus, paid in                                 25,097               15,124                    3                     -
    Retained earnings/(accumulated deficit)                   5,934                1,656                  (49)                  707
                                                       -------------    -----------------    -----------------  --------------------
    Common Stockholder's Equity                              31,031               16,780                  (42)                  707
                                                       -------------    -----------------    -----------------  --------------------
Total Capitalization                                         77,459               16,780                  (42)               24,656
                                                       -------------    -----------------    -----------------  --------------------

Total Liabilities and Capitalization                    $    95,311      $        34,724      $           330    $           33,285
                                                       =============    =================    =================  ====================



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                 SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)

                                                        HEC/CJTS
                                                         Energy
                                                       Center LLC   Eliminations  Consolidated
                                                       -----------  ------------  ------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to affiliated companies                 $       -    $    3,791    $    6,450
  Long-term debt - current portion                              -             -         2,262
  Accounts payable                                              -            77         6,156
  Accounts payable to affiliated companies                      -        13,107           519
  Accrued taxes                                                 -           344           350
  Accrued interest                                              -             -           719
  Other                                                         -             -         7,044
                                                       -----------  ------------  ------------
                                                                -        17,319        23,500
                                                       -----------  ------------  ------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                             -             -           994
  Other                                                         -         2,984             -
                                                       -----------  ------------  ------------
                                                                -         2,984           994
                                                       -----------  ------------  ------------

Capitalization:
  Long-Term Debt                                                -             -        70,376
                                                       -----------  ------------  ------------

  Common Stockholder's Equity:
    Common stock                                                -             4             -
    Capital surplus, paid in                                   12        15,139        25,097
    Retained earnings/(accumulated deficit)                   (11)        2,303         5,934
                                                       -----------  ------------  ------------
    Common Stockholder's Equity                                 1        17,446        31,031
                                                       -----------  ------------  ------------
Total Capitalization                                            1        17,446       101,407
                                                       -----------  ------------  ------------

Total Liabilities and Capitalization                    $       1    $   37,749    $  125,901
                                                       ===========  ============  ============

                 SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                                                            HEC/
                                                           Select            Select          Reeds        Tobyhanna
                                                           Energy            Energy          Ferry         Energy
                                                          Services,       Contracting,      Supply        Project,
                                                             Inc.              Inc.        Co., Inc.        Inc.
                                                       ---------------   ---------------  ------------  ------------

Operating Revenues                                      $      45,761     $      57,681    $      836    $        -
                                                       ---------------   ---------------  ------------  ------------

Operating Expenses:
  Operation                                                    42,719            54,238           836             -
  Maintenance                                                      32               460             -             -
  Depreciation                                                    218             1,121             -             -
  Taxes other than income taxes                                   459               338             -             -
                                                       ---------------   ---------------  ------------  ------------
          Total operating expenses                             43,428            56,157           836             -
                                                       ---------------   ---------------  ------------  ------------
Operating Income/(Loss)                                         2,333             1,524             -             -
                                                       ---------------   ---------------  ------------  ------------

Interest Expense, Net                                           1,459               270             -         1,970
                                                       ---------------   ---------------  ------------  ------------

Other Income/(Loss), Net
  Equity in earnings of subsidiaries                            1,381                 -             -             -
  Other, net                                                    2,068               (34)            -         2,652
                                                       ---------------   ---------------  ------------  ------------
          Other income/(loss), net                              3,449               (34)            -         2,652
                                                       ---------------   ---------------  ------------  ------------

Income/(Loss) Before Income Tax Expense                         4,323             1,220             -           682
Income Tax Expense                                              1,320               318             -           201
                                                       ---------------   ---------------  ------------  ------------
Net Income/(Loss)                                       $       3,003     $         902    $        -    $      481
                                                       ===============   ===============  ============  ============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                 SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                  HEC/
                                                  CJTS
                                                 Energy
                                                 Center
                                                  LLC         Eliminations   Consolidated
                                              -------------   -------------  --------------

Operating Revenues                             $         -     $     4,870    $     99,408
                                              -------------   -------------  --------------

Operating Expenses:
  Operation                                              2           4,870          92,927
  Maintenance                                            -               -             492
  Depreciation                                           -               -           1,339
  Taxes other than income taxes                          -               -             796
                                              -------------   -------------  --------------
          Total operating expenses                       2           4,870          95,554
                                              -------------   -------------  --------------
Operating Income/(Loss)                                 (2)              -           3,854
                                              -------------   -------------  --------------

Interest Expense, Net                                    -               -           3,699
                                              -------------   -------------  --------------

Other Income/(Loss), Net
  Equity in earnings of subsidiaries                     -           1,381               -
  Other, net                                             -               -           4,686
                                              -------------   -------------  --------------
          Other income/(loss), net                       -           1,381           4,686
                                              -------------   -------------  --------------

Income/(Loss) Before Income Tax Expense                 (2)          1,381           4,841
Income Tax Expense                                       -               -           1,838
                                              -------------   -------------  --------------
Net Income/(Loss)                              $        (2)    $     1,381    $      3,003
                                              =============   =============  ==============

                  SELECT ENERGY SERVICES INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)


                                                   Select           Select           Reeds
                                                   Energy           Energy           Ferry
                                                  Services,      Contracting,       Supply
                                                    Inc.             Inc.          Co., Inc.
                                              -----------------  -------------   --------------

Balance at beginning of period                 $         2,931    $       754     $        (49)

Additions:
  Net income/(loss)                                      3,003            902                -

                                              -----------------  -------------   --------------
Balance at end of period                       $         5,934    $     1,656     $        (49)
                                              =================  =============   ==============



                  SELECT ENERGY SERVICES INC. AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)


                                                   Select           Select           Reeds
                                                   Energy           Energy           Ferry
                                                  Services,      Contracting,       Supply
                                                    Inc.             Inc.          Co., Inc.
                                              -----------------  -------------   --------------

Balance at beginning of period                 $        24,900    $    14,910     $          3

Capital contribution from:
  Select Energy Services, Inc.                               -              -                -

Investment in Acumentric Corporation                       250            250                -

Allocation of benefits - ESOP                              (53)           (36)               -
                                              -----------------  -------------   --------------

Balance at end of period                       $        25,097    $    15,124     $          3
                                              =================  =============   ==============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                  SELECT ENERGY SERVICES INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                 HEC/               HEC/
                                               Tobyhanna            CJTS
                                                Energy             Energy
                                               Project,           Center,
                                                 Inc.               LLC          Eliminations     Consolidated
                                             --------------   ----------------  --------------   ---------------

Balance at beginning of period                 $       226     $           (9)    $       922     $       2,931

Additions:
  Net income/(loss)                                    481                 (2)          1,381             3,003

                                             --------------   ----------------  --------------   ---------------
Balance at end of period                       $       707     $          (11)    $     2,303     $       5,934
                                             ==============   ================  ==============   ===============



                  SELECT ENERGY SERVICES INC. AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                  HEC/             HEC/
                                                Tobyhanna          CJTS
                                                 Energy           Energy
                                                Project,         Center,
                                                  Inc.             LLC         Eliminations      Consolidated
                                              --------------  ---------------  --------------   ---------------

Balance at beginning of period                 $          -    $          10      $   14,923      $     24,900

Capital contribution from:
  Select Energy Services, Inc.                            -                2               2                 -

Investment in Acumentric Corporation                      -                -             250               250

Allocation of benefits - ESOP                             -                -             (36)              (53)
                                              --------------  ---------------  --------------   ---------------

Balance at end of period                       $          -    $          12      $   15,139      $     25,097
                                              ==============  ===============  ==============   ===============

                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)


                                                                         Select              Select               Reeds
                                                                         Energy              Energy               Ferry
                                                                       Services,          Contracting,            Supply
                                                                          Inc.                Inc.               Co. Inc.
                                                                 --------------------   ----------------   ------------------

 Operating Activities:
   Net income/(loss)                                              $            3,003     $          902     $              -
   Adjustments to reconcile to net cash (used in)/
    provided by operating activities:
     Depreciation                                                                218              1,121                    -
     Deferred income taxes and investment tax credits, net                        28                673                    -
     Net other uses of cash                                                   (5,770)              (283)                   -
     Changes in working capital:
       Receivables and unbilled revenues, net                                 (1,248)             2,305                   49
       Fuel, materials and supplies                                                -                (64)                   -
       Accounts payable                                                          286             (3,768)                 (49)
       Accrued taxes                                                               -               (373)                   -
       Other working capital (excludes cash)                                  (8,686)              (515)                   -
                                                                 --------------------   ----------------   ------------------
 Net cash flows (used in)/provided by operating activities                   (12,169)                (2)                   -
                                                                 --------------------   ----------------   ------------------

 Investing Activities:
   Competitive energy assets                                                  (1,593)                 -                    -
   NU system Money Pool lending                                               (8,050)                 -                    -
   Other investment activities, net                                           (1,601)                 -                    -
                                                                 --------------------   ----------------   ------------------
 Net cash flows used in investing activities                                 (11,244)                 -                    -
                                                                 --------------------   ----------------   ------------------

 Financing Activities:
   Issuance of long-term debt                                                 47,648                  -                    -
   Reacquisitions and retirements of long-term debt                                -                  -                    -
   Capital contributions                                                         250                250                    -
                                                                 --------------------   ----------------   ------------------
 Net cash flows provided by/(used in) financing activities                    47,898                250                    -
                                                                 --------------------   ----------------   ------------------

 Net increase in cash for the year                                            24,485                248                    -
 Cash - beginning of year                                                        415                215                    5
                                                                 --------------------   ----------------   ------------------
 Cash - end of year                                               $           24,900     $          463     $              5
                                                                 ====================   ================   ==================

 Supplemental Cash Flow Information:
 Cash paid/(refunded) during the year for:
   Interest, net of amounts capitalized                           $              316     $            -     $              -
                                                                 ====================   ================   ==================
   Income taxes                                                   $            1,064     $          103     $             (2)
                                                                 ====================   ================   ==================



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                     HEC/
                                                                  Tobyhanna        HEC/CJTS
                                                                   Energy           Energy
                                                                  Project,          Center
                                                                     Inc.            LLC        Eliminations      Consolidated
                                                                 -----------     -----------    -------------     -------------

 Operating Activities:
   Net income/(loss)                                              $     481       $      (2)     $     1,381       $     3,003
   Adjustments to reconcile to net cash (used in)/
    provided by operating activities:
     Depreciation                                                         -               -                -             1,339
     Deferred income taxes and investment tax credits, net                -               -                -               701
     Net other uses of cash                                          (1,925)              -              (35)           (7,947)
     Changes in working capital:
       Receivables and unbilled revenues, net                           375               -           (1,076)            2,558
       Fuel, materials and supplies                                       -               -                -               (64)
       Accounts payable                                               2,942               -            1,075            (1,666)
       Accrued taxes                                                    141               -             (284)               52
       Other working capital (excludes cash)                              6               -              284            (9,477)
                                                                 -----------     -----------    -------------     -------------
 Net cash flows (used in)/provided by operating activities            2,020              (2)           1,345           (11,501)
                                                                 -----------     -----------    -------------     -------------

 Investing Activities:
   Competitive energy assets                                              -               -                -            (1,593)
   NU system Money Pool lending                                           -               -                1            (8,050)
   Other investment activities, net                                       -               -           (1,598)               (3)
                                                                 -----------     -----------    -------------     -------------
 Net cash flows used in investing activities                              -               -           (1,597)           (9,646)
                                                                 -----------     -----------    -------------     -------------

 Financing Activities:
   Issuance of long-term debt                                             -               -                -            47,648
   Reacquisitions and retirements of long-term debt                    (988)              -                -              (988)
   Capital contributions                                                  -               2              252               250
                                                                 -----------     -----------    -------------     -------------
 Net cash flows provided by/(used in) financing activities             (988)              2              252            46,910
                                                                 -----------     -----------    -------------     -------------

 Net increase in cash for the year                                    1,032               -                -            25,763
 Cash - beginning of year                                             2,525               1                -             3,162
                                                                 -----------     -----------    -------------     -------------
 Cash - end of year                                               $   3,557       $       1      $         -       $    28,925
                                                                 ===========     ===========    =============     =============

 Supplemental Cash Flow Information:
 Cash paid/(refunded) during the year for:
   Interest, net of amounts capitalized                           $       -       $       -      $         -       $       316
                                                                 ===========     ===========    =============     =============
   Income taxes                                                   $     139       $       -      $         -       $     1,304
                                                                 ===========     ===========    =============     =============

                            CHARTER OAK ENERGY, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2002
                             (Thousands of Dollars)

                                                                   COE           COE           COE
                                                   Charter     Development   Argentina II   Ave Fenix
                                                     Oak       Corporation      Corp.      Corporation
                                                 Energy, Inc.      (b)           (b)           (b)      Eliminations  Consolidated
                                                 ------------  ------------  ------------  -----------  ------------  -------------
ASSETS
------
Current Assets:
  Cash                                            $      273    $        -    $        -    $       -    $        -    $       273
                                                 ------------  ------------  ------------  -----------  ------------  -------------

Property, Plant and Equipment:
  Electric utility                                        40             -             -            -             -             40
    Less:  Accumulated depreciation                       40             -             -            -             -             40
                                                 ------------  ------------  ------------  -----------  ------------  -------------
                                                           -             -             -            -             -              -
                                                 ------------  ------------  ------------  -----------  ------------  -------------

Deferred Debits and Other Assets:
  Accumulated deferred income taxes                       80             -             -            -             -             80
                                                 ------------  ------------  ------------  -----------  ------------  -------------

Total Assets                                      $      353    $        -    $        -    $       -    $        -    $       353
                                                 ============  ============  ============  ===========  ============  =============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) These corporations were dissolved on October 28, 2002.

                            CHARTER OAK ENERGY, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2002
                             (Thousands of Dollars)

                                                                   COE          COE          COE
                                                  Charter      Development  Argentina II   Ave Fenix
                                                    Oak        Corporation     Corp.      Corporation
                                                Energy, Inc.       (b)          (b)          (b)       Eliminations  Consolidated
                                                ------------  ------------  ------------  -----------  ------------  ------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Accrued taxes                                  $       84    $        -    $       -     $       -    $       -     $       84
                                                ------------  ------------  ------------  -----------  ------------  ------------

Capitalization:
  Common Stockholder's Equity:
   Common stock                                          -              -            -             -            -              -
   Capital surplus, paid in                         64,344              -            -             -            -         64,344
   Accumulated deficit                             (64,075)             -            -             -            -        (64,075)
                                                ------------  ------------  ------------  -----------  ------------  ------------
  Common Stockholder's Equity                          269              -            -             -            -            269
                                                ------------  ------------  ------------  -----------  ------------  ------------
Total Capitalization                                   269              -            -             -            -            269
                                                ------------  ------------  ------------  -----------  ------------  ------------



Total Liabilities and Capitalization             $     353     $        -    $       -     $       -    $       -     $      353
                                                ============  ============  ============  ===========  ============  ============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) These corporations were dissolved on October 28, 2002.

                            CHARTER OAK ENERGY, INC.
                                AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                             COE             COE             COE
                                                         Development     Argentina II     Ave Fenix
                                       Charter Oak       Corporation        Corp.        Corporation
                                       Energy, Inc.          (b)             (b)             (b)        Eliminations   Consolidated
                                      ---------------   --------------   ------------   --------------  ------------   ------------

Operating Revenues                     $           -     $          -     $        -     $          -    $        -     $        -
                                      ---------------   --------------   ------------   --------------  ------------   ------------

Operating Expenses:
    Other                                       (311)               -              -                -             -           (311)
                                      ---------------   --------------   ------------   --------------  ------------   ------------
Operating Income                                 311                -              -                -             -            311
Other Income, Net                                 26                -              -                -             -             26
                                      ---------------   --------------   ------------   --------------  ------------   ------------
Income Before Income Tax Expense                 337                -              -                -             -            337
Income Tax Expense                               265                -              -                -             -            265
                                      ---------------   --------------   ------------   --------------  ------------   ------------
Net Income                             $          72     $          -     $        -     $          -    $        -     $       72
                                      ===============   ==============   ============   ==============  ============   ============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) These corporations were dissolved
    on October 28, 2002.

                 CHARTER OAK ENERGY, INC.
                     AND SUBSIDIARIES
     Consolidating Statement of Retained Earnings (a)
               Year Ended December 31, 2002
                  (Thousands of Dollars)

                                                               COE             COE              COE
                                                            Development     Argentina II     Ave Fenix
                                             Charter Oak    Corporation        Corp.        Corporation
                                             Energy, Inc.      (b)             (b)              (b)       Eliminations  Consolidated
                                             ------------  -------------   --------------  -------------  ------------  ------------

Balance at beginning of period                $ (64,147)    $   (14,786)    $     (1,542)   $   (39,881)   $  (56,209)   $  (64,147)

Additions:
  Net Income                                          72              -                -              -             -            72
                                             ------------  -------------   --------------  -------------  ------------  ------------
                                                 (64,075)       (14,786)          (1,542)       (39,881)      (56,209)      (64,075)
                                             ------------  -------------   --------------  -------------  ------------  ------------
Deductions:
    Close out of retained earnings due to
      dissolving of subsidiaries                       -        (14,786)          (1,542)       (39,881)      (56,209)            -
                                             ------------  -------------   --------------  -------------  ------------  ------------
                                                       -        (14,786)          (1,542)       (39,881)      (56,209)            -
                                             ------------  -------------   --------------  -------------  ------------  ------------


Balance at end of period                      $ (64,075)    $         -     $          -    $         -    $        -    $  (64,075)
                                             ============  =============   ==============  =============  ============  ============





                            CHARTER OAK ENERGY, INC.
                                AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)

                                                                 COE            COE             COE
                                                             Development    Argentina II     Ave Fenix
                                             Charter Oak     Corporation       Corp.        Corporation
                                             Energy, Inc.        (b)            (b)             (b)       Eliminations  Consolidated
                                             ------------  -------------   --------------  -------------  ------------  ------------

Balance at beginning of period                $   75,944    $    15,873     $      1,571    $    51,884    $   69,327    $   75,944

Dividends declared on common shares:
  $116,000.00 per share                          (11,600)             -                -              -             -       (11,600)
  $119,500.00 per share                                -              -                -        (11,950)      (11,950)            -

Close out of capital surplus, paid in due to
  dissolving of subsidiaries                           -        (15,873)          (1,571)       (39,934)      (57,377)            -
                                             ------------  -------------   --------------  -------------  ------------  ------------

Balance at end of period                      $   64,344    $         -     $          -    $         -    $        -    $   64,344
                                             ============  =============   ==============  =============  ============  ============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) These corporations were dissolved on October 28, 2002.

                    CHARTER OAK ENERGY, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)


                                                                              Charter Oak          COE         COE Ave
                                                                              Development     Argentina II      Fenix
                                                              Charter Oak     Corporation         Corp.         Corp.
                                                              Energy, Inc.        (b)              (b)           (b)
                                                             -------------   -------------   --------------   ---------

 Operating Activities:
   Net income                                                 $        72     $         -     $          -    $      -
     Adjustments to reconcile to net cash (used in)/
       provided by operating activities:
         Net other uses of cash                                         -          (1,087)             (29)    (12,003)
     Changes in working capital:
       Receivables and unbilled revenues, net                           -           1,383                -      23,825
       Fuel, materials and supplies                                     -               -                -           -
       Accounts payable                                            (1,476)              -                -     (11,912)
       Accrued taxes                                                   (2)           (333)               -           -
       Other working capital (excludes cash)                            -               -                -          38
                                                             -------------   -------------   --------------   ---------
 Net cash flows (used in)/provided by operating activities         (1,406)            (37)             (29)        (52)
                                                             -------------   -------------   --------------   ---------

 Investing Activities:
   Other investment activities, net                                13,118               -                -           -
                                                             -------------   -------------   --------------   ---------
 Net cash flows provided by investing activities                   13,118               -                -           -
                                                             -------------   -------------   --------------   ---------

 Financing Activities:
   Cash dividends on common shares                                (11,600)              -                -           -
                                                             -------------   -------------   --------------   ---------
 Net cash flows used in financing activities                      (11,600)              -                -           -
                                                             -------------   -------------   --------------   ---------

 Net increase/(decrease) in cash for the year                         112             (37)             (29)        (52)
 Cash - beginning of year                                             161              37               29          52
                                                             -------------   -------------   --------------   ---------
 Cash - end of year                                           $       273     $         -     $          -    $      -
                                                             =============   =============   ==============   =========

 Supplemental Cash Flow Information:
 Cash paid/(refunded) during the year for:
   Interest, net of amounts capitalized                       $         -     $         -     $          -    $      -
                                                             =============   =============   ==============   =========
   Income taxes                                               $       267     $        60     $          -    $     (7)
                                                             =============   =============   ==============   =========



                    CHARTER OAK ENERGY, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2002
                             (Thousands of Dollars)





                                                             Eliminations   Consolidated
                                                             ------------   ------------

 Operating Activities:
   Net income                                                 $        -     $       72
     Adjustments to reconcile to net cash (used in)/
       provided by operating activities:
         Net other uses of cash                                  (13,118)             -
     Changes in working capital:
       Receivables and unbilled revenues, net                      1,383         23,825
       Fuel, materials and supplies                                    -              -
       Accounts payable                                           (1,383)       (12,006)
       Accrued taxes                                                 (38)          (297)
       Other working capital (excludes cash)                          38              -
                                                             ------------   ------------
 Net cash flows (used in)/provided by operating activities       (13,118)        11,594
                                                             ------------   ------------

 Investing Activities:
   Other investment activities, net                               13,118              -
                                                             ------------   ------------
 Net cash flows provided by investing activities                  13,118              -
                                                             ------------   ------------

 Financing Activities:
   Cash dividends on common shares                                     -        (11,600)
                                                             ------------   ------------
 Net cash flows used in financing activities                           -        (11,600)
                                                             ------------   ------------

 Net increase/(decrease) in cash for the year                          -             (6)
 Cash - beginning of year                                              -            279
                                                             ------------   ------------
 Cash - end of year                                           $        -     $      273
                                                             ============   ============

 Supplemental Cash Flow Information:
 Cash paid/(refunded) during the year for:
   Interest, net of amounts capitalized                       $        -     $        -
                                                             ============   ============
   Income taxes                                               $        -     $      320
                                                             ============   ============



Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) These corporations were dissolved on October 28, 2002.

                          NOTES TO FINANCIAL STATEMENTS


NU Reference is made to "Notes to Consolidated Financial Statements" contained on pages 41 through 61 in NU's 2002 Annual Report to shareholders, which information is incorporated herein by reference.

CL&P Reference is made to "Notes to Consolidated Financial Statements" contained on pages 15 through 24 in CL&P's 2002 Annual Report, which information is incorporated herein by reference.

PSNH Reference is made to "Notes to Consolidated Financial Statements" contained on pages 15 through 23 in PSNH's 2002 Annual Report, which information is incorporated herein by reference.

WMECO Reference is made to "Notes to Consolidated Financial Statements" contained on pages 13 through 21 in WMECO's 2002 Annual Report, which information is incorporated herein by reference.

                                    EXHIBITS


The following exhibits are incorporated by reference to the indicated SEC file number, unless a single asterisk appears next to the exhibit reference. A single asterisk indicates exhibits which are filed herewith. A # further indicates that the exhibit is filed under cover of Form SE.

EXHIBIT
NUMBER                             DESCRIPTION

A.       ANNUAL REPORTS

         Annual Reports filed under the Securities Exchange Act of 1934

         A.1      2002 Annual Report on Form 10-K for NU.  (File No. 1-5324)

         A.2      2002 Annual Report on Form 10-K for CL&P.  (File No. 0-11419)

         A.3      2002 Annual Report on Form 10-K for PSNH.  (File No. 1-6392)

         A.4      2002 Annual Report on Form 10-K for WMECO.  (File No. 0-7624)

B. CHARTERS, ARTICLES OF INCORPORATION, TRUST AGREEMENTS, BY-LAWS, AND OTHER FUNDAMENTAL DOCUMENTS OF ORGANIZATION

         B.1               Northeast Utilities

                           B.1.1 Declaration of Trust of NU, as amended through May 24, 1988.
                                            (Exhibit 3.1.1, 1988 NU Form 10-K,
                                            File No. 1-5324)

         B.2               The Connecticut Light and Power Company

                           B.2.1 Certificate of Incorporation of CL&P, restated to March 22, 1994. (Exhibit 3.2.1, 1993 NU Form 10-K,
                                            File No. 1-5324)

                           B.2.2            Certificate of Amendment to
                                            Certificate of Incorporation of
                                            CL&P, dated December 26, 1996.
                                            (Exhibit 3.2.2, 1996 NU Form 10-K,
                                            File No. 1-5324)

                           B.2.3            Certificate of Amendment to
                                            Certificate of Incorporation of
                                            CL&P, dated April 27, 1998. (Exhibit
                                            3.2.3, 1998 NU Form 10-K, File No.
                                            1-5324)

                           B.2.4 By-Laws of CL&P, as amended to January 1, 1997. (Exhibit 3.2.3, 1996 NU Form 10-K, File No. 1-5324)

         B.3               Public Service Company of New Hampshire

                           B.3.1 Articles of Incorporation, as amended to May 16, 1991. (Exhibit B.3.1, 1997 NU Form U53, File No. 30-246)

                           B.3.2 By-Laws of PSNH, as amended to November 1, 1993. (Exhibit 3.3.2, 1993 NU Form 10-K, File No. 1-5324)

         B.4               Western Massachusetts Electric Company

                           B.4.1 Articles of Organization of WMECO, restated to February 23, 1995. (Exhibit 3.4.1, 1994 NU Form 10-K,
                                            File No. 1-5324)

                           B.4.2 By-Laws of WMECO, as amended to April 1, 1999. (Exhibit 3.1, 1999 NU
                                            Form 10-Q, File No. 1-5324)

                           B.4.3 By-Laws of WMECO, as further amended to May 1, 2000. (Exhibit 3.1, 2000
                                            NU Form 10-Q for the Quarter Ended
                                            June 30, 2000, File No. 1-5324)

         B.5               North Atlantic Energy Corporation

                           B.5.1 Articles of Incorporation of NAEC dated September 20, 1991. (Exhibit 3.5.1, 1993 NU Form 10-K, File No.
                                            1-5324)

                           B.5.2 Articles of Amendment dated October 16, 1991, and June 2, 1992, to
                                            Articles of Incorporation of NAEC.
                                            (Exhibit 3.5.2, 1993 NU Form 10-K,
                                            File No. 1-5324)

                           B.5.3 By-Laws of NAEC, as amended to November 8, 1993. (Exhibit 3.5.3, 1993 NU Form 10-K, File No. 1-5324)

                           B.5.4 By-Laws of NAEC, as amended to June 1, 2000. (Exhibit 3.1, 2000 NU Form
                                            10-Q for the Quarter Ended September
                                            30, 2000, File No. 1-5324)

         B.6               The Quinnehtuk Company

                           B.6.1 Articles of Organization of The Quinnehtuk Company dated December 14, 1928, and Articles of Amendment dated December 18, 1930. (Exhibit B.6.1, 1997 NU Form U5S, File No. 30-246)

                           B.6.2            Amendment to Certificate of
                                            Incorporation of The Quinnehtuk
                                            Company dated June 10, 1975.
                                            (Exhibit B.6.2, 1993 NU Form U5S,
                                            File No. 30-246)

                           B.6.3 By-Laws of The Quinnehtuk Company as amended to February 11, 1998.
                                            (Exhibit B.6.3, 1997 NU Form U5S,
                                            File No. 30-246)

         B.7               The Rocky River Realty Company

                           B.7.1 Certificate of Incorporation, as amended, of The Rocky River Realty Company. (Exhibit 1.9, 1977 NU Form U5S, File No. 30-246)

                           B.7.2            Certificate of Amendment to
                                            Certificate of Incorporation of The
                                            Rocky River Realty Company, dated
                                            December 26, 1996. (Exhibit B.7.2,
                                            1996 NU Form U5S, File No. 30-246)

                           B.7.3            Certificate of Amendment to
                                            Certificate of Incorporation of the
                                            Rocky River Realty Company, dated
                                            April 27, 1998. (Exhibit B.7.3, 1997
                                            NU Form U5S, File No. 30-246)

                           B.7.4 By-Laws of The Rocky River Realty Company, as amended to February 11, 1998. (Exhibit B.7.4, 1997 NU Form
                                            U5S, File No. 30-246)

         B.8               Electric Power, Incorporated

                           B.8.1            Charter of Electric Power,
                                            Incorporated dated January 1, 1955.
                                            (Exhibit B.9, 1983 NU Form U5S, File
                                            No. 30-246)

                           B.8.2 Amendment to Charter of Electric Power, Incorporated (Special Act No. 133, Volume XXXI, page 103, approved June 11, 1963). (Exhibit B.9.1, 1983
                                            NU Form U5S, File No. 30-246)

                           B.8.3            Certificate of Amendment to
                                            Certificate of Incorporation of
                                            Electric Power, Incorporated, dated
                                            December 26, 1996. (Exhibit B.10.3,
                                            1996 NU Form U5S, File No. 30-246)

                           B.8.4            By-Laws of Electric Power,
                                            Incorporated as amended to February
                                            15, 1952. (Exhibit B.9.2, 1983 NU
                                            Form U5S, File No. 30-246)

         B.9               The Nutmeg Power Company

                           B.9.1 Certificate of Organization of The Nutmeg Power Company dated July 19, 1954. (Exhibit B.11, 1983 NU Form U5S, File No. 30-246)

                           B.9.2 Certificate of Amendment to the Certificate of Incorporation of The Nutmeg Power Company, dated
                                            December 26, 1996.  (Exhibit B.11.2,
                                            1996 NU Form U5S, File No. 30-246)

                           B.9.3 By-Laws of The Nutmeg Power Company as amended to January 1, 1997. (Exhibit B.11.3, 1996 NU Form U5S, File No. 30-246)

         B.10              The Connecticut Steam Company

                           B.10.1 Certificate of Incorporation of The Connecticut Steam Company dated May 13, 1965, including Special

                                            Act No. 325, an Act Incorporating
                                            The Connecticut Steam Company
                                            (Special Acts 1963, Senate Bill No.
                                            704, approved June 24, 1963).
                                            (Exhibit B.12, 1983 NU Form U5S,
                                            File No. 30-246)

                           B.10.2           Certificate of Amendment to
                                            Certificate of Incorporation of The
                                            Connecticut Steam Company, dated
                                            December 26, 1996. (Exhibit B.12.2,
                                            1996 NU Form U5S, File No. 30-246)

                           B.10.3 By-Laws of The Connecticut Steam Company, as amended to January 1, 1997. (Exhibit B.12.3, 1996 NU Form
                                            U5S, File No. 30-246)

*                          B.10.4           By-Laws of the Connecticut Steam
                                            Company, as amended to June 26,
                                            1998.

         B.11              Holyoke Water Power Company

                           B.11.1 Charter of Holyoke Water Power Company, as amended. (Exhibit 1.8, 1977 NU Form U5S, File No. 30-246)

                           B.11.2 By-Laws of Holyoke Water Power Company, as amended to February 11, 1998. (Exhibit B.14.2, NU Form U5S, File No. 30-246)

         B.12              Holyoke Power and Electric Company

                           B.12.1 Charter of Holyoke Power and Electric Company dated December 5, 1925. (Exhibit B.15, 1983 NU Form U5S, File No. 30-246)

                           B.12.2 Chapter 147 of the Massachusetts Acts of 1926 amending the Charter of Holyoke Power and Electric Company, as recorded with the Office of the Secretary of the Commonwealth on March 29, 1926. (Exhibit B.15.1,
                                            1983 NU Form U5S, File No.
                                            30-246)

                           B.12.3 By-Laws of Holyoke Power and Electric Company, as amended to February 11, 1998. (Exhibit B.15.3, 1997 NU U5S, File No. 30-246)

         B.13              Northeast Utilities Service Company

                           B.13.1 Charter of Northeast Utilities Service Company, as amended to February 20, 1974. (Exhibit B.16, 1983 NU Form U5S, File No. 30-246)

                           B.13.2           Certificate of Amendment to
                                            Certificate of Incorporation of
                                            Northeast Utilities Service Company,
                                            dated December 26, 1996. (Exhibit
                                            B.16.2, 1996 NU Form U5S, File No.
                                            30-246)

                           B.13.3           Certificate of Amendment to
                                            Certificate of Incorporation of
                                            Northeast Utilities Service Company,
                                            dated April 27, 1998. (Exhibit
                                            B.16.3, 1997 NU Form U5S, File No.
                                            30-246)

                           B.13.4 By-Laws of Northeast Utilities Service Company as amended to
                                            January 1, 1997. (Exhibit B.16.3,
                                            1996 NU Form U5S, File No. 30-246)

         B.14              Northeast Nuclear Energy Company

                           B.14.1 Charter of Northeast Nuclear Energy Company as amended to April 24, 1974. (Exhibit B.17, 1983 NU Form U5S, File No. 30-246)

                           B.14.2           Certificate of Amendment to
                                            Certificate of Incorporation of
                                            Northeast Nuclear Energy Company,
                                            dated December 26, 1996. (Exhibit
                                            B.17.2, 1996 NU Form U5S, File No.
                                            30-246)

                           B.14.3           Certificate of Amendment to
                                            Certificate of Incorporation of
                                            Northeast Nuclear Energy Company,
                                            dated April 27, 1998. (Exhibit
                                            B.17.3, 1997 NU Form U5S, File No.
                                            30-246)

                           B.14.4 By-Laws of Northeast Nuclear Energy Company, as amended to February 11, 1998. (Exhibit B.17.4, 1997 NU Form
                                            U5S, File No. 30-246)

                           B.14.5 By-Laws of Northeast Nuclear Energy Company, as amended to June 1, 2000. (Exhibit B.14.5, 2000 NU Form U5S, File No. 30-246)

         B.15              NU Enterprises, Inc.

                           B.15.1 Certificate of Incorporation of NU Enterprises, Inc. dated December 28, 1998. (Exhibit B.15.1, 1999 NU Form
                                            U5S, File No. 30-246)

                           B.15.2           By-Laws of NU Enterprises, Inc.
                                            dated January 4, 1999. (Exhibit
                                            B.15.2, 1999 NU Form U5S, File No.
                                            30-246)

                           B.15.3 By-Laws of NU Enterprises, Inc., as amended to June 1, 2000. (Exhibit B.16.3, 2000 NU Form U5S, File No. 30-246)

         B.16              Select Energy Services, Inc.

                           B.16.1           Articles of Organization of HEC Inc.
                                            dated June 19, 1990. (Exhibit B.19,
                                            1990 NU Form U5S, File No. 30-246)

                           B.16.2 By-Laws of HEC Inc., as amended, June 30, 1999. (Exhibit B.16.2, 1999
                                            NU Form U5S, File No. 30-246)

         B.17              Select Energy Contracting, Inc. F/K/A HEC
                           International Corporation

                           B.17.1 Articles of Organization of Select Energy Contracting, Inc. F/K/A HEC International Corporation dated
                                            October 12, 1994. (Exhibit B.19.1,
                                            1994 NU Form U5S, File No. 30-246)

                           B.17.2           Amendment to Articles of
                                            Organization of Select Energy
                                            Contracting, Inc. F/K/A HEC
                                            International Corporation, dated
                                            July 8, 1999 (Exhibit B.17.2, 1999
                                            NU Form U5S, File No. 30-246)

                           B.17.3           By-Laws of Select Energy
                                            Contracting, Inc. F/K/A HEC
                                            International Corporation dated July
                                            9, 1999. (Exhibit B.17.3, 1999 NU
                                            Form U5S, File No. 30-246)

         B.18              HEC/Tobyhanna Energy Project, Inc.

                           B.18.1           Articles of Organization of
                                            HEC/Tobyhanna Energy Project, Inc.
                                            dated September 28, 1999. (Exhibit
                                            B.19.1, 1999 NU Form U5S, File No.
                                            30-246)

                           B.18.2 By-Laws of HEC/Tobyhanna Energy Project, Inc., dated September 28, 1999. (Exhibit B.19.2, 1999 NU Form
                                            U5S, File No. 30-246)

         B.19              Reeds Ferry Supply Co., Inc.

                           B.19.1 Articles of Agreement of Reeds Ferry Supply Co., Inc., dated June 25, 1964. (Exhibit B.20.1, 1999 NU Form
                                            U5S, File No. 30-246)

                           B.19.2 By-Laws of Reeds Ferry Supply Co., Inc., as Amended and Restated August 4, 1999. (Exhibit B.20.2, 1999 NU
                                            Form U5S, File No. 30-246)

         B.20              North Atlantic Energy Service Corporation

                           B.20.1 Articles of Incorporation; and Certificate of Amendment of North Atlantic Energy Service Corporation dated June 1, 1992. (Exhibit B.21, 1992 NU Form U5S, File No. 30-246)

                           B.20.2 By-Laws of North Atlantic Energy Service Corporation, as amended to November 8, 1993. (Exhibit B.19.2, 1993 NU Form U5S, File No. 30-246)

                           B.20.3 By-Laws of North Atlantic Energy Service Corporation, as amended to June 1, 2000. (Exhibit B.21.3, 2000
                                            NU Form U5S, File No. 30-246)

         B.21              Connecticut Yankee Atomic Power Company

                           B.21.1 Certificate of Incorporation of Connecticut Yankee Atomic Power Company and amendments dated to November 20, 1964. (Exhibit B.20.1, 1993 NU Form U5S, File No. 30-246)

                           B.21.2           Certificate of Amendment to
                                            Certificate of Incorporation of
                                            Connecticut Yankee Atomic Power
                                            Company, dated December 26, 1996.
                                            (Exhibit B.22.2, 1996 NU Form U5S,
                                            File No. 30-246)

                           B.21.3           Certificate of Amendment to
                                            Certificate of Incorporation of
                                            Connecticut Yankee Atomic Power
                                            Company, dated October 15, 1998.
                                            (Exhibit B.22.3, 1998 NU U5S, File
                                            No. 30-246)

                           B.21.4 By-Laws of Connecticut Yankee Atomic Power Company, as amended to March 31, 1999. (Exhibit B.22.4, 1998 NU
                                            U5S, File No. 30-246)

         B.22              Properties, Inc.

                           B.22.1 Articles of Agreement of Properties, Inc. as amended to June 1, 1983. (Exhibit B.21.1, 1993 NU Form U5S, File No. 30-246)

                           B.22.2 By-Laws of Properties, Inc., amended and restated as of February 7, 1996. (Exhibit B.23.2, 1995 NU Form U5S, File No. 30-246)

         B.23              Charter Oak Energy, Inc.

                           B.23.1 Certificate of Incorporation of Charter Oak Energy, Inc., dated September 28, 1988. (Exhibit B.16, 1989 NU Form U5S, File No. 30-246)

                           B.23.2           Certificate of Amendment to
                                            Certificate of Incorporation of
                                            Charter Oak Energy, Inc., dated
                                            December 26, 1996. (Exhibit B.25.2,
                                            1996 NU Form U5S, File No. 30-246)

                           B.23.3           Certificate of Amendment to
                                            Certificate of Incorporation of
                                            Charter Oak Energy Inc., dated April
                                            27, 1998.  (Exhibit B.25.3, 1997 NU
                                            Form U5S, File No. 30-246)

                           B.23.4 By-Laws of Charter Oak Energy, Inc., as amended to January 1, 1997. (Exhibit B.25.3, 1996 NU Form U5S, File No. 30-246)

                           B.23.5 By-Laws of Charter Oak Energy, Inc., as amended to June 1, 2000. (Exhibit B.24.5, 2000 NU Form U5S, File No. 30-246)

         B.24              New England Hydro-Transmission Corporation

                           B.24.1 Articles of Incorporation, (Exhibit B.8a, 1986 NEES U5S, File No.
                                            30-33); Articles of Amendment of New
                                            England Hydro-Transmission
                                            Corporation dated January 18, 1989,
                                            (Exhibit B.10a, 1988 NEES U5S, File
                                            No. 30-33).

                           B.24.2           By-Laws of New England
                                            Hydro-Transmission Corporation dated
                                            March 17, 1998. (Exhibit B. 16.b,
                                            1998 NEES U5S, File No. 30-33)

         B.25              New England Hydro-Transmission Electric Company

                           B.25.1 Restated Articles of Organization of New England Hydro-Transmission
                                            Electric Company dated January 13,
                                            1989. (Exhibit B.11a, 1988 NEES U5S,
                                            File No. 30-33)

                           B.25.2           By-Laws of New England
                                            Hydro-Transmission Electric Company
                                            dated March 17, 1998. (Exhibit
                                            B.17.b, 1998 NEES U5S File No.
                                            30-33)

         B.26 Amended and Restated Limited Partnership Agreement (CL&P Capital, L.P.) among CL&P, NUSCO, and the persons who became limited partners of CL&P Capital, L.P. in accordance with the provisions thereof dated as of January 23, 1995 (MIPS). (Exhibit A.1, File No. 70-8451)

         B.27              ERI/HEC EFA-Med, LLC

                           B.27.1 Certificate of Formation of ERI/HEC EFA-Med, LLC, dated September 15, 2000. (Exhibit B.31.1, 2000 NU Form
                                            U5S, File No. 30-246)

                           B.27.2 Operating Agreement of ERI/HEC EFA-Med, LLC, dated September 22, 2000. (Exhibit B.31.2, 2000 NU Form
                                            U5S, File No. 30-246)

         B.28              Mode 1 Communications, Inc.

                           B.28.1 Certificate of Incorporation of Mode 1 Communications, Inc. dated March 26, 1996. (Exhibit B.34.1, 1996 NU
                                            Form U5S, File No. 30-246)

                           B.28.2 Certificates of Amendment to Certificate of Incorporation of Mode 1 Communications, Inc., dated
                                            December 26, 1996 and February 4,
                                            1997. (Exhibit B.34.2, 1996 NU Form
                                            U5S, File No. 30-246)

                           B.28.3           Certificate of Amendment to
                                            Certificate of Incorporation of Mode
                                            l Communications, Inc., dated April
                                            27, 1998.  (Exhibit B.34.3, 1997 NU
                                            Form U5S, File No. 30-246)

                           B.28.4 By-Laws of Mode 1 Communications, Inc., as amended to January 1, 1997. (Exhibit B.34.4, 1996 NU Form
                                            U5S, File No. 30-246)

         B.29              Select Energy, Inc.

                           B.29.1 Certificate of Incorporation of Select Energy, Inc. dated September 26, 1996. (Exhibit B.40.1, 1996 NU
                                            Form U5S, File No. 30-246)

                           B.29.2 Certificates of Amendment to Certificate of Incorporation of Select Energy, Inc., dated
                                            December 26, 1996 and April 25,
                                            1997. (Exhibit B.40.2, 1996 NU Form
                                            U5S, File No. 30-246)

                           B.29.3           Certificate of Amendment to
                                            Certificate of Incorporation of
                                            Select Energy, Inc., dated April 27,
                                            1998. (Exhibit B.40.3, 1997 NU Form
                                            U5S, File No. 30-246)

                           B.29.4 By-Laws of Select Energy, Inc., as amended to May 12, 1997. (Exhibit B.40.4, 1997 NU Form U5S, File No. 30-246)

                           B.29.5 By-Laws of Select Energy, Inc., as amended to June 1, 2000. (Exhibit B.33.5, 2000 NU Form U5S, File No. 30-246)

         B.30              Northeast Generation Company

                           B.30.1 Certificate of Incorporation of Northeast Generation Company, dated December 28, 1998. (Exhibit B.34.1, 1999 NU Form U5S, File No. 30-246)

                           B.30.2 By-Laws of Northeast Generation Company, dated January 4, 1999. (Exhibit B.34.2, 1999 NU Form U5S, File No. 30-246)

                           B.30.3 By-Laws of Northeast Generation Company, as amended to June 1, 2000. (Exhibit B.34.3, 2000 NU Form U5S, File No. 30-246)

         B.31              Northeast Generation Services Company

                           B.31.1 Certificate of Incorporation of Northeast Generation Services
                                            Company, dated December 28, 1998.
                                            (Exhibit B.35.1, 1999 NU Form U5S,
                                            File No. 30-246)

                           B.31.2 By-Laws of Northeast Generation Service Company, dated January 4, 1999. (Exhibit B.35.2, 1999 NU Form
                                            U5S, File No. 30-246)

                           B.31.3 By-Laws of Northeast Generation Services Company, as amended to June 1, 2000. (Exhibit B.35.3, 2000 NU
                                            Form U5S, File No. 30-246)

         B.32              CL&P Receivables Corporation

                           B.32.1 Certificate of Incorporation of CL&P Receivables Corporation, dated
                                            September 5, 1997.  (Exhibit B.41.1,
                                            1997 NU Form U5S, File No. 30-246)

                           B.32.2           Bylaws of CL&P Receivables
                                            Corporation, dated September 12,
                                            1997. (Exhibit B.41.2, 1997 NU Form
                                            U5S, File No. 30-246)

         B.33              Yankee Energy System, Inc.

                           B.33.1 Certificate of Incorporation of Yankee Energy System, Inc., F/K/A NU Acquisition Corp., dated February 15, 2000. (Exhibit B.38.1, 2000 NU
                                            Form U5S, File No. 30-246)

                           B.33.2 Certificate of Merger of Yankee Energy System, Inc. with and Into NU Acquisition Corp., dated March 1, 2000. (Exhibit B.38.2, 2000 NU Form
                                            U5S, File No. 30-246)

                                            B.33.2.1     Agreement and Plan of
                                                         Merger between Yankee
                                                         Energy System, Inc. and
                                                         Northeast Utilities,
                                                         dated as of June 14,
                                                         1999. (Exhibit 1, NU
                                                         Form 8-K dated June 14,
                                                         1999, File No. 1-5324)

                           B.33.3 By-Laws of Yankee Energy System, Inc., as amended to March 1,2000. (Exhibit B.38.3, 2000 NU Form U5S, File No. 30-246)

         B.34              NorConn Properties, Inc.

                           B.34.1 Certificate of Incorporation of NorConn Properties, Inc., dated May 10, 1988. (Exhibit B.39.1, 2000 NU
                                            Form U5S, File No. 30-246)

                           B.34.2 By-Laws of NorConn Properties, Inc., as in effect on March, 1, 2000. (Exhibit B.39.2, 2000 NU Form U5S, File No. 30-246)

         B.35              R. M. Services, Inc.

                           B.35.1           Certificate of Incorporation of
                                            R. M. Services, Inc. dated November
                                            17, 1994. (Exhibit B.40.1, 2000 NU
                                            Form U5S, File No. 30-246)

                           B.35.2           Certificate of Amendment of
                                            Certificate of Incorporation of
                                            R. M. Services, Inc., dated June 28,
                                            2001. (Exhibit B.40.2, 2001 NU Form
                                            U5S, File No. 30-246).

                           B.35.3 By-Laws of R. M. Services, Inc., as in effect on March 1, 2000. (Exhibit B.40.2, 2000 NU Form U5S, File No. 30-246)

         B.36              Yankee Energy Financial Services Company

                           B.36.1 Certificate of Incorporation of Yankee Energy Financial Services Company, dated September 1, 1992. (Exhibit B.41.1, 2000 NU Form U5S, File No. 30-246)

                           B.36.2 By-Laws of Yankee Energy Financial Services Company, as in effect on March 1, 2000. (Exhibit B.41.2, 2000
                                            NU Form U5S, File No. 30-246)

         B.37              Yankee Energy Services Company

                           B.37.1 Certificate of Incorporation of Yankee Energy Services Company, dated June 30, 1993. (Exhibit
                                            B.42.1, 2000 NU Form U5S, File No.
                                            30-246)

                           B.37.2           Certificate of Amendment to
                                            Certificate of Incorporation of
                                            Yankee Energy Services Company,
                                            dated January 20, 1995. (Exhibit
                                            B.42.2, 2000 NU Form U5S, File No.
                                            30-246)

                           B.37.3 By-Laws of Yankee Energy Services Company, as in effect on March 1, 2000. (Exhibit B.42.3, 2000 NU Form
                                            U5S, File No. 30-246)

         B.38              Yankee Gas Services Company

                           B.38.1 Certificate of Incorporation of Yankee Gas Services Company, F/K/A Mohawk Gas Company, (Special Act No. 218, January 1955 session, approved May 26, 1955). (Exhibit B.43.1, 2000
                                            NU Form U5S, File No. 30-246)

                           B.38.2 Certificate of Amendment to the Certificate of Incorporation of Yankee Gas Services Company, dated May 26, 1989. (Exhibit B.43.2, 2000
                                            NU Form U5S, File No. 30-246)

                           B.38.3 Certificate of Amendment to the Certificate of Incorporation of Yankee Gas Services Company, dated June 27, 1989. (Exhibit B.43.3, 2000
                                            NU Form U5S, File No. 30-246)

                           B.38.4 By-Laws of Yankee Gas Services Company, as in effect on March 1, 2000. (Exhibit B.43.4, 2000 NU Form
                                            U5S, File No. 30-246)

         B.39              Housatonic Corporation

                           B.39.1 Certificate of Incorporation of Housatonic Corporation, dated
                                            October 16, 1987. (Exhibit B.44.1,
                                            2000 NU Form U5S, File No. 30-246)

                           B.39.2 Certificate of Amendment to the Certificate of Incorporation of Housatonic Corporation, dated
                                            January 10, 1989. (Exhibit B.44.2,
                                            2000 NU Form U5S, File No. 30-246)

                           B.39.3 By-Laws of Housatonic Corporation, as in effect on March 1, 2000. (Exhibit B.44.3, 2000 NU Form U5S, File No. 30-246)


         B.40              E. S. Boulos Company

                           B.40.1           Certificate of Incorporation of
                                            E. S. Boulos Company, F/K/A NGS
                                            Acquisition Sub, Inc., dated January
                                            10, 2001. (Exhibit B.46.1, 2001 NU
                                            Form U5S, File No. 30-246)

                           B.40.2           Certificate of Amendment of
                                            Incorporation of E. S. Boulos
                                            Company dated January 22, 2001.
                                            (Exhibit B.46.2, 2001 NU Form U5S,
                                            File No. 30-246)

                           B.40.3 By-Laws of E. S. Boulos Company, as amended to January 22, 2001.
                                            (Exhibit B.46.3, 2001 NU Form U5S,
                                            File No. 30-246)

         B.41              NGS Mechanical, Inc.

                           B.41.1 Certificate of Incorporation of NGS Mechanical, Inc., dated January 24, 2001. (Exhibit B.47.1, 2001 NU Form
                                            U5S, File No. 30-246)

                           B.41.2           By-Laws of NGS Mechanical, Inc.
                                            dated as of January 25, 2001.
                                            (Exhibit B.47.2, 2001 NU Form U5S,
                                            File No. 30-246)

         B.42              Select Energy New York, Inc.

                           B.42.1 Certificate of Incorporation of Select Energy New York, Inc., F/K/A Plum Street Energy Marketing, Inc. and Niagara Mohawk Energy Marketing, Inc., dated February 13, 1996. (Exhibit B.48.1, 2001 NU Form U5S, File No. 30-246)

                           B.42.2           Certificate of Amendment of
                                            Incorporation of Select Energy New
                                            York, Inc., dated August 21, 1998.
                                            (Exhibit B.48.2, 2001 NU Form U5S,
                                            File No. 30-246)

                           B.42.3           Certificate of Amendment of
                                            Incorporation of Select Energy New
                                            York, Inc., dated November 21, 2001.
                                            (Exhibit B.48.3, 2001 NU Form U5S,
                                            File No. 30-246)

                           B.42.4 By-Laws of Select Energy New York, Inc., as in effect on November 30, 2001. (Exhibit B.48.4, 2001 NU Form
                                            U5S, File No. 30-246)

         B.43              CL&P Funding LLC

                           B.43.1 Certificate of Formation of CL&P Funding LLC dated January 3, 2001. (Exhibit 3.1, CL&P Funding LLC Form S-3, dated January 18, 2001, File No. 333-53866)

                           B.43.2 Limited Liability Company Agreement of CL&P Funding LLC made and effective as of January 3, 2001 and amended and restated as of March 30, 2001. (Exhibit 3.1, CL&P Funding LLC Form S-3, Amendment No. 2, dated March 26, 2001, File No. 333-53866)

         B.44              PSNH Funding LLC

                           B.44.1 Certificate of Formation of PSNH Funding LLC dated January 24, 2001. (Exhibit 3.1, PSNH Funding LLC Form S-3 (Amendment No. 2), dated April 18, 2001, File No. 333-55830)

                           B.44.2 Limited Liability Company Agreement of PSNH Funding LLC made and effective as of January 24, 2001 and as amended and restated as of April 25, 2001. (Exhibit 3.2, PSNH Funding LLC Form 8-K, dated April 25, 2001, File No. 333-55830)

         B.45              PSNH Funding LLC 2

                           B.45.1 Certificate of Formation of PSNH Funding LLC 2 dated December 10, 2001. (Exhibit 3.1, PSNH Funding LLC 2 Form S-3, dated December 28, 2001, File No. 333-76040)

                           B.45.2 Limited Liability Company Agreement of PSNH Funding LLC 2 dated as of December 10, 2001. (Exhibit 3.2, PSNH Funding LLC 2 Form S-3
                                            (Amendment No. 2), dated January 14,
                                            2002, File No. 333-76040)

         B.46              WMECO Funding LLC

                           B.46.1 Certificate of Formation of WMECO Funding LLC dated March 28, 2001. (Exhibit 3.1, WMECO Funding LLC Form S-3, dated April 18, 2001, File No. 333-59118)

                           B.46.2 Limited Liability Company Agreement of WMECO Funding LLC made and effective as of March 28, 2001 and as amended and restated as of May 17, 2001. (Exhibit 3.2, WMECO
                                            Funding LLC Form S-3, Amendment No.
                                            2, dated May 7, 2001, File No.
                                            333-59118)

         B.47              Woods Electrical Co., Inc.

*                          B.47.1           Certificate of Incorporation of
                                            Woods Electrical Co., Inc., F/K/A
                                            NGS Acquisition, Inc., dated July
                                            18, 2002.

*                          B.47.2           Certificate of Amendment of
                                            Incorporation of Woods Electrical
                                            Co., Inc., dated August 1, 2002.

*                          B.47.3           By-Laws of Woods Electrical Co.,
                                            Inc., as amended to August 9, 2002.

         B.48              Woods Network Services, Inc.

*                          B.48.1           Certificate of Incorporation of
                                            Woods Network Services, Inc.,
                                            F/K/A NGS Telecommunications, Inc.
                                            dated July 18, 2002.

*                          B.48.2           Certificate of Amendment of
                                            Incorporation of Woods Network
                                            Services, Inc., dated August 1,
                                            2002.

*                          B.48.3           By-Laws of Woods Network Services,
                                            Inc., as amended to August 9, 2002.

C.(a) INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

         C.1               Northeast Utilities

                           C.1.1 Indenture dated as of December 1, 1991, between Northeast Utilities and IBJ Schroder Bank & Trust
                                            Company, with respect to the
                                            issuance of Debt Securities.
                                            (Exhibit 4.1.1, 1991 NU Form 10-K,
                                            File No. 1-5324)

                           C.1.2 First Supplemental Indenture, dated as of December 1, 1991, between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Series A Notes. (Exhibit 4.1.2, 1991 NU Form 10-K,
                                            File No. 1-5324)

                           C.1.3 Second Supplemental Indenture, dated as of March 1, 1992, between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of 8.38% Amortizing Notes. (Exhibit 4.1.3, 1992 NU Form 10-K, File No. 1-5324)

                           C.1.4 Revolving Credit Agreement among NU and the Banks named therein, dated November 12, 2002 (Exhibit B-3 to 35-CERT filed November 21, 2002, File No. 70-9755)

                           C.1.5 Indenture between NU and The Bank of New York, as Trustee, dated as of April 1, 2002 (Exhibit A-3 to 35 CERT filed April 9, 2002, File No. 70-9755)

                           C.1.6 First Supplemental Indenture between NU and The Bank of New York, as Trustee, dated as of April 1, 2002 relating to the $263M of Senior Notes, Series A, due 2012. (Exhibit A-4 to 35 CERT filed April 9, 2002, File No. 70-9535)

                           C.1.7 Revolving Credit Agreement among NU and the Banks named therein, dated November 12, 2002. (Exhibit B-3 to NU 35-CERT filed November 21, 2002, File No. 70-9755)

         C.2               The Connecticut Light and Power Company

                           C.2.1 Indenture of Mortgage and Deed of Trust between CL&P and Bankers Trust Company, Trustee, dated as of May 1, 1921. (Composite including all twenty-four amendments to May 1, 1967.) (Exhibit 4.1.1, 1989 NU Form
                                            10-K, File No. 1-5324)

                           C.2.2 Supplemental Indenture to the Composite May 1, 1921 Indenture of Mortgage and Deed of Trust between CL&P and Bankers Trust Company, dated as of June 1, 1994. (Exhibit 4.2.15, 1994 NU Form 10-K, File No.
                                            1-5324)

                           C.2.3 Supplemental Indenture to the Composite May 1, 1921 Indenture of Mortgage and Deed of Trust between CL&P and Bankers Trust Company, dated as of October 1, 1994.
                                            (Exhibit 4.2.16, 1994 NU Form
                                            10-K, File No. 1-5324)

                           C.2.4            Financing Agreement between
                                            Industrial Development Authority of
                                            the State of New Hampshire and CL&P
                                            (Pollution Control Bonds, 1986
                                            Series) dated as of

                                            December 1, 1986. (Exhibit C.1.47,
                                            1986 NU Form U5S, File No. 30-246)

                           C.2.5            Financing Agreement between
                                            Industrial Development Authority of
                                            the State of New Hampshire and CL&P
                                            (Pollution Control Bonds, 1988
                                            Series) dated as of October 1, 1988.
                                            (Exhibit C.1.55, 1988 NU Form U5S,
                                            File No. 30-246)

                           C.2.6 Loan and Trust Agreement among Business Finance Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1992 Series A) dated as of December 1, 1992. (Exhibit C.2.33, 1992 NU Form
                                            U5S, File No. 30-246)

                           C.2.7 Loan Agreement between Connecticut Development Authority and CL&P (Pollution Control Bonds - Series A, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.2.21, 1993 NU Form 10-K, File No. 1-5324)

                           C.2.8 Loan Agreement between Connecticut Development Authority and CL&P (Pollution Control Bonds - Series B, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.2.22, 1993 NU Form 10-K, File No. 1-5324)

                           C.2.9 Amended and Restated Loan Agreement between Connecticut Development
                                            Authority and CL&P (Pollution
                                            Control Revenue Bond - 1996A Series)
                                            dated as of May 1, 1996 and Amended
                                            and Restated as of January 1, 1997.
                                            (Exhibit 4.2.24, 1996 NU Form 10-K,
                                            File No. 1-5324)

                                            C.2.9.1      Amended and Restated
                                                         Indenture of Trust
                                                         between Connecticut
                                                         Development Authority
                                                         and the Trustee (CL&P
                                                         Pollution Control
                                                         Revenue Bond-1996A
                                                         Series), dated as of
                                                         May 1, 1996, and
                                                         Amended and Restated as
                                                         of January 1, 1997.
                                                         (Exhibit 4.2.24.1,
                                                         1996 NU Form 10-K,
                                                         File No. 1-5324)

                                            C.2.9.2      Standby Bond Purchase
                                                         Agreement among CL&P,
                                                         Bank of New York as
                                                         Purchasing Agent and
                                                         the Banks named
                                                         therein, dated October
                                                         24, 2000. (Exhibit
                                                         4.2.24.2, 2000 NU Form
                                                         10-K, File No. 1-5324)

                                            C.2.9.3      AMBAC Municipal Bond
                                                         Insurance Policy issued
                                                         by the Connecticut
                                                         Development Authority
                                                         (CL&P Pollution Control
                                                         Revenue Bond-1996A
                                                         Series), effective
                                                         January 23, 1997.
                                                         (Exhibit 4.2.24.3, 1996
                                                         NU Form 10-K, File No.
                                                         1-5324)

                                            C.2.9.4      Amendment No. 2 to the
                                                         Standby Bond Purchase
                                                         Agreement dated as of
                                                         September 9, 2002,
                                                         among CL&P, The Bank of
                                                         New York, and the
                                                         Participating Banks
                                                         referred to therein.
                                                         (Exhibit 4.2.7.4, 2002
                                                         NU Form 10-Q for the
                                                         Quarter Ended September
                                                         30, 2002, File No.
                                                         1-5324)

                           C.2.10 Revolving Credit Agreement among WMECO, CL&P, PSNH and Yankee and the Banks named therein, dated November 12, 2002 (Exhibit B-4 to 35 CERT filed November 21, 2002, File No. 70-9755)

                           C.2.11 Amended and Restated Receivables Purchase and Sale Agreement dated as of March 30, 2001 (CL&P and CL&P Receivables Corporation (CRC))
                                            (Exhibit 10.1, 2001 NU 10-Q for the
                                            Quarter Ended September 30, 2001
                                            (File No. 1-5324))

                                            C.2.11.1     Amendment No. 2 to the
                                                         Purchase and Sale
                                                         Agreement dated as of
                                                         July 10, 2002 (CL&P and
                                                         CL&P Receivables
                                                         Corporation (CRC)).
                                                         (Exhibit 4.2.8.1, 2002
                                                         NU Form 10-K, File
                                                         No. 1-5324)

                           C.2.12 Purchase and Contribution Agreement (CL&P and CRC), dated as of September 30, 1997 (Exhibit 10.49.1, 1997 NU Form 10-K, File No. 1-5324)


                                            C.2.12.1     Amendment No. 2 to the
                                                         Purchase and
                                                         Contribution
                                                         Agreement between CL&P
                                                         and CRC dated as of
                                                         March 30, 2001.
                                                         (Exhibit 4.2.9.1, 2002
                                                         NU Form 10-K, File
                                                         No. 1-5324)

         C.3               Public Service Company of New Hampshire

                           C.3.1 First Mortgage Indenture dated as of August 15, 1978, between PSNH and First Fidelity Bank, National
                                            Association, New Jersey, Trustee.
                                            (Composite including all amendments
                                            to May 16, 1991)(Exhibit 4.4.1, 1992
                                            NU Form 10-K, File No. 1-5324)

                                            C.3.1.1      Tenth Supplemental
                                                         Indenture dated as of
                                                         May 1, 1991 between
                                                         PSNH and First Fidelity
                                                         Bank, National
                                                         Association. (Exhibit
                                                         4.1, PSNH Current
                                                         Report on Form 8-K
                                                         dated February 10,
                                                         1992, File No. 1-6392)

                                            C.3.1.2      Twelfth Supplemental
                                                         Indenture dated as of
                                                         December 1, 2001
                                                         between PSNH and First
                                                         Union National Bank
                                                         (Exhibit 4.3.1.2, 2001
                                                         NU Form 10-K, File No.
                                                         1-5324)

                           C.3.2 Series D (Taxable New Issue) Amended and Restated PCRB Loan and Trust Agreement dated as of April 1, 1999. (Exhibit 4.3.6, 1999 NU Form 10-K,
                                            File No. 1-5324)

                           C.3.3 Series E (Taxable New Issue) Amended and Restated PCRB Loan and Trust Agreement dated as of April 1, 1999. (Exhibit 4.3.7, 1999 NU Form 10-K,
                                            File No. 1-5324)

                           C.3.4 Series A Loan and Trust Agreement among Business Finance Authority of the State of New Hampshire and PSNH and State Street Bank and Trust Company, as Trustee (Tax Exempt Pollution Control Bonds) dated as of October 1, 2001. (Exhibit 4.3.4, 2001 NU Form 10-K, File No. 1-5324)

                           C.3.5 Series B Loan and Trust Agreement among Business Finance Authority of the State of New Hampshire and PSNH and State Street Bank and Trust Company, as Trustee (Tax Exempt Pollution Control Bonds) dated as of October 1, 2001. (Exhibit 4.3.5, 2001 NU Form 10-K, File No. 1-5324)

                           C.3.6 Series C Loan and Trust Agreement among Business Finance Authority of the State of New Hampshire and PSNH and State Street Bank and Trust Company, as Trustee (Tax Exempt Pollution Control Bonds) dated as of October 1, 2001. (Exhibit 4.3.6, 2001 NU Form 10-K, File No. 1-5324)

                           C.3.7 Revolving Credit Agreement among WMECO, CL&P, PSNH and Yankee and the Banks named therein, dated November 12, 2002 (Exhibit B-4 to 35 CERT filed November 21, 2002, File No. 70-9755)

         C.4               Western Massachusetts Electric Company

                           C.4.1 Loan Agreement between Connecticut Development Authority and WMECO (Pollution Control Bonds - Series A, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.4.13, 1993 NU Form 10-K, File No. 1-5324)

                           C.4.2 Revolving Credit Agreement among WMECO, CL&P, PSNH and Yankee and the Banks named therein, dated November 12, 2002 (Exhibit B-4 to 35 CERT filed November 21, 2002, File No. 70-9755)

         C.5               Northeast Generation Company

                           C.5.1 Indenture Mortgage, dated as of October 18, 2001 between NGC and The Bank of New York, as trustee
                                            (Exhibit 4.1 to NGC Registration
                                            Statement on Form S-4 dated December
                                            6, 2001, File No. 333-74636)

                                            C.5.1.1      First Supplemental
                                                         Indenture Mortgage,
                                                         dated as of October 18,
                                                         2001 between NGC and
                                                         The Bank of New York,
                                                         as trustee (Exhibit 4.2
                                                         to NGC Registration
                                                         Statement S-4 dated
                                                         December 6, 2001, File
                                                         No. 333-74636)

         C.6               The Rocky River Realty Company

                           C.6.1 Note Agreement dated April 14, 1992, by and between The Rocky River Realty Company (RRR) and Purchasers named therein (Connecticut General Life Insurance Company, Life
                                            Insurance Company of North America,
                                            INA Life Insurance Company of New
                                            York, Life Insurance Company of
                                            Georgia), with respect to RRR's sale
                                            of $15 million of guaranteed senior
                                            secured notes due 2007 and $28
                                            million of guaranteed senior secured
                                            notes due 2017. (Exhibit 10.52, 1992
                                            NU Form 10-K, File No. 1-5324)

                           C.6.2 Amendment to Note Agreement, dated September 26, 1997. (Exhibit 10.3.1, 1997 NU Form 10-K, File No. 1-5324)

                           C.6.3 Note Guaranty dated April 14, 1992 by Northeast Utilities pursuant to Note Agreement dated April 14, 1992, between RRR and Note Purchasers, for the benefit of The Connecticut National Bank as Trustee, the
                                            Purchasers and the owners of the
                                            notes. (Exhibit 10.52.1, 1992 NU
                                            Form 10-K, File No. 1-5324)

                           C.6.4 Extension of Note Guaranty, dated September 26, 1997. (Exhibit
                                            10.31.2.1, 1997 NU Form 10-K, File
                                            No. 1-5324)

                           C.6.5 Assignment of Leases, Rents and Profits, Security Agreement and Negative Pledge, dated as of April 14, 1992, among RRR, NUSCO and The Connecticut National Bank as
                                            Trustee, securing notes sold by RRR
                                            pursuant to April 14, 1992, Note
                                            Agreement. (Exhibit 10.52.2, 1992 NU
                                            Form 10-K, File No. 1-5324)

                           C.6.6 Modification of and Confirmation of Assignment of Leases, Rents and Profits, Security Agreement and Negative Pledge, dated as of
                                            September 26, 1997.

                                            (Exhibit 10.31.3.1, 1997 NU Form
                                            10-K, File No. 1-5324)

                           C.6.7 Purchase and Sale Agreement, dated July 28, 1997, by and between RRR and the Sellers and Purchasers named therein. (Exhibit 10.31.4, 1997 NU Form 10-K, File No. 1-5324)

                           C.6.8 Purchase and Sale Agreement, dated September 26, 1997, by and between RRR and the Purchaser named therein. (Exhibit 10.31.5, 1997 NU Form 10-K,
                                            File No. 1-5324)

         C.7               CL&P Receivables Corporation

                           C.7.1 Amended and Restated Receivables Purchase and Sale Agreement dated as of March 30, 2001 (CL&P and CL&P Receivables Corporation (CRC))
                                            (Exhibit 10.1, 2001 NU 10-Q for the
                                            Quarter Ended September 30, 2001
                                            (File No. 1-5324)

                                            C.7.1.1      Amendment No. 2 to the
                                                         Purchase and Sale
                                                         Agreement dated as of
                                                         July 10, 2002 (CL&P
                                                         and CL&P Receivables
                                                         Corporation (CRC)).
                                                         (Exhibit 4.2.8.1, 2002
                                                         NU Form 10-K, File No.
                                                         1-5324)

                           C.7.2 Purchase and Contribution Agreement (CL&P and CL&P Receivables
                                            Corporation), dated as of September
                                            30, 1997 (Exhibit 10.49.1, 1997 NU
                                            Form 10-K, File No. 1-5324)

                                            C.7.2.1      Amendment No. 2 to the
                                                         Purchase and
                                                         Contribution Agreement
                                                         between CL&P and CRC
                                                         dated as of March 30,
                                                         2001. (Exhibit 4.2.9.1,
                                                         2002 NU Form 10-K, File
                                                         No. 1-5324)

         C.8               HEC/Tobyhanna Energy Project, Inc.

                           C.8.1 Trust Indenture & Security Agreement Relating to an Energy Savings
                                            Performance Contract Project dated
                                            as of September 30, 1999 (Exhibit
                                            C.11.1, 2000 NU Form U5S, File No.
                                            1-5324)

         C.9               Yankee Gas Services Company

                           C.9.1 Indenture of Mortgage and Deed of Trust dated as of July 1, 1989 between Yankee Gas Services Company (Yankee Gas) and The Connecticut National Bank (Mortgage) (Exhibit No. 4.2, Yankee Gas Form 10 dated April 14, 1989, File No. 0-17605)

                           C.9.2 First Supplemental Indenture, dated as of April 1, 1992, to Mortgage (Exhibit No. 4.11, Yankee Energy Form S-3 filed October 2, 1992, Reg. No. 33-52750)

                           C.9.3 Second Supplemental Indenture, dated as of December 1, 1992, to Mortgage (Exhibit No. 10.2, 1992 Yankee Energy System, Inc.(Yankee Energy) Form 10-K, File No. 0-17605)

                           C.9.4 Third Supplemental Indenture, dated as of June 1, 1995, to Mortgage (Exhibit No. 4.14, 1995 Yankee Energy Form 10-K, File No. 0-10721)

                           C.9.5 Fourth Supplemental Indenture, dated as of April 1, 1997, to Mortgage (Exhibit No. 15, 1997 Yankee Energy Form 10-K, File No. 0-10721)

                           C.9.6 Fifth Supplemental Indenture, dated as of January 1, 1999, to Mortgage (Exhibit C.13.6, 2000 NU Form U5S, File No. 1-5324)

                           C.9.7 Bond Purchase Agreement dated as of July 1, 1989, relating to $119 million aggregate principal amount of First Mortgage Bonds, Series A (Exhibit 4.3, Yankee Gas Form 10 dated April 14, 1989, File No. 0-17605)

                                            C.9.7.1      First Amendment, dated
                                                         as of April 10, 1990,
                                                         to Bond Purchase
                                                         Agreement (Exhibit
                                                         C.13.7.1, 2000 NU Form
                                                         U5S, File No. 1-5324)

                           C.9.8 Bond Purchase Agreement, dated as of April 1, 1992, relating to $20 million aggregate principal amount of First Mortgage Bonds, Series B (Exhibit No. 4.12, Yankee Energy Form S-3 filed October 2, 1992, Reg. No. 33-52750)

                           C.9.9 Bond Purchase Agreement, dated as of December 1, 1992, relating to $20 million aggregate principal amount of First Mortgage Bonds, Series C (Exhibit No. 10.4, 1992 Yankee Energy Form 10-K, File No. 0-17605)

                           C.9.10 Bond Purchase Agreement, dated as of April 1, 1997, relating to $30 million aggregate principal amount of First Mortgage Bonds, Series E (Exhibit No. 4.16, 1997 Yankee Energy Form 10-K, File No. 0-10721)

                           C.9.11 Bond Purchase Agreement, dated as of January 1, 1999, relating to $50 million aggregate principal amount of First Mortgage Bonds (Exhibit No. C.13.11, NU Form U5S, File No. 1-5324)

                          C.9.12 Revolving Credit Agreement among WMECO, CL&P, PSNH and Yankee and the Banks named therein, dated November 12, 2002 (Exhibit B-4 to 35 CERT filed November 21, 2002, File No. 70-9755)

         C.10              NorConn Properties, Inc.

                           C.10.1 Term Loan Agreement between NorConn Properties, Inc. and Fleet National Bank of Connecticut dated as of February 1, 1996. (Exhibit C.13.1, 2001 NU Form U5S, File No. 30-246)

C.(b)    AGREEMENTS RELATING TO ACQUISITION OF SECURITIES AND UTILITY ASSETS

*        C.1               Purchase and Sale Agreement by and between PSNH and
                           Central Vermont Public Service Corporation
                           (CVPS)/Connecticut Valley Electric Company (CVEC), dated as of January 31, 2003.

D.       Tax Allocation Agreements

         D.1 Amended and Restated Tax Allocation Agreement, dated as of January 1, 1990. (Exhibit D, 1994 NU Form U5S, File No. 30-246)

         D.2 First Amendment, dated as of October 26, 1998, to the Amended and Restated Tax Allocation Agreement, dated as of January 1, 1990. (Exhibit D, Amendment No. 2 to 1997 NU Form U5S, File No. 30-246)

         D.3 Second Amendment, dated as of March 1, 2000, to the Amended and Restated Tax Allocation Agreement, dated as of January 1, 1990 (Exhibit D.3, 2000 NU Form U5S, File No. 30-246)

G.      Organizational Chart - EWG

        Northeast Utilities (Parent Company)

        -        NU Enterprises, Inc. (100% owned by NU)
        -        Northeast Generation Company (EWG, 100% owned by NU
                 Enterprises, Inc.)

H.      EWG Financial Statements

ITEM 10. EXHIBIT H

NORTHEAST GENERATION COMPANY

BALANCE SHEETS


-------------------------------------------------------------------------------------------------------------------------
At December 31,                                                                           2002                 2001
-------------------------------------------------------------------------------------------------------------------------
                                                                                             (Thousands of Dollars)

ASSETS
------

Current Assets:
  Cash and cash equivalents.......................................................    $     18,248         $      6,096
  Accounts receivable.............................................................           1,441                    -
  Accounts receivable from affiliated companies...................................          12,124               10,642
  Taxes receivable................................................................           1,587                4,217
  Notes receivable from affiliated companies......................................          10,000                9,900
  Materials and supplies, at average cost.........................................           2,164                1,793
  Prepayments and other...........................................................             780                  392
                                                                                     --------------       --------------
                                                                                            46,344               33,040
                                                                                     --------------       --------------

Property, Plant and Equipment:
  Competitive energy..............................................................         799,585              783,377
     Less: Accumulated depreciation...............................................          19,379                5,454
                                                                                     --------------       --------------
                                                                                           780,206              777,923
  Construction work in progress...................................................          21,085               21,055
                                                                                     --------------       --------------
                                                                                           801,291              798,978
                                                                                     --------------       --------------

Deferred Debits and Other Assets:
  Special deposits................................................................          29,627               29,121
  Other...........................................................................          10,149                8,889
                                                                                     --------------       --------------
                                                                                            39,776               38,010
                                                                                     --------------       --------------






Total Assets......................................................................    $    887,411         $    870,028
                                                                                     ==============       ==============




The accompanying notes are an integral part of these financial statements.

ITEM 10. EXHIBIT H

NORTHEAST GENERATION COMPANY

BALANCE SHEETS




-------------------------------------------------------------------------------------------------------------------------
At December 31,                                                                           2002                 2001
-------------------------------------------------------------------------------------------------------------------------
                                                                                             (Thousands of Dollars)


LIABILITIES AND CAPITALIZATION
------------------------------

Current Liabilities:
  Long-term debt - current portion...............................................     $     27,000         $     24,000
  Accounts payable ..............................................................            1,559                1,759
  Accounts payable to affiliated companies.......................................            1,719                1,297
  Accrued taxes..................................................................              893                  794
  Accrued interest...............................................................            7,070                7,029
  Other..........................................................................              484                1,138
                                                                                     --------------       --------------
                                                                                            38,725               36,017
                                                                                     --------------       --------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes..............................................           21,005                    -
                                                                                     --------------       --------------

Capitalization:
  Long-Term Debt.................................................................          389,000              416,000
                                                                                     --------------       --------------

  Common Stockholder's Equity:
    Common stock, $1 par value - authorized
      20,000 shares; 6 shares outstanding
      in 2002 and 2001...........................................................                -                    -
    Capital surplus, paid in.....................................................          408,098              408,099
    Retained earnings............................................................           32,259               11,853
    Accumulated other comprehensive loss.........................................           (1,676)              (1,941)
                                                                                     --------------       --------------
  Common Stockholder's Equity....................................................          438,681              418,011
                                                                                     --------------       --------------

Total Capitalization.............................................................          827,681              834,011
                                                                                     --------------       --------------


Commitments and Contingencies (Note 4)



Total Liabilities and Capitalization.............................................     $    887,411         $    870,028
                                                                                     ==============       ==============




The accompanying notes are an integral part of these financial statements.

ITEM 10. EXHIBIT H

NORTHEAST GENERATION COMPANY

STATEMENTS OF INCOME



-------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                                          2002                 2001
-------------------------------------------------------------------------------------------------------------------------
                                                                                             (Thousands of Dollars)

Operating Revenues...............................................................     $    131,897         $    129,681
                                                                                     --------------       --------------

Operating Expenses:
  Operation -
    Operation and maintenance....................................................           25,126               22,328
  Depreciation and amortization..................................................           14,091                3,040
  Taxes other than income taxes..................................................            9,825                7,375
                                                                                     --------------       --------------
     Total operating expenses....................................................           49,042               32,743
                                                                                     --------------       --------------

Operating Income.................................................................           82,855               96,938

Interest Expense:
  Interest on long-term debt.....................................................           33,203                6,712
  Other interest.................................................................               13               20,650
                                                                                     --------------       --------------
     Interest expense, net.......................................................           33,216               27,362
                                                                                     --------------       --------------
Other Income, Net................................................................              774                1,113
                                                                                     --------------       --------------
Income Before Income Tax Expense.................................................           50,413               70,689
Income Tax Expense...............................................................           20,007               28,432
                                                                                     --------------       --------------

Net Income.......................................................................     $     30,406         $     42,257
                                                                                     ==============       ==============

STATEMENTS OF COMPREHENSIVE INCOME
Net Income.......................................................................     $     30,406         $     42,257
                                                                                     --------------       --------------
Other comprehensive income/(loss), net of tax:
  Qualified cash flow hedging instruments........................................              265               (1,941)
                                                                                     --------------       --------------
Comprehensive Income.............................................................     $     30,671         $     40,316
                                                                                     ==============       ==============





The accompanying notes are an integral part of these financial statements.

ITEM 10. EXHIBIT H

NORTHEAST GENERATION COMPANY

STATEMENTS OF STOCKHOLDER'S EQUITY


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Accumulated
                                                                   Capital                               Other
                                                   Common          Surplus,           Retained       Comprehensive
                                                   Stock           Paid In            Earnings       (Loss)/Income         Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             (Thousands of Dollars)
Balance at January 1, 2001..................  $          -      $     24,375     $      23,260      $          -      $     47,635

Plant acquisition adjustment (Note 1D)                               405,060                                               405,060
   Net income for 2001......................                                            42,257                              42,257
   Cash dividends on common stock...........                                           (53,664)                            (53,664)
   Repurchase of common stock...............                         (21,336)                                              (21,336)
   Other comprehensive loss.................                                                              (1,941)           (1,941)
                                             --------------    ---------------   --------------    --------------    --------------
Balance at December 31, 2001................             -           408,099            11,853            (1,941)          418,011

   Net income for 2002......................                                            30,406                              30,406
   Cash dividends on common stock...........                                           (10,000)                            (10,000)
   Allocation of benefits - ESOP............                              (1)                                                   (1)
   Other comprehensive income...............                                                                 265               265
                                             --------------    ---------------   --------------    --------------    --------------
Balance at December 31, 2002................  $          -      $     408,098     $     32,259      $     (1,676)     $    438,681
                                             ==============    ===============   ==============    ==============    ==============





The accompanying notes are an integral part of these financial statements.

ITEM 10. EXHIBIT H.

NORTHEAST GENERATION COMPANY

STATEMENTS OF CASH FLOWS




-------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                                          2002                 2001
-------------------------------------------------------------------------------------------------------------------------
                                                                                             (Thousands of Dollars)

Operating Activities:
Net income.......................................................................      $    30,406       $     42,257
Adjustments to reconcile to net cash flows
  provided by operating activities:
    Depreciation and amortization................................................           14,091              3,040
    Deferred income taxes........................................................           19,031             23,565
    Net other sources/(uses) of cash.............................................              660             (9,035)
Changes in working capital:
  Accounts receivable............................................................           (2,923)               777
  Material and supplies..........................................................             (371)               142
  Accounts payable...............................................................              222                553
  Accrued taxes..................................................................               99             (5,046)
  Other working capital (excludes cash)..........................................            1,894              2,478
                                                                                     --------------     --------------
Net cash flows provided by operating activities..................................           63,109             58,731
                                                                                     --------------     --------------

Investing Activities:
  Investments in competitive energy plant........................................          (16,351)           (13,414)
  NU system Money Pool lending...................................................             (100)            (9,900)
  Investment in special deposits.................................................             (506)            (1,619)
                                                                                     --------------     --------------
Net cash flows used in investing activities......................................          (16,957)           (24,933)
                                                                                     --------------     --------------

Financing Activities:
  Repurchase of common stock.....................................................                -            (21,336)
  Issuance of long-term debt.....................................................                -            440,000
  Retirement of long-term debt...................................................          (24,000)                 -
  Decrease in short-term debt....................................................                -           (402,377)
  Cash dividends on common stock.................................................          (10,000)           (53,664)
                                                                                     --------------     --------------
Net cash flows used in financing activities......................................          (34,000)           (37,377)
                                                                                     --------------     --------------

Net increase/(decrease) in cash and cash equivalents.............................           12,152             (3,579)
Cash and cash equivalents - beginning of year....................................            6,096              9,675
                                                                                     --------------     --------------
Cash and cash equivalents - end of year..........................................     $     18,248       $      6,096
                                                                                     ==============     ==============


Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized............................                    $     36,145       $     22,726
                                                                                     ==============     ==============

  Income taxes..................................................                      $     (1,435)      $     12,901
                                                                                     ==============     ==============



The accompanying notes are an integral part of these financial statements.